                                                                      EXHIBIT 99
                         INDEX TO FINANCIAL INFORMATION

                                                                                        Page
                                                                                        ----
(a) HISTORICAL FINANCIAL INFORMATION

REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES
  Report of Independent Certified Public Accountants...............................      F-2
  Supplemental Consolidated Balance Sheets as of June 30, 1997
    (Unaudited) and December 31, 1996 and 1995.....................................      F-3
  Supplemental Consolidated Statements of Operations for the
    Six Months Ended June 30, 1997 and 1996 (Unaudited) and for
    the Years Ended December 31, 1996, 1995 and 1994...............................      F-4
  Supplemental Consolidated Statements of Shareholders' Equity for
    the Years Ended December 31, 1996, 1995 and 1994...............................      F-5
  Supplemental Consolidated Statements of Cash Flows for the
    Six Months Ended June 30, 1997 and 1996 (Unaudited) and for the Years
    Ended December 31, 1996, 1995 and 1994.........................................      F-6
  Notes to Supplemental Consolidated Financial Statements..........................      F-7

VALUE RENT-A-CAR, INC.
  Report of Independent Certified Public Accountants...............................      F-29
  Balance Sheets as of December 31, 1996 and June 30, 1997 (Unaudited).............      F-30
  Statements of Operations for the Year Ended December 31, 1996 and for
  the Six Months Ended June 30, 1997 and 1996 (Unaudited)..........................      F-32
  Statements of Capital Deficiency for the Year Ended December 31,
    1996 and for the Six Months Ended June 30, 1997 (Unaudited)....................      F-33
  Statements of Cash Flows for the Year Ended December 31, 1996 and
    for the Six Months Ended June 30, 1997 and 1996 (Unaudited)....................      F-34
  Notes to Financial Statements....................................................      F-35

SNAPPY CAR RENTAL, INC.
  Report of Independent Public Accountants.........................................      F-48
  Consolidated Balance Sheets as of July 5, 1997 (Unaudited),
    December 28, 1996 and December 31, 1995........................................      F-49
  Consolidated Statements of Operations for the Six Months Ended
    July 5, 1997 and June 30, 1996 (Unaudited) and for the Years Ended
    December 28, 1996 and December 31, 1995........................................      F-50
  Consolidated Statements of Shareholders' Equity for the Years
    Ended December 28, 1996 and December 31, 1995..................................      F-51
  Consolidated Statements of Cash Flows for the Six Months Ended
    July 5, 1997 and June 30, 1996 (Unaudited) and for the Years Ended
    December 28, 1996 and December 31, 1995........................................      F-52
  Notes to Consolidated Financial Statements.......................................      F-53

SILVER STATE DISPOSAL SERVICE, INC. AND AFFILIATES
  Independent Auditors' Report.....................................................      F-63
  Combined Balance Sheets as of June 30, 1997 (Unaudited) and
    September 30, 1996.............................................................      F-64
  Combined Statements of Income for the Nine Months Ended
    June 30, 1997 and 1996 (Unaudited) and for the Year Ended
    September 30, 1996.............................................................      F-66
  Combined Statements of Stockholders' Equity for the Year Ended
    September 30, 1996 and the Nine Months Ended June 30, 1997 (Unaudited).........      F-67
  Combined Statements of Cash Flows for the Nine Months Ended
    June 30, 1997 and 1996 (Unaudited) and the Year Ended
    September 30, 1996.............................................................      F-68
  Notes to Combined Financial Statements...........................................      F-70

DE LA CRUZ AUTO GROUP
  Report of Independent Certified Public Accountants...............................      F-80
  Combined Balance Sheets as of June 30, 1997 (Unaudited) and December 31, 1996....      F-81
  Combined Statement of Operations for the Six Months Ended June 30, 1997 and
    1996 (Unaudited) and the Year Ended December 31, 1996 .........................      F-82
  Combined Statements of Changes in Partners' Capital and Stockholders' Equity
    for the Six Months Ended June 30, 1997 (Unaudited) and the Year Ended
    December 31, 1996..............................................................      F-83
  Combined Statements of Cash Flows for the Six Months Ended June 30, 1997 and
    1996 (Unaudited) and the Year Ended December 31, 1996..........................      F-84
  Notes to Combined Financial Statements for the Six Months Ended June 30, 1997
    and 1996 (Unaudited) and for the Year Ended December 31, 1996..................      F-85

PIERCE AUTOMOTIVE GROUP
  Report of Independent Public Accountants.........................................      F-94
  Combined Balance Sheets as of December 31, 1996
    and March 31, 1997 (Unaudited).................................................      F-95
  Combined Statements of Operations and Changes in Owners' Equity for
    the Year Ended December 31, 1996 and for the Three Months Ended
    March 31, 1997 and 1996 (Unaudited)............................................      F-96
  Combined Statements of Cash Flows for the Year Ended December 31, 1996
    and for the Three Months Ended March 31, 1997 and 1996 (Unaudited).............      F-97
  Notes to Combined Financial Statements...........................................      F-98

COURTESY AUTO GROUP, INC.
  Independent Auditors' Report.....................................................      F-109
  Balance Sheet as of June 30, 1997 (Unaudited) and December 31, 1996 and 1995.....      F-110
  Statement of Income for the Six Months Ended June 30, 1997 and 1996
    (Unaudited) and for the Years Ended December 31, 1996 and 1995.................      F-112
  Statement of Changes in Shareholders' Equity for the Years Ended
    December 31, 1996 and 1995.....................................................      F-113
  Statement of Cash Flows for the Six Months Ended June 30, 1997 and 1996
    (Unaudited) and for the Years Ended December 31, 1996 and 1995.................      F-114
  Notes to Financial Statements....................................................      F-116

(b) PROFORMA FINANCIAL INFORMATION

    Unaudited Condensed Consolidated Pro Forma Financial Statements................      F-125
    Unaudited Condensed Consolidated Pro Forma Balance Sheet as of
      June 30, 1997................................................................      F-126
    Unaudited Condensed Consolidated Pro Forma Statement
      of Operations for the Six Months Ended June 30, 1997.........................      F-127
    Unaudited Condensed Consolidated Pro Forma Statement of Operations
      for the Year Ended December 31, 1996.........................................      F-128
    Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements.......      F-129

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Republic Industries, Inc.:

     We have audited the consolidated balance sheets (restated) of Republic Industries, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows (restated) for each of the years in the three-year period ended December 31, 1996 included on pages F-2 through F-28 of the Company's Form 8-K dated August 19, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republic Industries, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

     We have also made similar audits of the accompanying supplemental consolidated balance sheets of Republic Industries, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related supplemental consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. The supplemental consolidated statements give retroactive effect to the mergers with De La Cruz Auto Group on July 11, 1997 and Silver State Disposal Service, Inc. and Affiliates on August 27, 1997, which have been accounted for as poolings of interests as described in
Note 1. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republic Industries, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, after giving retroactive effect to the mergers with De La Cruz Auto Group and Silver State Disposal Service, Inc. and Affiliates as described in Note 1, all in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  September 15, 1997.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                               June 30,             December 31,
                                                               --------       -----------------------
                                                                 1997            1996          1995
                                                               --------       ----------    ---------
                                                              (Unaudited)
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $  155.7      $  341.1      $  377.9
  Receivables, net..........................................      631.3         579.2         468.0
  Revenue earning vehicles, net.............................    4,524.9       3,583.0       2,977.7
  Advances to affiliate.....................................         --         247.5            --
  Inventory.................................................      783.9         340.4         310.2
  Other current assets......................................      129.2         153.9         148.9
                                                               --------      --------      --------
          Total Current Assets..............................    6,225.0       5,245.1       4,282.7
PROPERTY AND EQUIPMENT, NET.................................    1,805.7       1,162.6         862.8
INTANGIBLE ASSETS, NET......................................      871.7         263.7         161.1
INVESTMENT IN SUBSCRIBER ACCOUNTS, NET......................      120.3          92.4          42.2
OTHER ASSETS................................................       23.3          43.1          33.9
                                                               --------      --------      --------
                                                               $9,046.0      $6,806.9      $5,382.7
                                                               ========      ========      ========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................   $  249.8      $  292.8      $  234.5
  Accrued liabilities.......................................      419.6         236.8         178.7
  Estimated liability insurance claims......................      209.0         208.1         119.3
  Revenue earning vehicle debt..............................    3,212.6       2,535.6       2,934.6
  Notes payable and current maturities of long-term debt....      368.5         334.0         321.7
  Other current liabilities.................................      370.7         295.5         222.3
                                                               --------      --------      --------
          Total Current Liabilities.........................    4,830.2       3,902.8       4,011.1
LONG-TERM DEBT, NET OF CURRENT MATURITIES...................      260.7         393.6         329.8
LONG-TERM REVENUE EARNING VEHICLE DEBT......................      799.6         844.8          26.6
OTHER LIABILITIES...........................................      448.7         252.7         242.4
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Preferred stock, par value $.01 per share; 5,000,000
     shares authorized; none issued.........................        --             --            --
  Common stock, par value $.01 per share;
     1,500,000,000; 500,000,000 and 350,000,000 shares
     authorized, respectively; 392,037,699; 327,042,548
     and 278,226,500 shares issued and outstanding,
     respectively...........................................        3.9           3.3           2.8
  Additional paid-in capital................................    2,591.5       1,377.4         655.0
  Retained earnings.........................................      111.4          32.3         115.0
                                                               --------      --------      --------
          Total Shareholders' Equity........................    2,706.8       1,413.0         772.8
                                                               --------      --------      --------
                                                               $9,046.0      $6,806.9      $5,382.7
                                                               ========      ========      ========

        The accompanying notes are an integral part of these statements.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,                YEARS ENDED DECEMBER 31,
                                                                ---------------------     ----------------------------------
                                                                  1997         1996        1996          1995         1994
                                                                --------     --------     --------     --------     --------
                                                                      (Unaudited)
REVENUE:
  Automotive rentals.......................................     $1,380.8     $1,255.1     $2,699.4     $1,992.8     $1,290.6
  Automotive sales.........................................      2,338.7      1,267.0      2,569.7      1,962.4      1,668.3
  Solid waste services.....................................        534.3        367.7        825.5        571.7        417.9
  Electronic security services.............................         54.6         37.6         85.3         49.8         41.9
                                                                --------     --------     --------     --------     --------
                                                                 4,308.4      2,927.4      6,179.9      4,576.7      3,418.7
EXPENSES:
  Automotive rental operating expenses.....................      1,075.2        977.1      2,167.2      1,613.9        971.6
  Cost of automotive sales.................................      2,079.9      1,122.3      2,290.2      1,718.4      1,455.0
  Cost of solid waste services.............................        392.2        265.2        608.6        401.4        289.1
  Cost of electronic security services.....................         24.4         17.2         37.3         20.6         20.7
  Selling, general and administrative......................        575.7        449.3        950.5        719.5        566.4
  Restructuring and merger expenses........................         94.1           --         38.3          3.3           --
                                                                --------     --------     --------     --------     --------
OPERATING INCOME ..........................................         66.9         96.3         87.8         99.6        115.9
INTEREST INCOME............................................         12.0         12.5         31.8         22.2          6.7
INTEREST EXPENSE...........................................        (10.2)       (21.0)       (45.9)       (35.8)       (22.4)
OTHER INCOME (EXPENSE), NET................................        105.5          6.1          5.2          8.4         (2.1)
                                                                --------     --------     --------     --------     --------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
  TAXES AND EXTRAORDINARY CHARGE...........................        174.2         93.9         78.9         94.4         98.1
PROVISION FOR INCOME TAXES.................................         63.3         43.2         63.1         51.2         48.2
                                                                --------     --------     --------     --------     --------
INCOME FROM CONTINUING OPERATIONS BEFORE
  EXTRAORDINARY CHARGE.....................................        110.9         50.7         15.8         43.2         49.9
EXTRAORDINARY CHARGE RELATED TO EARLY EXTINGUISHMENT OF
  DEBT, NET OF BENEFIT FOR INCOME TAXES OF $15.0...........           --           --        (31.6)          --           --
                                                                --------     --------     --------     --------     --------
INCOME (LOSS) FROM CONTINUING OPERATIONS...................        110.9         50.7        (15.8)        43.2         49.9
                                                                --------     --------     --------     --------     --------
DISCONTINUED OPERATIONS:
  Income (loss) from discontinued operations, net of income
     taxes.................................................           --           --           --          5.4         (2.8)
  Loss on disposal of segment, net of income tax benefit...           --           --           --        (30.5)          --
                                                                --------     --------     --------     --------     --------
  Loss from discontinued operations........................           --           --           --        (25.1)        (2.8)
                                                                --------     --------     --------     --------     --------
NET INCOME (LOSS)..........................................     $  110.9     $   50.7     $  (15.8)    $   18.1     $   47.1
                                                                ========     ========     ========     ========     ========
FULLY DILUTED INCOME (LOSS) PER COMMON AND COMMON
  EQUIVALENT SHARE:
  Income from continuing operations before
     extraordinary charge..................................     $    .27     $    .15     $    .05     $    .17     $    .27
  Extraordinary charge.....................................           --           --         (.10)          --           --
  Discontinued operations..................................           --           --           --         (.10)        (.02)
                                                                --------     --------     --------     --------     --------
  Net income (loss)........................................     $    .27     $    .15     $   (.05)    $    .07     $    .25
                                                                ========     ========     ========     ========     ========

        The accompanying notes are an integral part of these statements.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN MILLIONS)

                                                              COMMON     ADDITIONAL      RETAINED
                                                              STOCK    PAID-IN CAPITAL   EARNINGS
                                                              ------   ---------------   ---------
BALANCE AT DECEMBER 31, 1993................................   $1.8       $  239.1         $127.2
  Sales of common stock.....................................     .1           16.5             --
  Distributions to former owners of pooled companies........     --             --          (34.3)
  Other.....................................................     --           27.5             .8
  Net income................................................     --             --           47.1
                                                               ----       --------         ------
BALANCE AT DECEMBER 31, 1994................................    1.9          283.1          140.8
  Sales of common stock and warrants........................     .4          262.0             --
  Stock issued in acquisitions..............................     .2           83.9             --
  Exercise of stock options and warrants....................     --           15.7             --
  Reclassification of additional paid-in capital to effect
     the spin-off...........................................     --          (36.3)          36.3
  Spin-off of Republic Environmental Systems, Inc...........     --             --          (23.6)
  Contributions to capital from former owners
     of pooled companies....................................     --           32.5             --
  Distributions to former owners of pooled companies........     --             --          (56.3)
  Other.....................................................     .3           14.1            (.3)
  Net income................................................     --             --           18.1
                                                               ----       --------         ------
BALANCE AT DECEMBER 31, 1995................................    2.8          655.0          115.0
  Sales of common stock.....................................     .2          550.7             --
  Stock issued in acquisitions..............................     .2          101.2             --
  Exercise of stock options and warrants....................     --           43.7             --
  Contributions to capital from former owners of pooled
     companies..............................................     --           22.4             --
  Distributions to former owners of pooled companies........     --             --          (68.1)
  Other.....................................................     .1            4.4            1.2
  Net loss..................................................     --             --          (15.8)
                                                               ----       --------         ------
BALANCE AT DECEMBER 31, 1996................................   $3.3       $1,377.4         $ 32.3
                                                               ====       ========         ======

        The accompanying notes are an integral part of these statements.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                        Six Months Ended June 30,          Years Ended December 31,
                                                        -------------------------   -------------------------------------
                                                            1997         1996          1996          1995          1994
                                                        -----------   -----------   ----------   -----------   -----------
                                                              (Unaudited)
CASH PROVIDED BY OPERATING ACTIVITIES OF CONTINUING
  OPERATIONS:
  Income (loss) from continuing operations..............  $   110.9   $    50.7     $   (15.8)    $    43.2     $    49.9
  Adjustments to reconcile income (loss) from continuing
     operations to net cash provided by continuing
     operations:
     Restructuring, merger and other non-recurring
       expenses.........................................       94.1          --          95.5           3.3            --
     Loss on extinguishment of debt, net of income
       taxes............................................         --          --          31.6            --            --
     Depreciation and amortization......................      460.0       387.5         876.1         652.8         433.5
     Gain on sale of marketable securities..............     (102.3)         --            --            --            --
     Changes in assets and liabilities, net of effects
       from business acquisitions:
       Receivables......................................       55.9        23.9        (108.3)        (39.4)        (44.9)
       Inventory........................................      (62.2)        9.6         (16.9)        (42.5)        (29.4)
       Other assets.....................................       83.8         8.9         (50.5)           .6           8.1
       Accounts payable and accrued liabilities.........     (114.3)       49.1          80.1          91.4           9.5
       Other liabilities................................       67.7        67.4         146.6          36.6          24.4
                                                          ---------   ---------     ---------     ---------     ---------
                                                              593.6       597.1       1,038.4         746.0         451.1
                                                          ---------   ---------     ---------     ---------     ---------
CASH PROVIDED BY DISCONTINUED OPERATIONS................         --          --            --           6.1          12.2
                                                          ---------   ---------     ---------     ---------     ---------

CASH USED IN INVESTING ACTIVITIES:
  Purchases of revenue earning vehicles from third party
     suppliers..........................................   (3,220.6)   (2,488.1)     (4,064.0)     (2,843.7)     (2,790.8)
  Purchases of revenue earning vehicles from related
     party suppliers....................................         --      (391.4)       (631.3)       (351.8)       (551.2)
  Sales of revenue earning vehicles.....................    1,882.1     1,477.5       3,356.4       2,841.6       2,673.7
  Purchases of property and equipment...................     (259.7)     (115.7)       (252.2)       (230.6)       (156.9)
  Purchase of marketable securities.....................     (300.0)         --            --            --            --
  Sale of marketable securities.........................      402.3          --            --            --            --
  Advances to affiliate.................................      (50.0)      (40.6)       (243.4)           --            --
  Investment in subscriber accounts.....................      (28.2)      (16.0)        (41.4)        (16.0)        (17.5)
  Cash used in business acquisitions....................      (29.3)      (16.9)        (47.0)     (1,333.7)        (11.8)
  Other.................................................        (.1)      (25.5)         35.3          80.9         143.9
                                                          ---------   ---------     ---------     ---------     ---------
                                                           (1,603.5)   (1,616.7)     (1,887.6)     (1,853.3)       (710.6)
                                                          ---------   ---------     ---------     ---------     ---------
CASH PROVIDED BY FINANCING ACTIVITIES:
  Payments of revenue earning vehicle financing.........   (7,488.6)   (9,845.7)    (17,452.0)     (9,990.9)     (3,087.1)
  Proceeds from revenue earning vehicle financing.......    8,325.6    10,789.7      17,802.7      11,134.4       3,379.4
  Payments of long-term debt and notes payable..........   (2,875.8)      (81.3)       (571.1)       (228.7)       (209.5)
  Proceeds from long-term debt and notes payable........    2,323.7       150.7         542.4         207.1         157.6
  Sales of common stock.................................      552.7       197.6         550.9         262.4          16.6
  Other.................................................      (13.1)      (25.5)        (60.5)         25.0           3.4
                                                          ---------   ---------     ---------     ---------     ---------
                                                              824.5     1,185.5         812.4       1,409.3         260.4
                                                          ---------   ---------     ---------     ---------     ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     (185.4)      165.9         (36.8)        308.1          13.1
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD........      341.1       377.9         377.9          69.8          56.7
                                                          ---------   ---------     ---------     ---------     ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..............  $   155.7   $   543.8     $   341.1     $   377.9     $    69.8
                                                          =========   =========     =========     =========     =========

        The accompanying notes are an integral part of these statements.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
               (ALL TABLES IN MILLIONS EXCEPT PER SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying Supplemental Consolidated Financial Statements include the accounts of Republic Industries, Inc. and its subsidiaries ("Republic" or the "Company"). All significant intercompany accounts and transactions have been eliminated. In 1995, the Company implemented a formal plan to dispose of all of its mining and citrus operations. In 1994, the Board of Directors authorized management to pursue a plan to distribute its hazardous waste services segment, Republic Environmental Systems, Inc. ("RESI"), now known as International Alliance Services, Inc., to Republic shareholders. Accordingly, as discussed in
Note 11, Discontinued Operations, these segments have been accounted for as discontinued operations and the accompanying Supplemental Consolidated Financial Statements presented herein have been restated to report separately the operating results of these discontinued operations.

     In order to maintain consistency and comparability between periods presented, certain amounts have been reclassified from the previously reported financial statements in order to conform with the financial statement presentation of the current period.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, the unaudited Supplemental Consolidated Financial Statements contain all material adjustments, consisting of only normal recurring adjustments, necessary to present fairly the supplemental consolidated financial position of the Company at June 30, 1997, and the supplemental consolidated results of its operations and cash flows for the six months ended June 30, 1997 and 1996. Operating results for these interim periods are not necessarily indicative of the results that can be expected for a full year.

     The accompanying Supplemental Consolidated Financial Statements include the financial position and results of operations of The Pierce Corporation ("Pierce") which the Company acquired in June 1997; Flemington Car and Truck Country and certain related dealerships ("Flemington"), Spirit Rent-A-Car, Inc. ("Spirit"), Chesrown Automotive Group ("Chesrown") and Bledsoe Dodge, Inc. ("Bledsoe") all of which the Company acquired in May 1997; National Car Rental System, Inc. ("National"), Maroone Automotive Group ("Maroone"), Wallace Automotive Group ("Wallace") and Taormina Industries, Inc. ("Taormina") all of which the Company acquired in February 1997; and Carlisle Motors, Inc. ("Carlisle") which the Company acquired in January 1997. These transactions were accounted for under the pooling of interests method of accounting and, accordingly, the Supplemental Consolidated Financial Statements have previously been restated as if the Company and Pierce, Flemington, Spirit, Chesrown, Bledsoe, National, Maroone, Wallace, Taormina and Carlisle had operated as one entity since inception. See Note 2, Business Combinations, for further discussion of these transactions.

     All per share data and numbers of shares of the Company's common stock, par value $.01 per share ("Common Stock") for all periods included in the financial statements and notes thereto have been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend that became effective in June 1996, as more fully described in Note 6, Shareholders' Equity.

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

     The accompanying Supplemental Consolidated Financial Statements give retroactive effect to the acquisitions of De La Cruz Auto Group ("De La Cruz") which the Company acquired in July 1997 and Silver State Disposal Service, Inc. and Affiliates ("Silver State") which the Company acquired in August 1997. The acquisitions of De La Cruz and Silver State have been accounted for under the pooling of interests method of accounting. See Note 2, Business Combinations, for further discussion of these transactions.

RECEIVABLES

     Receivables include trade accounts receivable from the Company's various operating business segments which consist of amounts due from retail and service customers and travel agents and tour operators. Receivables also include vehicle receivables from automobile manufacturers which consist of amounts due under vehicle repurchase and incentive programs and from vehicle renters for damages incurred on revenue earning vehicles.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The components of receivables, net of allowance for doubtful accounts are as follows:

                                                     June 30,        December 31,
                                                     --------   -----------------------
                                                       1997       1996           1995
                                                     --------   -------       ---------
                                                   (Unaudited)
Trade.............................................    $352.1     $305.3         $237.1
Vehicle...........................................     153.0      228.1          187.1
Contracts in transit..............................      74.4       35.3           28.9
Other.............................................      80.1       28.9           26.7
                                                      ------     ------         ------
                                                       659.6      597.6          479.8
Less: allowance for doubtful accounts.............     (28.3)     (18.4)         (11.8)
                                                      ------     ------         ------
                                                      $631.3     $579.2         $468.0
                                                      ======     ======         ======

INVESTMENTS

     Investments have a maturity of one year or less, are classified as held-to-maturity securities and are recorded at amortized cost adjusted for the amortization or accretion of premiums or discounts, which approximate market value. Investments are included in other current assets in the accompanying Supplemental Consolidated Balance Sheets.

     Investments at December 31 are as follows:

                                                               1996       1995
                                                              -----      -----
Eurodollar deposits.........................................  $  --      $26.7
Repurchase agreements.......................................   20.2       24.0
Certificates of deposit.....................................    1.0       13.5
Other.......................................................    1.7        3.8
                                                              -----      -----
                                                              $22.9      $68.0
                                                              =====      =====

     Repurchase agreements are restricted for the settlement of specific estimated auto liability claims.

REVENUE EARNING VEHICLES AND DEPRECIATION

     Revenue earning vehicles are stated at cost less accumulated depreciation and allowances for stolen vehicles. The straight-line method is used to depreciate revenue earning vehicles to their estimated residual values over the anticipated periods of use based on the Company's fleet plan, typically ranging from four to twenty months in the United States and from four to nine months in Canada and Europe. Depreciation expense also includes those costs relating to losses from damaged vehicles, and gains and losses on revenue earning vehicle sales in the ordinary course of business. Depreciation expense related to revenue earning vehicles was $747.8 million, $555.1 million and $358.6 million for the years ended December 31, 1996, 1995 and 1994, respectively, and is included as a component of vehicle rental operating expenses in the accompanying Supplemental Consolidated Statements of Operations.

     A summary of revenue earning vehicles is as follows:

                                                    June 30,        December 31,
                                                   ---------   -----------------------
                                                      1997       1996           1995
                                                   ---------   ---------      --------
                                                  (Unaudited)
Revenue earning vehicles.......................... $ 4,958.3   $ 4,011.2      $ 3,311.2
Less: accumulated depreciation....................    (433.4)     (428.2)        (333.5)
                                                   ---------   ---------      ---------
                                                   $ 4,524.9   $ 3,583.0      $ 2,977.7
                                                   =========   =========      =========

     Revenue earning vehicles with depreciated cost of $2.9 billion at December 31, 1996 were acquired under programs that allow the Company to require counterparties to repurchase vehicles held for periods of up to twenty-four months. The agreements contain varying mileage and damage limitations.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The Company also leases vehicles under operating lease agreements which require the Company to provide normal maintenance and liability coverage. The agreements generally have terms of four to twelve months. Many agreements provide for an option to terminate the leases early and allow for the purchase of leased vehicles subject to certain restrictions. Most leases provide for an initial minimum monthly charge, with contingent rental charges for changes in interest rates and adjustments for wear, damage and mileage in excess of stipulated amounts. Contingent rental charges were $1.8 million, $13.2 million and $2.8 million for the years ended December 31, 1996, 1995 and 1994, respectively.

INVENTORY

     Inventory consists primarily of retail vehicles held for sale valued using the specific identification method. Cost includes acquisition expenses, including reconditioning and transportation costs. Parts and accessories are valued at the lower of cost or market, using the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the Supplemental Consolidated Statements of Operations.

     The Company revises the estimated useful lives of property and equipment acquired through its business acquisitions to conform with its policies regarding property and equipment. Depreciation is provided over the estimated useful lives of the assets involved using the straight-line method. The estimated useful lives are: twenty to forty years for buildings and improvements, three to fifteen years for trucks and equipment and five to ten years for furniture and fixtures.

     Landfills are stated at cost and are depleted based on consumed airspace. Landfill improvements include direct costs incurred to obtain a landfill permit and direct costs incurred to construct and develop the site. These costs are depleted based on consumed airspace. No general and administrative costs are capitalized as landfills and landfill improvements.

     Interest costs are capitalized in connection with the construction of automotive rental and retail facilities and landfill sites. Interest capitalized was $2.6 million, $3.3 million and $2.7 million for the years ended December 31, 1996, 1995 and 1994, respectively.

     Depreciation, amortization and depletion expense related to property and equipment was $106.0 million, $84.8 million and $66.2 million in 1996, 1995 and 1994, respectively.

     A summary of property and equipment is as follows:

                                                                      June 30,                December 31,
                                                                    -----------        --------------------------
                                                                        1997             1996              1995
                                                                    -----------        ---------        ---------
                                                                    (Unaudited)
Land, landfills and improvements............................          $  835.1          $  527.7        $   401.9
Furniture, fixtures, trucks and equipment...................             895.9             675.1            490.2
Buildings and improvements..................................             650.5             444.5            328.6
                                                                      --------         ---------        ---------
                                                                      $2,381.5           1,647.3          1,220.7
Less: accumulated depreciation, amortization and                        (575.8)           (484.7)          (357.9)
  depletion.................................................          --------         ---------        ---------
                                                                      $1,805.7         $ 1,162.6        $   862.8
                                                                      ========         =========        =========


                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

INTANGIBLE ASSETS

     Intangible assets consist primarily of the cost of acquired businesses in excess of the fair value of net tangible assets acquired. The cost in excess of the fair value of net tangible assets is amortized over periods ranging from fifteen to forty years on a straight-line basis. Amortization expense related to intangible assets was $13.0 million, $8.5 million and $5.3 million, in 1996, 1995 and 1994, respectively. Accumulated amortization of intangible assets was $52.5 million and $34.7 million at December 31, 1996 and 1995, respectively.

     The Company continually evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the intangible assets in measuring their recoverability.

INVESTMENT IN SUBSCRIBER ACCOUNTS

     Investment in subscriber accounts consists of certain capitalized costs associated with new monitoring systems installed by the Company's electronic security service business and the cost of acquired subscriber accounts.

     The costs are amortized over ten years (based on estimated and historical customer attrition rates) on a straight-line basis. Amortization expense related to investment in subscriber accounts was $9.3 million, $4.4 million and $3.4 million in 1996, 1995 and 1994, respectively. Accumulated amortization of investment in subscriber accounts was $20.7 million and $11.4 million at December 31, 1996 and 1995, respectively.

ACCRUED ENVIRONMENTAL AND LANDFILL COSTS

     Accrued environmental and landfill costs are included in other liabilities and include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include estimated costs to be incurred for final closure of the landfills and estimated costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. Estimated aggregate closure and post-closure costs are to be fully accrued for these landfills at the time that such facilities cease to accept waste and are closed. Excluding existing accruals at December 31, 1996, approximately $63.8 million of such costs are to be expensed over the remaining lives of these facilities. The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the United States Environmental Protection Agency's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs.

     In addition to the Company's solid waste collection and disposal operations, the Company's automotive rental operations also involve the storage and dispensing of petroleum products, primarily gasoline. The Company records as expense, on a current basis, costs associated with remediation of environmental pollution. The Company also accrues for its proportionate share of costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and the amount can be reasonably estimated. Estimated costs include anticipated site testing, consulting, remediation, disposal, post-remediation monitoring and legal fees, as appropriate. The liability does not reflect possible recoveries from insurance companies or reimbursement of remediation costs.

     The Company periodically reassesses its methods and assumptions used to estimate such accruals for environmental and landfill costs and adjusts such accruals accordingly. Such factors considered are changing regulatory requirements, the effects of inflation, changes in operating climates in the regions in which the Company's facilities are located and the expectations regarding costs of securing environmental services.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     As discussed in Note 8, Commitments and Contingencies, the Company is involved in litigation and is subject to ongoing environmental investigations by certain regulatory agencies, as well as other claims and disputes that could result in additional litigation which are in the normal course of business.

LIABILITY INSURANCE

     The Company retains up to $1.0 million of risk per claim under its various liability insurance programs for property damage and bodily injury claims. Costs in excess of $1.0 million per claim are insured under various contracts with insurance carriers. The costs of these retained insurance risks are estimated by management and by actuarial evaluation based on historical claims experience, adjusted for current trends and changes in claims-handling procedures. In 1996, the Company changed its method of accounting for estimated auto rental liability insurance claims by no longer discounting such liability. The effect of this change was not material to the Company's supplemental consolidated financial position or results of operations.

REVENUE RECOGNITION

     Revenue from the Company's automotive rental operations consists primarily of fees from rentals and the sale of related rental products from the leisure and business travel segments. Revenue from the Company's automotive retail operations consists of sales of new and used vehicles, parts and service. Revenue from the Company's solid waste services operations consists of collection fees from residential, commercial and industrial customers and landfill disposal fees charged to third parties. Revenue from the Company's electronic security services business results from monitoring contracts for security systems and fees charged for the sale and installation of such systems. The Company recognizes revenue over the period vehicles are rented, services are provided or products are sold.

FINANCIAL INSTRUMENTS

     The Company utilizes interest rate swaps in the management of interest rate risk. The differentials between the amounts paid and received from these swaps are recognized over the terms of the agreements and are recorded as adjustments to interest expense. Amounts receivable or payable under the agreements are included in receivables or accrued liabilities in the Supplemental Consolidated Balance Sheets and were not material at December 31, 1996 or 1995.

ADVERTISING

     The Company expenses the cost of advertising as incurred or when such advertising initially takes place. No advertising costs were capitalized at December 31, 1996 or 1995. Advertising expense was $153.6 million, $121.5 million and $89.2 million for the years ended December 31, 1996, 1995 and 1994, respectively.

STATEMENTS OF CASH FLOWS

     The Company considers all highly liquid investments with purchased maturities of three months or less to be cash equivalents unless the investments are legally or contractually restricted for more than three months. The effect of non-cash transactions related to business combinations, as discussed in Note 2, Business Combinations, and other non-cash transactions are excluded from the Supplemental Statements of Cash Flows.

NEW ACCOUNTING PRONOUNCEMENT

     In October 1996, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 96-1, "Environmental Remediation Liabilities," effective for fiscal years beginning after December 15, 1996. This statement provides that environmental remediation liabilities should be accrued when the criteria of Statement of Financial Accounting Standards ("SFAS") No. 5, "Accounting for Contingencies,"

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES are met, and it includes benchmarks to aid in the determination of when environmental remediation liabilities should be recognized. SOP 96-1 also states that an accrual for environmental liabilities should include incremental direct costs of the remediation effort and costs of compensation and benefits for those employees who are expected to devote a significant amount of time directly to the remediation effort. The Company early adopted SOP 96-1 in 1996 without material impact on its supplemental consolidated results of operations or financial position.

2. BUSINESS COMBINATIONS

PENDING ACQUISITIONS

     In August 1997, the Company announced an offer to acquire EuroDollar Holdings plc ("EuroDollar"), which operates an automotive rental business primarily in the United Kingdom. The Company will pay approximately $150.0 million in cash or notes in this transaction, which will be accounted for under the purchase method of accounting. The closing of the transaction is subject to customary conditions, including regulatory approval and approval by the requisite number of EuroDollar shareholders.

     In July 1997, the Company signed a definitive agreement to acquire Dobbs Automotive Group ("Dobbs"), which owns and operates twenty franchised automotive dealerships. The Company will issue Common Stock valued at approximately $200.0 million in this transaction which will be accounted for under the purchase method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     In July 1997, the Company signed a definitive agreement to acquire the Anderson Dealership Group ("Anderson"), which owns and operates nine franchised automotive dealerships. The Company will issue Common Stock valued at approximately $40.0 million in this transaction which will be accounted for under the pooling of interests method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     In June 1997, the Company signed a definitive agreement to acquire the Appleway Automotive Group ("Appleway"), which owns and operates eight franchised automotive dealerships. The Company will issue Common Stock valued at approximately $42.6 million in this transaction, which will be accounted for under the purchase method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     In May 1997, the Company signed a definitive agreement to acquire Desert Buick-GMC Automotive Group ("Desert"), which owns and operates four franchised automotive dealerships. The Company will issue Common Stock valued at approximately $38.0 million in this transaction, which will be accounted for under the pooling of interests method of accounting. The closing of the transaction is subject to customary conditions, including manufacturer and regulatory approvals.

     Additionally, the Company has signed definitive agreements to acquire various other businesses in the automotive retail industry which are not material to the Company. The Company will issue cash and/or Common Stock valued in the aggregate at approximately $148.4 million in such transactions which will be accounted for under the purchase method of accounting, and will issue Common Stock valued in the aggregate at approximately $14.4 million in such transactions which will be accounted for under the pooling of interests method of accounting. These transactions are subject to customary conditions, including manufacturer and regulatory approvals, as applicable.

COMPLETED ACQUISITIONS

     Significant businesses acquired and accounted for under the pooling of interests method of accounting have been included retroactively in the Supplemental Consolidated Financial Statements as if the companies had operated as one entity since inception. Businesses acquired through June 30, 1997 and accounted for under the purchase method of accounting are included in the Supplemental Consolidated Financial Statements from the date of acquisition.

     In August 1997, the Company acquired Gulf Management, Inc. ("Gulf"), which owns and operates two franchised automotive dealerships. The Company issued 1.8 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In August 1997, the Company acquired the net assets of Silver State, which provides waste collection services. The Company issued 16.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     In August 1997, the Company acquired Snappy Car Rental, Inc. ("Snappy"), which operates an automotive rental business. The Company issued approximately
1.0 million shares of Common Stock in this transaction which has been accounted for under the purchase method of accounting.

     In July 1997, the Company acquired Value Rent-A-Car ("Value"), which operates a vehicle rental business. The Company issued approximately 3.4 million shares of Common Stock in this transaction which has been accounted for under the purchase method of accounting.

     In July 1997, the Company acquired Courtesy Auto Group ("Courtesy"), which owns and operates eleven franchised automotive dealerships. The Company issued approximately 1.4 million shares of Common Stock in this transaction which has been accounted for under the purchase method of accounting.

     In July 1997, the Company acquired De La Cruz, which owns and operates four franchised automotive dealerships. The Company issued approximately 1.8 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In June 1997, the Company acquired Pierce which owns and operates one franchised automotive dealership and two used automotive dealerships. The Company issued approximately 2.3 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Flemington, which owns and operates twelve franchised automotive dealerships. The Company issued approximately
2.3 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Spirit, which operates a vehicle rental business. The Company issued 3.1 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Chesrown, which owns and operates seven franchised automotive dealerships. The Company issued approximately 2.5 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Bledsoe, which operates three franchised automotive dealerships. The Company issued approximately 1.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In May 1997, the Company acquired Bankston Automotive Group ("Bankston"), which owns and operates four franchised automotive dealerships. The Company issued approximately 1.4 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In February 1997, the Company acquired National, which operates a vehicle rental business. The Company issued approximately 21.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. National was formed in April 1995 to acquire the operating assets and certain liabilities of a predecessor company ("Old National") from General Motors Corporation as further discussed below.

     In February 1997, the Company acquired Maroone, which owns and operates five franchised automotive dealerships. The Company issued approximately 6.1 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In February 1997, the Company acquired Wallace, which owns and operates six franchised automotive dealerships. The Company issued approximately 1.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In February 1997, the Company acquired Taormina, which provides waste collection services and owns and operates a materials recycling facility. The Company issued approximately 7.4 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In February 1997, the Company acquired Kendall Automotive Group ("Kendall"), which owns and operates three franchised automotive dealerships. The Company issued approximately 1.2 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In January 1997, following approval by the Company's stockholders at a special meeting, the Company acquired AutoNation Incorporated ("AutoNation"), which is developing a chain of used vehicle megastores. The Company issued approximately 17.5 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     In January 1997, the Company acquired Carlisle which owns and operates three franchised automotive dealerships. The Company issued approximately 1.0 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     In January 1997, the Company acquired Grubb Automotive ("Grubb"), which owns and operates seven franchised automotive dealerships. The Company issued approximately 4.0 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In January 1997, the Company acquired Ed Mullinax, Inc. and subsidiaries ("Mullinax"), which owns and operates six franchised automotive dealerships. The Company issued approximately 3.6 million shares of Common Stock in this transaction, which has been accounted for under the purchase method of accounting.

     In addition, subsequent to December 31, 1996, the Company acquired various other businesses in the automotive retailing, solid waste services and electronic security services industries which were not material to the Company. The Company issued an aggregate of approximately 6.4 million shares of Common Stock and paid approximately $93.8 million of cash in such transactions which have been accounted for under the purchase method of accounting, and issued an aggregate of approximately 16.8 million shares of Common Stock in such transactions which have been accounted for under the pooling of interests method of accounting.

     Details of the results of operations of the Company and De La Cruz, Silver State, Pierce, Flemington, Spirit, Chesrown, Bledsoe, National, Maroone, Wallace, Taormina and Carlisle (collectively, the "Pooled Entities") for the periods before the pooling of interests combinations were consummated are as follows:

                                                      Six Months Ended
                                                          June 30,                  Years Ended December 31,
                                                   ---------------------     ------------------------------------
                                                    1997          1996        1996          1995          1994
                                                   -------       -------     --------      --------      --------
                                                        (Unaudited)
Revenue:
  The Company..................................    $3,021.5      $1,031.5    $2,365.5      $1,791.4      $1,595.9
  Pooled Entities..............................     1,286.9       1,895.9     3,814.4       2,785.3       1,822.8
                                                   --------      --------    --------      --------      --------
                                                   $4,308.4      $2,927.4    $6,179.9      $4,576.7      $3,418.7
                                                   ========      ========    ========      ========      ========
Net income (loss):
  The Company..................................    $   71.0      $   17.3    $  (59.5)     $  (26.6)     $   27.2
  Pooled Entities..............................        39.9          33.4        43.7          44.7          19.9
                                                   --------      --------    --------      --------      --------
                                                   $  110.9      $   50.7    $  (15.8)     $   18.1      $   47.1
                                                   ========      ========    ========      ========      ========

     In December 1996, the Company acquired Addington Resources, Inc. ("Addington"), which primarily provides solid waste disposal services. The Company issued approximately 13.7 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In December 1996, the Company acquired Continental Waste Industries, Inc. ("Continental"), which provides integrated solid waste services. The Company issued approximately 12.4 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In November 1996, the Company acquired Alamo Rent-A-Car, Inc. ("Alamo"), which operates a vehicle rental business. The Company issued approximately 22.6 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In August 1996, the Company acquired the net assets of CarChoice, Inc. ("CarChoice"), which operates used vehicle superstores similar to those being developed by AutoNation. The Company issued approximately 3.9 million shares of Common Stock in this transaction, which has been accounted for under the pooling of interests method of accounting. In February 1996, the Company acquired Incendere, Inc. ("Incendere"), which provides solid waste collection, recycling and medical waste hauling services. The Company issued approximately 3.3 million shares of Common Stock in connection with this transaction, which has been accounted for under the pooling of interests method of accounting. In February 1996, the Company acquired the Denver Fire Reporter and Protective Co. ("Denver Alarm"), which provides electronic security services. The Company issued approximately 2.5 million shares of Common

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

Stock in this transaction, which has been accounted for under the pooling of interests method of accounting.

     During the year ended December 31, 1996, the Company also acquired various other businesses in the solid waste services, electronic security services and automotive retailing industries which were not material to the Company. The Company issued an aggregate of approximately 9.1 million shares of Common Stock and paid $47.0 million of cash in such transactions which have been accounted for under the purchase method of accounting, and issued an aggregate of approximately 13.0 million shares of Common Stock in such transactions which have been accounted for under the pooling of interests method of accounting. These acquisitions accounted for under the pooling of interests method of accounting were not material in the aggregate and, consequently, prior period financial statements were not restated for such acquisitions.

     In November 1995, the Company acquired J.C. Duncan Company, Inc. ("Duncan"), Garbage Disposal Service, Inc. ("GDS"), Fennell Container Co., Inc. ("Fennell") and Scott Security Systems ("Scott"). Duncan provides solid waste collection and recycling services and also operates two landfills. GDS provides solid waste collection and recycling services. Fennell provides solid waste collection and recycling services and also owns a landfill. Scott provides electronic security services. In October 1995, the Company acquired United Waste Service, Inc. ("United") and Southland Environmental Services, Inc. ("Southland"). United provides solid waste collection, transfer and recycling services. Southland provides solid waste collection services. In August 1995, the Company acquired Kertz Security Systems, Inc. ("Kertz"), which provides electronic security services. The Company issued an aggregate of approximately
36.3 million shares of Common Stock for the above acquisitions. These acquisitions have been accounted for under the pooling of interests method of accounting and, accordingly, the accompanying Consolidated Financial Statements have previously been restated as if the Company and Duncan, GDS, Fennell, Scott, United, Southland and Kertz had operated as one entity since inception.

     In August 1995, the Company acquired Hudson Management Corporation and Envirocycle, Inc. (collectively, "HMC"). HMC provides solid waste collection and recycling services. The Company issued 16.0 million shares of Common Stock to acquire HMC. The acquisition of HMC has been accounted for under the purchase method of accounting. The pro forma effect of this acquisition is not material to the Company's supplemental consolidated results of operations.

     In June 1995, National acquired all of the operating assets and assumed certain liabilities of Old National for a total cash purchase price of approximately $1.3 billion. This acquisition was accounted for under the purchase method of accounting. The Company's unaudited pro forma supplemental consolidated results of operations for the years ended December 31, assuming the acquisition of Old National had occurred on January 1, 1994 are as follows:

                                                   1995             1994
                                                 --------         --------
Revenue........................................  $4,922.2         $4,166.0
                                                 ========         ========

Income from continuing operations..............  $   42.5         $   66.1
                                                 ========         ========

Fully diluted income from continuing
  operations per common and common equivalent
  share........................................  $    .16         $    .32
                                                 ========         ========

     The unaudited pro forma supplemental consolidated results of operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what results of operations would have been had the Company owned and operated Old National as of January 1, 1994.

     During the years ended December 31, 1995 and 1994, the Company entered into several other business combinations which have been accounted for under the purchase method of accounting, which were not material to the Company.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The preliminary purchase price allocations for business combinations accounted for under the purchase method of accounting (including historical accounts of immaterial acquisitions accounted for under the pooling of interests method of accounting) were as follows:

                                                              Six Months Ended
                                                                  June 30,                   Years Ended December 31,
                                                          ---------------------      ------------------------------------
                                                            1997          1996         1996          1995          1994
                                                          -------       -------      --------      --------      --------
                                                                (Unaudited)
Revenue earning vehicles..............................    $    --        $   --       $  79.4       $1,455.2      $   --
Property and equipment................................      452.0         117.5         114.2           99.3        45.3
Investment in subscriber accounts.....................        6.9          16.3          18.0             --          --
Intangible assets.....................................      606.2          79.1         105.0          101.3        18.8
Working capital deficiency, net of cash acquired......       75.6          (7.7)        (19.1)          16.8       (10.5)
Long-term debt assumed................................     (454.7)        (94.8)       (127.5)        (123.5)      (15.5)
Other liabilities, net................................      (46.0)        (12.5)        (21.6)        (131.3)      (17.9)
Common stock issued...................................     (610.7)        (81.0)       (101.4)         (84.1)       (8.4)
                                                          -------        ------       -------       --------      ------
Cash used in acquisitions.............................    $  29.3        $ 16.9       $  47.0       $1,333.7      $ 11.8
                                                          =======        ======       =======       ========      ======

     The Company's unaudited pro forma supplemental consolidated results of operations assuming the acquisitions of Bankston, Kendall, AutoNation, Grubb and Mullinax, all of which have been accounted for under the purchase method of accounting, had occurred on January 1, 1996 are as follows:

                                                              Six Months Ended               Year Ended
                                                                  June 30,                  December 31,
                                                           ---------------------            ------------
                                                            1997          1996                  1996
                                                           -------       -------            ------------
Revenue...............................................     $4,521.2      $3,811.4             $8,001.9
Net income............................................     $  105.1      $   54.4             $   (8.9)
Fully diluted net income per common and common
  equivalent share....................................     $    .25      $    .15             $   (.03)

     The unaudited pro forma supplemental consolidated results of operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what the results of operations would have been had the Company owned and operated these businesses as of January 1, 1996.

3.  REVENUE EARNING VEHICLE DEBT

     Revenue earning vehicle debt consists of the following:

                                                                                              December 31,
                                                                          June 30,      -------------------------
                                                                            1997           1996            1995
                                                                        -----------     ---------      ----------
                                                                        (Unaudited)
Amounts under $1.4 billion loan agreement with termination
  date of March 1998; secured by eligible vehicle
  collateral and vehicle receivable balances; interest based
  on market dictated commercial paper rates.................             $1,394.5        $ 1,396.8       $   579.0
Senior secured notes payable with interest at fixed rates
  ranging from 5.58% to 7.08% with various maturity dates
  secured by eligible vehicle collateral and vehicle
  receivable balances; repaid in 1996.......................                   --               --           445.5
Amounts under $1.1 billion ($1.5 billion at December 31,
  1995) commercial paper program terminating May 1998;
  secured by eligible vehicle collateral and vehicle
  receivable balances; weighted average interest rate was
  5.47% and 5.81% in 1996 and 1995, respectively............              1,071.6            856.3         1,429.2
Medium term notes payable, interest payable monthly at
  floating or fixed rates (average fixed rate at December
  31, 1996 was 7.12% and floating rate based on 3 month
  LIBOR plus .5% was 5.97% at December 31, 1996), due in
  July 2001.................................................                799.6            799.6              --
Amounts under $700.0 million credit agreement terminating
  October 1997; secured by eligible vehicle collateral;
  interest based on LIBOR...................................                500.0               --              --
Amounts under $250.0 million loan agreement with termination date of September 19, 1997; secured by eligible vehicle
  collateral and vehicle receivable balances; interest based on market dictated commercial paper rates; repaid in
  1996......................................................                   --               --           236.4
Amounts under various uncommitted revolving lease facilities with financing institutions in United Kingdom; secured by
  eligible vehicle collateral; interest based on an as
  quoted basis dictated by market competition; no stated
  expiration dates, reviewed annually.......................                200.6            143.5           157.1
Other, including amounts to be financed after period end,
  under various revolving credit agreements and lease
  facilities................................................                 45.9            184.2           114.0
                                                                        ---------        ---------        --------
                                                                          4,012.2          3,380.4         2,961.2
Less: long-term portion.....................................               (799.6)          (844.8)          (26.6)
                                                                        ---------        ---------        --------
                                                                        $ 3,212.6        $ 2,535.6        $2,934.6
                                                                        =========        =========        ========

     In November 1996, the Company refinanced a substantial portion of Alamo's notes payable and lines of credit secured by revenue earning vehicles through an increase in its commercial paper loan agreement from $580.0 million to $1.4 billion. Certain of the notes payable and lines of credit secured by revenue earning vehicles contain various restrictive covenants, including provisions relating to the maintenance of tangible net worth

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES and debt to tangible net worth ratios, incurrence of additional indebtedness, and limitations on the payment of dividends and certain investments. The effective economic interest rate on notes payable and lines of credit secured by revenue earning vehicles was 6.69%, 6.81% and 6.07% at December 31, 1996, 1995 and 1994, respectively. Interest expense on notes payable and lines of credit secured by revenue earning vehicles is included as a component of vehicle rental operating expenses in the accompanying Supplemental Consolidated Statements of Operations.

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Interest protection agreements with several counterparties are used to manage the impact of interest rate changes. At December 31, 1996 and 1995, the Company effectively converted interest rates on the following notional principal amounts:

                                                                              LATEST
                                                        1996       1995      MATURITY
                                                      --------   --------   -----------
Variable-rate (capped) into fixed-rate
  obligations.......................................   $150.0     $175.0     August 1998
Variable-rate into fixed-rate obligations...........    651.9      350.0     December 2006
                                                       ------     ------
Aggregate notional principal........................   $801.9     $525.0
                                                       ======     ======

4.  LONG-TERM DEBT AND NOTES PAYABLE

     Long-term debt and notes payable is as follows:

                                                                                    June 30,                    December 31,
                                                                                 --------------             -------------------
                                                                                      1997                    1996        1995
                                                                                 --------------             ------      ------
                                                                                   (Unaudited)
$250.0 million revolving credit facility; interest payable
  monthly using either a competitive bid feature or LIBOR
  based rate; matures December 1998; unsecured........................             $ 100.0                  $ 150.0     $   --
Mortgages payable to GMAC and predecessor agreements with
  interest at 9.19% or 1% above prime; payable in monthly
  installments;  secured by real property.............................                 8.6                     32.1      115.4
Revolving credit facility, secured by the stock of certain
  of the Company's subsidiaries, interest at prime or at a
  Eurodollar rate plus 0% to 2.75%, repaid in 1996....................                   -                       --       16.4
Amounts under United Kingdom $17.1 million revolving credit
  commitment due on demand with 90-day notice; interest
  based on Sterling LIBOR plus 125 basis points or base rate plus 125 basis points; secured by non-vehicle equipment
  and leaseholds......................................................                   -                      6.0       11.4
Bonds payable under loan agreements with California Pollution
  Control Financing Authority; interest varies weekly as
  determined by remarketing agent (3.15% at December 31,
  1996)...............................................................                43.8                     44.0       29.7
Note payable to Ford Motor Credit Company; interest at
  2.75%-3.00% above commercial paper rate or 1.25% above
  prime; secured by assets of certain of the Company's subsidiaries;
  due 2000-2004.......................................................                   -                     51.6       28.2
Amounts due under line of credit with Ford Motor Credit
  Company; interest at 0%-1.75% above prime or commercial
  paper rate; collateralized by the assets of certain of the Company's
  subsidiaries........................................................                 1.2                     20.9        4.0
Mortgages payable to Ford Motor Credit Company; interest at
  .75% above prime or 2.75%-3.0% above commercial paper rate;
  secured by assets of certain of the Company's subsidiaries; maturing
  through 2011........................................................                 1.2                      9.8        5.2
Notes to banks and financial institutions, secured by real
  property, equipment and other assets, interest ranging
  from 4.8% to 14.0%, maturing through 2015...........................                94.3                    129.6      121.6
Vehicle inventory credit facilities secured by the Company's vehicle inventory and certain accounts receivable, interest at
  LIBOR plus 2.75% or 1% above prime..................................               328.1                    225.7      246.4
Note payable to bank with interest based on LIBOR or prime
  paid quarterly; secured by a building; repaid in 1996...............                52.0                       --        8.7
Other notes, secured by equipment and other assets, interest
  ranging from 0% to 21%, maturing through 2010.......................                                         57.9       64.5
                                                                                  --------                  -------     ------
                                                                                     629.2                    727.6      651.5
Less: current portion.................................................              (368.5)                  (334.0)    (321.7)
                                                                                  --------                  -------     ------
                                                                                  $  260.7                  $ 393.6     $329.8
                                                                                  ========                  =======     ======

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     In December 1996, the Company completed a tender offer and consent solicitation resulting in the repurchase of approximately $100.0 million aggregate principal amount 11.75% senior notes due 2006 ("Senior Notes"), which were issued in February 1996. The Company recorded an extraordinary charge of $31.6 million, net of income taxes, during 1996 related to the early extinguishment of the Senior Notes and certain other debt. Included in this charge are bond redemption premiums, the write-off of debt issue costs, prepayment penalties and other fees related to the tender offer and the repayment of other debt.

     In December 1995, the Company entered into a credit agreement (the "Credit Agreement") with certain banks pursuant to which such banks have agreed to advance the Company on an unsecured basis an aggregate of $250.0 million for a term of 36 months. Outstanding advances, if any, are payable at the expiration of the 36-month term. The Credit Agreement requires, among other items, that the Company maintain certain financial ratios and comply with certain financial covenants. Interest is payable monthly and generally determined using either a competitive bid feature or a LIBOR based rate. As of December 31, 1996, $150.0 million was outstanding and the Company was in compliance with all covenants under the Credit Agreement.

     At December 31, 1996, aggregate maturities of long-term debt were as follows:

1997........................................................  $ 334.0
1998........................................................    186.5
1999........................................................     26.8
2000........................................................     39.4
2001........................................................     18.6
Thereafter..................................................    122.3
                                                              -------
                                                              $ 727.6
                                                              =======

     The Company made interest payments on revenue earning vehicle financing and notes payable and long-term debt of approximately $293.0 million, $217.0 million, and $138.3 million in 1996, 1995 and 1994, respectively.

     In April 1997, the Company replaced its existing $250.0 million credit facility with a new $1.0 billion unsecured revolving credit facility (the "Credit Facility") with certain banks for a term of five years. Outstanding advances, if any, are payable at the expiration of the five year term. The Credit Facility requires, among other items, that the Company maintain certain financial ratios and comply with certain financial covenants. Interest is determined using either a competitive bid feature or a LIBOR based rate.

     In March 1997, the Company entered into a $300.0 million unsecured credit facility with a bank. The proceeds from this facility were used to acquire 15.0 million common shares of ADT as discussed in Note 12. In April 1997, the Company refinanced amounts borrowed under this facility with proceeds from the Credit Facility.

5.  INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Accordingly, deferred income taxes have been provided to show the effect of temporary differences between the recognition of revenue and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements.

     The Company files a consolidated federal income tax return which includes the operations of businesses acquired for periods subsequent to the dates of the acquisitions. Certain businesses acquired which were accounted for under the pooling of interests method of accounting were subchapter S corporations for income tax purposes prior to their acquisition by the Company. For purposes of these Supplemental Consolidated Financial Statements, federal and state income taxes have been provided as if these companies had filed subchapter C corporation tax returns for the pre-acquisition periods, and the current income tax expense is reflected as an increase to additional paid-in capital. The subchapter S corporation status of these companies was terminated effective with the closing date of the acquisitions.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The components of the provision (benefit) for income taxes related to continuing operations for the years ended December 31 are as follows:

                                                                1996       1995       1994
                                                              --------    -------    -------
Current:
  Federal...................................................   $53.2       $23.2      $21.8
  State.....................................................     5.3         4.4        4.6
Federal and state deferred..................................    (7.1)       21.6       22.4
Foreign deferred............................................    (8.8)       (1.4)      (2.6)
Change in valuation allowance...............................    20.5         3.4        2.0
                                                               -----       -----      -----
Provision for income taxes..................................   $63.1       $51.2      $48.2
                                                               =====       =====      =====

     A reconciliation of the statutory federal income tax rate to the Company's effective tax rate for the years ended December 31 is shown below:

                                                               1996     1995     1994
                                                               -----    -----    -----
Statutory federal income tax rate...........................   35.0%    35.0%    35.0%
Amortization of intangible assets...........................    1.6       .8       .3
Non-deductible expenses.....................................    7.9      1.2      1.0
State income taxes, net of federal benefit..................    6.3      4.8      5.1
Change in valuation allowance...............................   25.8      3.6      2.1
Foreign income tax benefit at other than U.S. rates.........   (1.6)     (.1)      --
Other, net..................................................    5.0      8.9      5.6
                                                               ----     ----     ----
  Effective tax rate........................................   80.0%    54.2%    49.1%
                                                               ====     ====     ====

     Components of the net deferred income tax liability included in other liabilities in the accompanying Supplemental Consolidated Balance Sheets at December 31 are as follows:

                                                                1996        1995
                                                              --------    --------
Deferred income tax liabilities:
  Book basis in property over tax basis.....................  $ 288.4       $233.3
  Deferred costs............................................     17.7         19.0
Deferred income tax assets:
  Net operating losses......................................   (103.3)       (43.9)
  Deferred revenue..........................................    (14.5)       (15.1)
  Accruals not currently deductible.........................    (97.5)       (93.1)
Valuation allowance.........................................     67.0         44.2
                                                              -------       ------
Net deferred income tax liability...........................  $ 157.8       $144.4
                                                              =======       ======

     At December 31, 1996, the Company had available domestic net operating loss carryforwards of approximately $253.9 million which begin to expire in the year 2006 and foreign net operating loss carryforwards of approximately $47.9 million, the majority of which have an indefinite carryforward. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has provided a valuation allowance to offset a portion of the deferred tax assets due to uncertainty surrounding the future realization of such deferred tax assets. The Company adjusts the valuation allowance in the period management determines it is more likely than not that deferred tax assets will or will not be realized.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The foreign component of income (loss) from continuing operations before income taxes and extraordinary charge for the years ended December 31, 1996, 1995 and 1994 was $(22.0) million, $(20.8) million and $.8 million, respectively.

     The Company made income tax payments of approximately $19.7 million, $17.9 million and $6.2 million in 1996, 1995 and 1994, respectively.

6.  SHAREHOLDERS' EQUITY

     In May 1997, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock from 500.0 million to
1.5 billion shares.

     In January 1997, the Company sold 15.8 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $552.7 million.

     In November 1996, the Company sold 12.1 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $353.3 million.

     In May 1996, the Company sold 9.9 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $197.6 million.

     In May 1996, the Board of Directors declared a two-for-one split of the Company's Common Stock in the form of a 100% stock dividend, payable June 8, 1996, to holders of record on May 28, 1996.

     In May 1996, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock from 350.0 million shares to 500.0 million shares.

     In October 1995, Continental completed a secondary public offering of approximately 2.6 million equivalent shares of Common Stock resulting in net proceeds of approximately $30.1 million.

     In September 1995, the Company sold 10.0 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $99.0 million.

     In August 1995, the Company sold an aggregate of 16.7 million shares of Common Stock and warrants to purchase an additional 33.4 million shares of Common Stock to H. Wayne Huizenga, Westbury (Bermuda) Ltd. (a Bermuda corporation controlled by Michael G. DeGroote, former Chairman of the Board, President and Chief Executive Officer of Republic), Harris W. Hudson, and certain of their assigns for an aggregate purchase price of $37.5 million. Mr. Huizenga is the Chairman of the Board and Co-Chief Executive Officer of the Company; Mr. DeGroote is a Director of the Company and Mr. Hudson is Vice Chairman of the Board of the Company. The warrants are exercisable at prices ranging from $2.25 to $3.50 per share. In August 1995, the Company issued and sold an additional 2.0 million shares of Common Stock each to Mr. Huizenga and John J. Melk (a Director of the Company) for aggregate proceeds of approximately $26.5 million.

     In July 1995, the Company sold 10.8 million shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $69.3 million.

     The Company has 5.0 million authorized shares of preferred stock, par value $.01 per share, none of which are issued or outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to establish the rights, preferences and dividends.

7.  STOCK OPTIONS AND WARRANTS

     The Company has various stock option plans under which shares of Common Stock may be granted to key employees and directors of the Company. Options granted under the plans are non-qualified and are granted at a price equal to the fair market value of the Common Stock at the date of grant. Generally, options granted will have a term of ten years from the date of grant, and will vest in increments of 25% per year over a four year period on the yearly anniversary of the grant date.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     A summary of stock option and warrant transactions is as follows:


                                                                                  YEARS ENDED DECEMBER 31,
                                 SIX MONTHS ENDED      ---------------------------------------------------------------------------
                                   JUNE 30, 1997                 1996                      1995                      1994
                              ----------------------   -----------------------   -----------------------   -----------------------
                                         WEIGHTED-                 WEIGHTED-                 WEIGHTED-                 WEIGHTED-
                                          AVERAGE                   AVERAGE                   AVERAGE                   AVERAGE
                              SHARES  EXERCISE PRICE   SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE
                              ------  --------------   ------   --------------   ------   --------------   ------   --------------
                                 (Unaudited)
Options and warrants
  outstanding at beginning
  of period................   52.5         $ 7.63       49.6         $ 4.87        8.1         $4.54         7.2         $ 4.45
Granted....................   12.8          28.64        8.7          21.86       45.1          4.92         1.3           4.96
Exercised..................   (4.9)          3.98       (5.6)          4.03       (2.9)         4.14          --             --
Canceled...................    (.5)         21.37        (.2)          9.44        (.7)         7.49         (.4)          4.07
                              ----                      ----                      ----                       ---
Options and warrants
  outstanding at end of
  period...................   59.9          12.29       52.5           7.63       49.6          4.87         8.1           4.54
                              ====                      ====                      ====                       ===
Options and warrants
  exercisable at
  period-end...............   37.2           5.67       38.5           4.12       39.9          3.50         4.3           4.33
Options available for
  future grants............   16.1             --        7.9                       4.3                       5.7

     The following table summarizes information about outstanding and exercisable stock options and warrants at December 31, 1996:

                                           OUTSTANDING                           EXERCISABLE
                           --------------------------------------------   -------------------------
                                    WEIGHTED-AVERAGE
                                       REMAINING       WEIGHTED-AVERAGE            WEIGHTED-AVERAGE
RANGE OF EXERCISE PRICES   SHARES   CONTRACTUAL LIFE    EXERCISE PRICE    SHARES    EXERCISE PRICE
------------------------   ------   ----------------   ----------------   ------   ----------------
$ 1.05 - $ 2.75..........   24.1          1.22              $ 2.37         23.3         $ 2.40
  2.95 -  12.38..........   17.8          5.15                7.28         14.1           6.10
 12.88 -  33.75..........   10.6          9.38               20.21          1.1          15.76
                            ----                                           ----
  1.05 -  33.75..........   52.5          4.20                7.63         38.5           4.12
                            ====                                           ====

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock-based employee compensation arrangements whereby no compensation cost related to stock options is deducted in determining net income (loss). Had compensation cost for the Company's stock option plans been determined pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's supplemental pro forma net loss and supplemental pro forma net loss per share would have increased accordingly. Using the Black-Scholes option pricing model for all options granted after December 31, 1994, the Company's supplemental pro forma net loss, supplemental pro forma net loss per share and supplemental pro forma weighted average fair value of options granted, with related assumptions, are as follows for the years ended December 31:

                                                           1996             1995
                                                       -------------    -------------
Supplemental pro forma net income (loss).............    $(33.6)          $10.2
Supplemental pro forma net income (loss) per share ..      (.11)            .04
Supplemental pro forma weighted average fair value
  of options granted.................................      9.80             5.28
Risk free interest rates.............................  5.98% - 6.17%    5.98% - 6.17%
Expected lives.......................................    5-7 years        5-7 years
Expected volatility..................................       40%              40%

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

8.  COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

     By letter dated January 11, 1996, Acme Commercial Corp. d/b/a CarMax, The Auto Superstore, ("CarMax") accused AutoNation USA of infringing CarMax's trademark rights by using the marks AutoNation USA and "The Better Way to Buy a Car." AutoNation USA denied such allegations and on February 5, 1996, filed suit in the U.S. District Court for the Southern District of Florida seeking a declaratory judgment that AutoNation USA's use and registration of such marks do not violate any of the rights of CarMax. On or about October 11, 1996, CarMax filed a counterclaim against AutoNation USA seeking unspecified damages and an order enjoining AutoNation USA from using certain marks, including the marks AutoNation USA and "The Better Way to Buy a Car." A trial has been set for June 1998. Although it is impossible to predict the outcome of this litigation, the Company believes that CarMax's claims are without merit and AutoNation USA believes it will prevail on its declaratory action to protect its marks.

     The Company's solid waste and environmental services activities are conducted in the context of a developing and changing statutory and regulatory framework, aggressive government enforcement and a highly visible political environment. Governmental regulation of the waste management industry requires the Company to obtain and retain numerous governmental permits to conduct various aspects of its operations. These permits are subject to revocation, modification or denial. The costs and other capital expenditures which may be required to obtain or retain the applicable permits or comply with applicable regulations could be significant.

     While the results of the matters described above and other proceedings which arose in the normal course of business cannot be predicted with certainty, management believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's supplemental consolidated results of operations, cash flows or financial position. However, unfavorable resolution of each matter individually or in the aggregate could affect the supplemental consolidated results of operations or cash flows for the quarterly periods in which they are resolved.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The Company maintains general liability and property insurance and an umbrella and excess liability policy in amounts it considers adequate and customary for businesses of its kind. However, there can be no assurance that the Company will not experience legal claims in excess of its insurance coverage or claims which are ultimately not covered by insurance.

LEASE COMMITMENTS

     The Company and its subsidiaries lease real property, equipment and software under various operating leases with terms from 1 to 20 years. The Company has also entered into various airport concession and permit agreements which generally provide for payment of a percentage of revenue from vehicle rentals with a guaranteed minimum lease obligation.

     Expenses under real property, equipment and software leases and airport concession agreements (excluding amounts charged through to customers) for the years ended December 31 are as follows:

                                                           1996       1995       1994
                                                         ------     ------     ------
Real property..........................................  $ 53.4     $ 44.4     $ 31.6
Equipment and software.................................    23.8       25.0       22.9
Airport concession and permit fees:
  Minimum fixed obligations............................    89.6       68.0       36.3
  Additional amounts, based on revenue from vehicle
     rentals...........................................    94.5       60.1       27.6
                                                         ------     ------     ------
          Total........................................  $261.3     $197.5     $118.4
                                                         ======     ======     ======

     Future minimum lease obligations under noncancelable real property, equipment and software leases and airport agreements with initial terms in excess of one year at December 31, 1996 are as follows:

Year Ending December 31:
     1997...................................................  $102.7
     1998...................................................    83.3
     1999...................................................    55.5
     2000...................................................    34.9
     2001...................................................    21.8
     Thereafter.............................................   125.4
                                                              ------
                                                              $423.6
                                                              ======

     In August 1995, the Company entered into a ten-year lease agreement for Alamo's Fort Lauderdale, Florida corporate headquarters facility. In December 1996, the Company acquired the headquarters facility for approximately $23.5 million, including the assumption of debt totaling approximately $22.7 million which was repaid by the Company in January 1997.

OTHER MATTERS

     In the normal course of business, the Company is required to post performance bonds, letters of credit, and/or cash deposits as a financial guarantee of the Company's performance. To date, the Company has satisfied financial responsibility requirements for regulatory agencies by making cash deposits, obtaining bank letters of credit or by obtaining surety bonds. At December 31, 1996, letters of credit and surety bonds totaling $284.1 million expire through October 1999.

9.  INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

     Income (loss) per common and common equivalent share are based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants and options. In computing income per common and common equivalent share from continuing operations before extraordinary charge, the Company has utilized the treasury stock method.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     The computation of weighted average common and common equivalent shares used in the calculation of fully diluted income per share from continuing operations before extraordinary charge, which is substantially the same as the computation used to calculate primary income per share from continuing operations before extraordinary charge is as follows:


                                                            Six Months Ended June 30,     Years Ended December 31,
                                                           --------------------------    -------------------------
                                                                1997          1996        1996      1995      1994
                                                               -----         -----       -----     -----     -----
                                                                  (Unaudited)
Common shares outstanding.................................     392.0         305.0       327.0     278.2     188.0
Common equivalent shares..................................      62.2          52.8        58.1      53.8       1.2
Weighted average treasury shares purchased................     (23.5)        (12.0)      (15.2)     (7.6)       .3
Effect of using weighted average common and common
  equivalent shares outstanding...........................     (17.3)        (14.8)      (25.8)    (74.1)     (3.2)
                                                               -----         -----       -----     -----     -----
                                                               413.4         331.0       344.1     250.3     186.3
                                                               =====         =====       =====     =====     =====

     For the years ended December 31, 1996 and 1995, the weighted-average effect of common stock equivalents of approximately 37.1 million and
17.4 million shares, respectively, has been excluded from the computations of the extraordinary charge per share and net loss per share in 1996 and the net loss from discontinued operations per share in 1995 since they are anti-dilutive.

     In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" which establishes standards for computing and presenting earnings per share ("EPS"). This Statement replaces primary and fully diluted EPS with basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income by the weighted average common shares outstanding during the period. Diluted EPS is computed similar to fully diluted EPS pursuant to Accounting Principles Board Opinion No. 15. SFAS No. 128 is effective for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. The Company's supplemental pro forma basic and diluted EPS computed under SFAS No. 128 are as follows:

                                                            Six Months Ended June 30,      Years Ended December 31,
                                                            -------------------------     --------------------------
                                                                  1997      1996           1996     1995      1994
                                                                ------    ------          ------    -----     -----
                                                                   (Unaudited)

Basic:
  Income (loss) from continuing operations................       $ .29     $ .17          $ (.05)   $ .18     $ .27
  Net income (loss).......................................         .29       .17            (.05)     .08       .26

Diluted:
  Income (loss) from continuing operations................       $ .27     $ .15          $ (.05)   $ .18     $ .27
  Net income (loss).......................................         .27       .15            (.05)     .07       .25


10.  RESTRUCTURING, MERGER AND OTHER NON-RECURRING EXPENSES

     During the three months ended June 30, 1997, the Company recorded a pre-tax $94.1 million provision for restructuring and non-recurring expenses related to the integration of the Company's automotive rental operations. The provision includes costs related to fleet consolidation, closure or sale of duplicate facilities, elimination of redundant information systems and certain other non-recurring expenses. The Company expects that the integration activities associated with this provision will be substantially completed within one year.

     During the year ended December 31, 1996, the Company recorded one-time pre-tax charges of approximately $95.5 million related primarily to the integration of the operations of Alamo into those of the Company. Also included in these charges are merger expenses associated with the acquisitions of Alamo, Addington and Continental. Approximately $38.3 million of such expenses appear as restructuring and merger expenses with the remainder of approximately $57.2 million included in automotive rental operating expenses and selling, general and administrative expenses in the Company's Supplemental Consolidated Statements of Operations for the year ended December 31, 1996. These costs primarily include asset write-offs, severance benefits, accounting and legal merger costs and changes in various estimated reserve requirements.

     In 1995, the Company recorded a $3.3 million pre-tax charge related to the closing of a subsidiary's headquarters office in Indianapolis, Indiana. The major components of the charge include severance costs, future contractual payments required under pre-existing contracts and other costs related to the write-off of equipment and other obligations related to the physical closure of the office.

11.  DISCONTINUED OPERATIONS

     In 1995, the Company implemented a formal plan to dispose of all of its mining and citrus operations. These discontinued operations consisted primarily of the following: coal mining, mining equipment, manufacturing and licensing, citrus properties in Belize, precious and industrial metals mining and incidental limestone properties. The Company initially recorded a loss on the disposal of the discontinued operations of approximately $30.5 million (net of income tax benefits of approximately $10.0 million) which represents the estimated loss on the disposal of such operations and a provision of approximately $2.0 million for expected operating losses through the final disposition of such operations. See Note 14, Related Party Transactions, for discussion of the disposition of the Company's mining and citrus operations.

     In 1994, the Company announced the contemplation of a plan to spin-off RESI, its hazardous waste services segment. In April 1995, Republic shareholders received one share of common stock of RESI for every ten shares of Common Stock of Republic owned in connection with the spin-off of RESI. Approximately 5.4 million RESI shares were distributed to Republic shareholders (the "Distribution"). In connection with the Distribution, the Company contributed the intercompany balance to RESI's equity and contributed approximately $2.5 million to RESI to repay RESI's indebtedness and to provide working capital to RESI. Additionally, the Company reclassified approximately $36.3 million to retained earnings from additional paid-in capital to effect the spin-off under Delaware law. As a result of these transactions, the Company's equity at the date of the Distribution was reduced by approximately $23.6 million.

     The Company has sold or spun-off all of its subsidiaries included in discontinued operations, hence fully disposing of all mining and citrus and hazardous waste operations. Upon ultimate disposal of its discontinued operations, the Company determined its initial estimates did not require adjustment. The recorded transactions reflect the disposal of all of the Company's hazardous waste and mining and citrus segments and,

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES accordingly, the operating results of these segments have been classified as discontinued operations for all periods presented in the accompanying Supplemental Consolidated Financial Statements.

12.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents, investments, receivables, other assets (excluding goodwill, intangibles and deferred costs), accounts payable and accrued liabilities (nonderivatives) approximates fair value because of the short maturity of these instruments.

     Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. The assumptions used have a significant effect on the estimated amounts reported.

     The Company has interest protection agreements with several counterparties to manage the impact of interest rate changes. The estimated fair values of the interest protection agreements were determined from dealer quotations and represent the discounted future cash flows through maturity or expiration using current rates, and are effectively the amounts the Company would pay or receive to terminate the agreements. The estimated fair values of the interest rate protection agreements at December 31, 1996 and 1995 was a net payable position of $.7 million and $9.7 million, respectively.

     The estimated fair value of fixed rate mortgages payable at December
31, 1996 and 1995 was approximately $34.0 million and $114.0 million, respectively which approximates the carrying value. The estimated fair values were derived by discounting expected cash flows at the rates then offered to the Company for debt of similar terms and remaining maturities. The fair value of the Company's medium-term notes payable is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The estimated fair value of the medium-term notes payable was $792.8 million as of December 31, 1996. The carrying amount of the remaining debt approximates fair value because interest rates are variable and, accordingly, approximate current market rates.

     In September 1996, the Agreement and Plan of Amalgamation, dated as of July 1, 1996 and amended as of July 15, 1996 (the "ADT Agreement") by and among the Company, R.I./Triangle, Ltd. and ADT, which provided for the acquisition of ADT by the Company, was terminated by mutual agreement of the parties. In connection with the execution of the ADT Agreement, ADT granted to the Company the ADT Warrant to purchase 15.0 million common shares of ADT at a purchase price of $20 per share (which approximated fair market value). The Company estimated the fair value of the ADT Warrant at December 31, 1996 to be approximately $5.7 million based upon an option pricing model calculation, which approximated the carrying value. In March 1997, the Company exercised the ADT Warrant. In May 1997, the Company sold the 15.0 million common shares of ADT resulting in a pre-tax gain of approximately $102.3 million.

13.  BUSINESS AND CREDIT CONCENTRATIONS

AUTOMOTIVE RENTAL INDUSTRY

     At December 31, 1996 the Company had 491 corporate owned vehicle rental facilities throughout the United States. The Company also had 31 corporate owned vehicle rental facilities in the United Kingdom, 25 in Germany, 4 in Switzerland, 82 in Canada, 1 in Belgium and 2 in The Netherlands. In addition to its corporate owned locations, the Company's licensee network operates 284 locations throughout Europe, Latin America, the Caribbean, and the Pacific. The automotive rental industry in which the Company operates is highly seasonal.

     Trade receivables at December 31, 1996 and 1995 include $68.3 million and $59.3 million, respectively from travel agents and tour operators. Of the travel agent and tour operator receivable balances, $25.4 million

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES and $25.6 million at December 31, 1996 and 1995, respectively, are maintained outside the United States. The Company holds minimum collateral in the form of cash, letters of credit or insurance from most of these vendors. The Company continually evaluates the credit risk of these customers and believes that the allowance for doubtful accounts relative to its trade receivables is adequate. At December 31, 1996 and 1995, the Company had vehicle receivables from manufacturers of $125.4 million and $65.0 million, respectively. Of the receivable balances from manufacturers, $16.9 million and $12.7 million are maintained outside the United States. Vehicle receivables also include amounts due from renters for damages incurred on revenue earning vehicles.

     The Company enters into vehicle repurchase programs with one principal vehicle manufacturer, as well as other vehicle manufacturers. During model year 1996, the Company purchased 71% of its vehicle fleet under repurchase programs with one vehicle manufacturer.

AUTOMOTIVE RETAIL, SOLID WASTE SERVICES AND ELECTRONIC SECURITY SERVICES INDUSTRIES

     Concentrations of credit risk with respect to trade receivables related to the Company's automotive retail, solid waste services and electronic security services segments are limited due to the wide variety of customers and markets in which the Company's products are sold and services are provided as well as their dispersion across many different geographic areas in the United States. As a result, at December 31, 1996, the Company does not consider itself to have any significant concentrations of credit risk in the solid waste services, electronic security services and automotive retailing segments.

14.  RELATED PARTY TRANSACTIONS

     As of December 31, 1996, approximately $247.5 million was due from AutoNation pursuant to a loan agreement whereby the Company agreed to provide advances at an interest rate of LIBOR plus 2% to fund AutoNation's cash flow requirements. Interest income recognized on such advances was approximately $5.6 million for the year ended December 31, 1996. In addition, on behalf of AutoNation, the Company has guaranteed certain lease obligations and the residual value related to a portfolio of properties leased by AutoNation under a $150.0 million operating lease facility. At December 31, 1996, annual lease obligations were approximately $2.6 million through the year 2001 and the residual value guaranty was approximately $37.6 million. In April 1997, the operating lease facility was increased to $500.0 million.

     The Company purchased approximately $631.3 million, $351.8 million and $551.2 million of revenue earning vehicles from a group of automotive dealerships owned primarily by a former director of Alamo during the years ended December 31, 1996, 1995 and 1994, respectively. Pursuant to an automobile purchase agreement, the Company agreed to purchase and/or lease a minimum number of vehicles and pay to these automotive dealerships a specific amount (in addition to the manufacturer's sales price) for each vehicle purchased.

     In September 1995, the Company entered into a stock purchase agreement with Addington Enterprises, Inc. (a company f/k/a Addington Acquisition Company, Inc., owned by certain former shareholders of Addington; collectively, the "Addington Brothers") whereby the Company would receive $30.0 million, subject to a working capital adjustment, in exchange for all the issued and outstanding shares of common stock of its subsidiaries, Addington Mining, Inc., Mining Technologies Inc., Addwest Mining, Inc. and Addington Coal Holding, Inc. This transaction closed in November 1995, at which time the proceeds received were used by the Company to pay down certain borrowings under a revolving line of credit.

     Included in the transaction described above and pursuant to an option agreement, in August 1995 the Company sold to the Addington Brothers all the issued and outstanding shares of common stock of its subsidiary, Tennessee Mining, Inc. According to the terms of the option agreement, the Addington Brothers will pay the Company a royalty based on tons of coal delivered under a certain coal sales contract, up to a maximum aggregate royalty of $12.5 million.

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

     In September 1995, the Company entered into an agreement to sell all of the issued and outstanding shares of common stock of its subsidiary, Belize River Fruit Co., to the Addington Brothers in exchange for .9 million shares of Common Stock of the Company owned by such shareholders. This transaction was consummated in November 1995, at which time the Company acquired and retired the
 .9 million shares valued at $13.6 million. The Company retained no obligations in connection with the sales and has fully divested its investment in its citrus operations.

15.  OPERATIONS BY INDUSTRY SEGMENT

     The Company is a diversified holding company with major business operations in the automotive rental, automotive retail, solid waste services and electronic security services industries. The Company operates primarily in the United States.

     The following table presents financial information regarding the Company's different industry segments as of and for the years ended December 31:

                                                        1996         1995         1994
                                                     ----------   ----------   ----------
Revenue:
  Automotive rental................................  $  2,699.4   $  1,992.8   $  1,290.6
  Automotive retail................................     2,569.7      1,962.4      1,668.3
  Solid waste services.............................       825.5        571.7        417.9
  Electronic security services.....................        85.3         49.8         41.9
                                                     ----------   ----------   ----------
                                                     $  6,179.9   $  4,576.7   $  3,418.7
                                                     ==========   ==========   ==========
Operating income (loss):
  Automotive rental................................  $    (27.2)  $    (14.6)  $     34.0
  Automotive retail................................        24.6         32.7         28.9
  Solid waste services.............................       107.7         77.2         53.6
  Electronic security services.....................        14.5          8.6          2.3
  Corporate........................................       (31.8)        (4.3)        (2.9)
                                                     ----------   ----------   ----------
                                                     $     87.8   $     99.6   $    115.9
                                                     ==========   ==========   ==========
Depreciation and amortization:
  Automotive rental................................  $    789.3   $    586.0   $    379.1
  Automotive retail................................         8.2          7.5          6.7
  Solid waste services.............................        67.8         54.4         43.6
  Electronic security services.....................        10.8          4.9          4.1
                                                     ----------   ----------   ----------
                                                     $    876.1   $    652.8   $    433.5
                                                     ==========   ==========   ==========
Capital expenditures, purchases of revenue earning
  vehicles and investment in subscriber accounts:
  Automotive rental................................  $  4,740.4   $  3,217.8   $  3,363.5
  Automotive retail................................        57.2         50.7          9.2
  Solid waste services.............................       138.3        156.1        125.4
  Electronic security services.....................        53.0         17.5         18.3
                                                     ----------   ----------   ----------
                                                     $  4,988.9   $  3,442.1   $  3,516.4
                                                     ==========   ==========   ==========
Assets:
  Automotive rental................................  $  4,735.9   $  3,906.5   $  2,352.5
  Automotive retail................................       661.7        539.6        418.5
  Solid waste services.............................     1,365.7        892.8        513.9
  Electronic security services.....................        43.6         43.8         34.4
  Net assets of discontinued operations............          --           --         86.2
                                                     ----------   ----------   ----------
                                                     $  6,806.9   $  5,382.7   $  3,405.5
                                                     ==========   ==========   ==========

                   REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES

16.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The Company's automotive rental operations and particularly the leisure travel segment is highly seasonal. In these operations, the third quarter which includes the peak summer travel months has historically been the strongest quarter of the year. During the peak season the Company increases its rental fleet and workforce to accommodate increased rental activity. As a result, any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on the annual performance of this segment. The first and fourth quarters for the Company's automotive rental operations are generally the weakest, when there is limited leisure family travel and a greater potential for adverse weather conditions. Many of the operating expenses such as rent, general insurance and administrative personnel are fixed and cannot be reduced during periods of decreased rental demand.

     The third and fourth quarters of 1996 included one-time pre-tax charges of approximately $7.6 million and $87.9 million, respectively, as described in Note 10, Restructuring, Merger and Other Non-Recurring Expenses. The fourth quarter of 1996 also included an extraordinary charge of approximately $31.6 million, net of income tax benefit, related to the early extinguishment of debt as described in Note 4, Long-Term Debt and Notes Payable.

     The following is an analysis of certain items in the Supplemental Consolidated Statements of Operations by quarter for 1996 and 1995. Quarterly amounts have been restated from amounts previously reported in Form 10-Q for significant business combinations accounted for under the pooling of interests method of accounting.

                                                  FIRST        SECOND       THIRD        FOURTH
                                                 QUARTER      QUARTER      QUARTER      QUARTER
                                                 --------     --------     --------     --------
Revenue.................................  1996  $ 1,346.5   $ 1,580.9    $ 1,623.5    $  1,629.0
                                          1995      885.7     1,045.1      1,327.1       1,318.8
Operating income (loss).................  1996  $    36.5   $    59.8    $    82.9    $    (91.4)
                                          1995         .6        21.7         83.3          (6.0)
Income (loss) from continuing operations
  before extraordinary charge...........  1996  $    18.8   $    31.9    $    44.8    $    (79.7)
                                          1995       (5.6)        7.2         43.8          (2.2)
Income (loss) per share from
  continuing operations before
  extraordinary charge..................  1996  $     .06   $     .09    $     .13    $     (.25)
                                          1995       (.03)        .03          .16          (.01)
Net income (loss).......................  1996  $    18.8   $    31.9    $    44.8    $   (111.3)
                                          1995       (4.0)        9.5         16.0          (3.4)

               Report of Independent Certified Public Accountants

Board of Directors
Value Rent-A-Car, Inc.

We have audited the accompanying balance sheet of Value Rent-A-Car, Inc. [a wholly-owned subsidiary of Mitsubishi Motor Sales of America, Inc. (MMSA)] as of December 31, 1996, and the related statements of operations, capital deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Value Rent-A-Car, Inc. at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




ERNST & YOUNG LLP

March 14, 1997
West Palm Beach, Florida

                             Value Rent-A-Car, Inc.

                                 Balance Sheets



                                                                                 DECEMBER 31        JUNE 30
                                                                                    1996             1997
                                                                               ---------------  --------------
                                                                                                 (Unaudited)
ASSETS
Cash and cash equivalents                                                      $      420,235   $      264,607
Accounts receivable, net of allowance for doubtful
 accounts of $3,811,898 in 1996 and $4,242,615 in 1997                             10,238,259        7,604,836
Claims receivable, net of allowance for doubtful accounts
 of $3,138,800 in 1996 and $3,574,447 in 1997                                       1,825,243        1,289,339
Prepaid tags and licenses                                                           2,233,493        1,444,748
Trademark, net of accumulated amortization of $524,560 in 1996                      1,247,279        1,202,734
Other assets                                                                        4,228,866        3,792,158
                                                                               -------------------------------
                                                                                   20,193,375       15,598,422
Property and equipment:
Revenue earning equipment                                                          90,186,949       69,533,461
Other property and equipment                                                       63,932,608       64,405,782
Computer equipment and software under capital leases                                7,412,535        7,836,163
                                                                               -------------------------------
                                                                                  161,532,092      141,775,406
Less accumulated depreciation and amortization                                    (20,936,229)     (23,107,850)
                                                                               -------------------------------
                                                                                  140,595,863      118,667,556
                                                                               -------------------------------
Total assets                                                                   $  160,789,238   $  134,265,978
                                                                               ===============================


(continued on the following page)

                             Value Rent-A-Car, Inc.

                                                                                DECEMBER 31       JUNE 30
                                                                                    1996           1997
                                                                               --------------  --------------
                                                                                               (Unaudited)
LIABILITIES AND CAPITAL DEFICIENCY
Liabilities:
  Notes payable--affiliates                                                    $ 189,194,628   $  181,579,607
  Trade accounts payable--nonaffiliates                                            9,479,810        8,828,850
  Trade accounts payable--affiliates                                              13,264,110        1,489,915
  Accrued expenses--nonaffiliates                                                  5,823,654        8,376,752
  Accrued expenses--affiliates                                                       759,809        1,374,932
  Estimated liability for self-insurance claims                                   17,600,000       19,903,032
  Obligations under capital leases                                                 3,025,922        2,686,803
  Deferred credits                                                                   225,522          852,000
                                                                               ------------------------------
Total liabilities                                                                239,373,455      225,091,891

Commitments and contingencies

Capital deficiency:
 Common stock--$10 par value, 200 shares authorized,
  issued and outstanding                                                               2,000            2,000
 Additional paid-in capital                                                       26,819,101       26,819,101
 Accumulated deficit                                                            (105,405,318)    (117,647,014)
                                                                               ------------------------------
Net capital deficiency                                                           (78,584,217)     (90,825,913)
                                                                               ------------------------------
Total liabilities and capital deficiency                                       $ 160,789,238   $  134,265,978
                                                                               ==============================

See accompanying notes.

                             Value Rent-A-Car, Inc.

                            Statements of Operations



                                                                                  YEAR ENDED
                                                                                 DECEMBER 31       SIX MONTHS ENDED JUNE 30
                                                                                     1996             1996           1997
                                                                                ----------------------------------------------
                                                                                                         (Unaudited)
Revenues:
 Rental fleet income                                                            $ 173,776,299   $  93,506,626   $   96,981,175
 Other revenues                                                                       399,345          18,068               --
                                                                                ----------------------------------------------
                                                                                  174,175,644      93,524,694       96,981,175
Costs and expenses:
 Rental fleet expense-non affiliates                                               92,706,685      44,878,795       48,990,843
 Rental fleet expense-affiliates, including
  vehicle interest of $6,739,630 in 1996 and
  $2,852,592 and $2,845,773 for the six months
  ended June 30, 1996 and 1997, respectively                                       46,525,672      24,772,914       30,465,168
 Selling expense                                                                   20,514,769      11,051,854       11,763,789
 General and administrative expense                                                23,693,066      11,095,469       13,005,368
 Provision for bad debts                                                            3,215,274       1,084,791        1,361,117
 Loss on condemned property                                                         2,210,844              --               --
                                                                                ----------------------------------------------
                                                                                  188,866,310      92,883,823      105,586,285
                                                                                ----------------------------------------------
Operating loss                                                                    (14,690,666)        640,871       (8,605,110)
Interest income                                                                        81,956          47,590           72,000
Interest expense - affiliates                                                      (6,575,510)     (3,110,178)      (3,708,586)
                                                                                ----------------------------------------------
Net loss                                                                        $ (21,184,220)  $  (2,421,717)   $ (12,241,696)
                                                                                ==============================================

See accompanying notes.

                             Value Rent-A-Car, Inc.

                        Statements of Capital Deficiency




                                                    COMMON STOCK
                                                   --------------          ADDITIONAL                             TOTAL
                                                                PAR         PAID-IN          ACCUMULATED         CAPITAL
                                                   SHARES      VALUE        CAPITAL            DEFICIT          DEFICIENCY
                                                   -----------------------------------------------------------------------

Balance at January 1, 1996                            200      $2,000     $26,819,101       $ (84,221,098)     $(57,399,997)
Net loss                                                -           -               -         (21,184,220)      (21,184,220)
                                                   -------------------------------------------------------------------------
Balance at December 31, 1996                          200       2,000      26,819,101        (105,405,318)      (78,584,217)
Net loss (Unaudited)                                    -           -               -         (12,241,696)      (12,241,696)
                                                   -------------------------------------------------------------------------

Balance at June 30, 1997
(Unaudited)                                           200      $2,000     $26,819,101       $(117,647,014)     $(90,825,913)
                                                   =========================================================================

See accompanying notes.

                             Value Rent-A-Car, Inc.

                            Statements of Cash Flows




                                                                          YEAR ENDED
                                                                          DECEMBER 31        SIX MONTHS ENDED JUNE 30
                                                                             1996             1996            1997
                                                                        -----------------------------------------------
                                                                                                   (Unaudited)
OPERATING ACTIVITIES
Net loss                                                                 $ (21,184,220)  $  (2,421,717)   $ (12,241,696)
Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities:
   Provision for bad debts                                                   3,215,274       1,084,791        1,361,117
   Loss from disposal of rental vehicles                                     2,169,809         584,347        2,044,834
   Loss on condemned property                                                2,210,844              --               --
   Depreciation and amortization                                            18,763,381       7,952,657        9,845,386
   Changes in operating assets and liabilities:
     Accounts receivable                                                     3,276,153       6,409,178        3,645,953
     Claims receivable                                                      (2,679,420)        353,091          535,904
     Prepaid tags and licenses and other assets                               (336,082)        174,210          142,214
     Trade accounts payable and bank overdraft                               4,795,077      (6,551,433)     (11,948,154)
     Accrued expenses                                                        2,028,006        (187,698)       3,670,219
     Estimated liability for self-insurance claims                           5,376,043         779,692        2,303,032
     Deferred credits                                                         (457,897)       (249,733)         626,478
                                                                         ----------------------------------------------
Net cash provided by (used in) operating activities                         17,176,968       7,927,385          (14,713)

INVESTING ACTIVITIES
Purchase of rental vehicles                                               (106,085,702)    (61,467,428)     (36,085,320)
Proceeds from disposal of vehicles                                          47,136,193       2,668,651       45,004,227
Proceeds received for Fort Lauderdale eminent
  domain proceedings                                                                --              --        2,627,000
Purchase of other property and equipment                                    (9,755,656)     (2,706,066)      (3,312,202)
                                                                         ----------------------------------------------
Net cash (used in) provided by investing activities                        (68,705,165)    (61,504,843)       8,233,705

FINANCING ACTIVITIES
Proceeds from borrowings from affiliates                                    10,400,000       1,900,000       12,000,000
Proceeds from vehicle borrowings                                           104,112,527      59,956,794       35,419,006
Repayments of vehicle borrowings                                           (61,545,378)     (7,944,641)     (55,034,027)
Principal payments on capital leases                                        (1,316,421)       (632,399)        (759,599)
                                                                        -----------------------------------------------
Net cash provided by (used in) financing activities                         51,650,728      53,279,754       (8,374,620)
                                                                        -----------------------------------------------
Net increase (decrease) in cash and cash equivalents                           122,531        (297,704)        (155,628)
Cash and cash equivalents at beginning of period                               297,704         297,704          420,235
                                                                        -----------------------------------------------
Cash and cash equivalents at end of period                               $     420,235    $         --    $     264,607
                                                                        ===============================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid                                                            $  12,395,347    $  5,812,770    $   6,354,359
                                                                        ===============================================
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
FINANCING ACTIVITIES
Capital leases entered into for leases of
computer equipment and related software and
other operating equipment                                                $     318,100    $     69,100    $     423,828
                                                                        ===============================================


See accompanying notes.

                             Value Rent-A-Car, Inc.

                         Notes to Financial Statements

                               December 31, 1996
                (Information pertaining to the six months ended
                      June 30, 1996 and 1997 is unaudited)

1. ORGANIZATION AND OPERATIONS

Value Rent-A-Car, Inc. (VRAC or the Company) is a wholly-owned subsidiary of Mitsubishi Motor Sales of America, Inc. (MMSA). VRAC is engaged in the rental of automobiles, primarily catering to the leisure travel segment of the market. The Company has operations in six states (Florida, Georgia, Louisiana, Arizona, Nevada and Colorado). The Company's Florida locations generated approximately 70% of the Company's rental fleet income for the year ended December 31, 1996.

In the opinion of management, the unaudited financial statements contain all material adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at June 30, 1997, and the results of its operations and cash flows for the six months ended June 30, 1997 and 1996. Operating results for these interim periods are not necessarily indicative of the results that can be expected for a full year.

Due to the incurrence of recurring operating losses and the existence of a net capital deficiency, the Company has relied upon MMSA for continuing support in meeting its ongoing operating cash requirements. MMSA has committed to continue to provide such support, as necessary, through January 1, 1998.

On February 14, 1997, MMSA entered into a letter of intent to sell the Company to HFS Incorporated (HFS) for $175 million in cash. The transaction is contingent upon the negotiation and execution of a definitive agreement and certain other conditions and is scheduled to be closed in the second quarter of 1997 (see Note 18).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION


The accompanying balance sheet is presented in a format which does not segregate current assets and current liabilities. As a result of the constantly changing mix of revenue earning equipment, it is not possible to accurately determine the amount of revenue earning equipment that will be realized currently. The Company believes presenting the nonclassified earning format will avoid misunderstandings as to the relationships of current and noncurrent assets and liabilities and is consistent with industry practice.

                             Value Rent-A-Car, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Revenue from the rental of vehicles is recognized when earned. Revenue is recognized on open contracts in proportion to the number of days the vehicle was on rent under the contract prior to year end.

The Company records amounts billed to customers or other responsible parties for damages incurred on rental vehicles as a component of rental fleet income. Accident billings included in rental fleet revenues in the accompanying statement of operations were $6,125,319.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying amount of cash and cash equivalents approximates fair value.

TRADEMARK

The Company paid $1,750,000 for the exclusive right to the trademark "Value Rent-A-Car". The asset is being amortized on a straight line basis over 20 years.

PROPERTY AND EQUIPMENT

Revenue earning equipment consists of automobiles that were acquired under programs that allow the Company to require the manufacturer to repurchase the vehicles. Revenue earning equipment is depreciated at rates specified by the manufacturer, which correspond to the manufacturer's estimated residual value. Gains and losses on sales of revenue earning equipment are recorded as an adjustment to rental fleet expense.

                             Value Rent-A-Car, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and equipment is stated at cost. Depreciation is computed on the straight-line method for financial reporting purposes as follows:


Buildings                                                  30 years
Furniture and equipment                                  4-10 years
Computer equipment and software                           3-5 years

Leasehold improvements are amortized over the shorter of the remaining anticipated lease term or the estimated useful life of the improvements.

SELF-INSURANCE

The Company is primarily self-insured for all liability losses relating to rental vehicles. The estimated liability for self-insurance is actuarially-determined based on historical claims experience, adjusted for current trends and changes in claims handling procedures, and is discounted to the net present value. The estimated liability also includes an estimate related to incurred but not reported losses.

MANUFACTURER INCENTIVES

Manufacturer-related incentives are recognized over the Company's estimated holding period of the related vehicle. Deferred manufacturer incentives of $225,522 are included as deferred credits in the accompanying balance sheet.

ADVERTISING COSTS

Advertising costs, included in selling expense, are expensed as incurred and totaled approximately $6,100,000 for 1996.

                             Value Rent-A-Car, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INCOME TAXES

The Company is included in the consolidated federal and certain combined or consolidated state income tax returns of MMSA. However, the Company computes a tax provision for financial reporting purposes as if it were filing a separate return.

3. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 1996:


Revenue earning equipment                                                      $ 90,186,949
Land                                                                             16,656,229
Buildings                                                                        18,021,740
Leasehold improvements                                                           17,124,089
Furniture and equipment                                                          11,849,328
Computer equipment and software under capital lease                               7,412,535
Construction in progress                                                            281,222
                                                                               ------------
                                                                                161,532,092
Less accumulated amortization and depreciation, including
  $3,899,622 for capital leases                                                 (20,936,229)
                                                                               ------------
                                                                               $140,595,863
                                                                               ============

The Company purchased approximately $104,000,000 in revenue equipment during 1996. The Company sold revenue equipment with a net book value of approximately $49,300,000 in 1996, resulting in losses of approximately $2,170,000.

                             Value Rent-A-Car, Inc.

4. ACCOUNTS RECEIVABLE

Accounts receivable is comprised of the following at December 31, 1996:


Trade receivables                                                              $  8,383,209
Amounts owed at year end under open rental agreements                             3,781,682
Other                                                                             1,885,266
                                                                               ------------
                                                                                 14,050,157
Less allowance for doubtful accounts                                             (3,811,898)
                                                                               ------------
                                                                               $ 10,238,259
                                                                               ============

5. CLAIMS RECEIVABLE

At December 31, 1996, the Company has recorded receivables from renters of $4,964,043 for accident claims and a related allowance for doubtful accounts of $3,138,800. The allowance has been established to provide for the Company's inability to collect from the renter because the renter cannot be located or lacks adequate insurance or other resources to pay the claims.

6. OTHER ASSETS

Other assets are comprised of the following at December 31, 1996:


Receivable from Broward County (see Note 11)                                   $ 2,627,000
Other                                                                            1,601,866
                                                                               -----------
                                                                               $ 4,228,866
                                                                               ===========

                             Value Rent-A-Car, Inc.

7. NOTES PAYABLE--AFFILIATES

Notes payable--affiliates is comprised of the following at December 31, 1996:


        Mitsubishi Motor Credit of America, Inc. (MMCA) (an
         affiliate of MMSA):
           Lease plan financing and security agreement, payable
            monthly based on the depreciation of the related vehicles with a maturity not exceeding 12 months, adjusted for additions or disposals, with a balloon payment of all unpaid principal and interest at maturity, with interest at 0.25% over Prime (8.25%
            at December 31, 1996; effective weighted average interest rate
            of 8.8% for 1996).                                                              $  84,194,628
           Unsecured credit line, due in full March 31, 1997, with interest at Libor plus 1.00% (6.56% at December 31, 1996; effective
            weighted average interest rate of 6.6% for 1996).                                 105,000,000
                                                                                            -------------
                                                                                            $ 189,194,628
                                                                                            =============

On January 16, 1997, the unsecured credit line with MMCA was amended, increasing the facility to $113 million (see Note 18).

Interest expense incurred on notes payable--affiliates for 1996 was $13,037,041.

The Company's borrowings under the lease plan financing and security agreement are secured by specific revenue earning equipment and substantially all of the Company's other assets.

8. ESTIMATED LIABILITY FOR SELF-INSURANCE CLAIMS


The Company assumes responsibility for up to $1 million per claim under its automobile liability insurance program. Costs in excess of $1 million per claim are insured up to $6 million under an agreement with an insurance carrier. In certain states in which the Company operates, collateral is required to be posted for self-insurance. This is satisfied through the purchase of certificates of deposit and letters of credit (see Note 13).

                             Value Rent-A-Car, Inc.

8. ESTIMATED LIABILITY FOR SELF-INSURANCE CLAIMS (CONTINUED)

The Company's rental contract places the initial burden of coverage and defense costs on the renter. If attempts to recover the loss from the renter fail or if the renter does not have insurance coverage or if an award or settlement exceeds the renter's primary insurance coverage, the Company incurs the costs.

The Company records the self-insurance liability at present value using a 7% discount rate. At December 31, 1996, the valuation allowance to present value the self-insurance liability was approximately $2,400,000 and the undiscounted liability was approximately $20,000,000.

An analysis of the changes in the estimated liability for self-insurance claims for the year ended December 31, 1996 is as follows:


Balance at beginning of year                                                   $12,223,957
Net provisions charged to operations                                            13,619,853
Claims paid                                                                     (7,214,810)
Increase in valuation allowance                                                 (1,029,000)
                                                                               -----------
Balance at end of year                                                         $17,600,000
                                                                               ===========

9. LEASES

The Company leases office space from nonaffiliated parties along with certain equipment under operating leases expiring at various dates through 2012. Most of the leases contain renewal options. Rent expense for operating leases related to leased facilities was $3,278,000 for 1996.

The Company leases certain of its rental vehicle fleet from MMSA as well as nonaffiliated parties under short-term leasing arrangements. Rent expense related to fleet vehicles leases with MMSA totaled $32,480,870 for 1996. Amounts due to MMSA related to this arrangement and other incidental transactions totaled $13,264,111 at December 31, 1996 and is included in trade accounts payable on the accompanying balance sheet. Rent expense related to fleet leases with nonaffiliated parties totaled $2,421,700 for 1996.

                             Value Rent-A-Car, Inc.

9. LEASES (CONTINUED)

At December 31, 1996, minimum future rental payments on noncancelable operating leases with remaining lease terms in excess of one year are as follows:


1997                                                                           $  2,815,293
1998                                                                              3,199,198
1999                                                                              2,659,374
2000                                                                              2,514,545
2001                                                                              2,253,735
Thereafter                                                                       21,677,947
                                                                               ------------
Total minimum future rental payments                                           $ 35,120,092
                                                                               ============

The Company has entered into various noncancelable leases which have been accounted for as capital leases. The lease agreements require that the Company pay taxes, insurance and maintenance expenses, and also contain purchase options at the end of the lease term. At December 31, 1996, future minimum lease payments under the capitalized lease obligations, including the amount representing interest, are as follows:


1997                                                                            $1,652,715
1998                                                                             1,080,406
1999                                                                               477,992
2000                                                                                85,063
2001                                                                                62,579
                                                                                ----------
                                                                                 3,358,755
Less amount representing interest at 7.75% per annum                              (332,833)
                                                                                ----------
Present value of future minimum lease payments                                  $3,025,922
                                                                                ==========

10. RETIREMENT AND SAVINGS PROGRAM


The Company has a defined benefit retirement plan covering substantially all of its employees who meet certain age and service requirements. The plan's benefits are based on years of service and the employees' compensation during the last three years immediately preceding retirement. On an annual basis, the Company intends to contribute an amount that is sufficient to fund actuarially-determined future service benefits as a level percentage of compensation and past service benefits over a 30-year period, subject to the percentage of compensation and past service

                             Value Rent-A-Car, Inc.

10. RETIREMENT AND SAVINGS PROGRAM (CONTINUED)

benefits over a 30-year period, subject to the Employee Retirement Income Security Act of 1974 minimum funding requirements and the deductibility of contributions for federal income tax purposes. The plan's assets are invested in money market funds.

The actuarially-computed net periodic pension cost for the year ended December 31, 1996 includes the following components:


Service cost-benefit carried during the period                       $384,004
Interest cost on projected benefit obligation                          28,331
Actual return on plan assets                                          (18,931)
Net amortization and deferral                                          14,211
                                                                     --------
                                                                     $407,615
                                                                     ========

Assumptions used in the accounting for the net periodic pension cost for the year ended December 31, 1996 were as follows:


Discount rate                                                        7.25%
Average compensation increase                                        4.00
Expected long-term rate of return on assets                          8.25

The funded status of the Company's retirement plan at December 31, 1996 is as follows:


Actuarial present value of benefit obligations:
  Vested benefit obligation                                          $305,615
  Nonvested benefit obligation                                        133,177
                                                                     --------
Accumulated benefit obligation                                        438,792


Effect of projected future compensation levels                        317,834
                                                                     --------
Projected benefit obligation                                          756,626


Plan assets at fair value                                             319,040
                                                                     --------
Unfunded projected benefit obligation                                 437,586
Unrecognized net loss                                                  19,818
                                                                     --------
Accrued pension cost                                                 $417,768
                                                                     ========

                             Value Rent-A-Car, Inc.

10. RETIREMENT AND SAVINGS PROGRAM (CONTINUED)

As of December 31, 1996, the actuarial assumptions used in the accounting for the accrued pension cost were as follows:


Discount rate on liabilities                                         7.50%
Average compensation increase                                        4.00
Expected long-term rate of return on assets                          8.25

In addition to the retirement plan, the Company established two Voluntary Savings Plans under Section 401(k) of the Internal Revenue Code. The two plans were established for salaried employees and hourly employees. All employees are eligible under one of the two plans. An employee may elect to contribute up to 6% of his or her compensation to a trust established under each plan. Contributions to these plans are not taxable to the participants until such amounts are withdrawn from the plan. The plan's assets are invested primarily in mutual funds. At the end of each plan year, the Company may make discretionary matching contributions based upon the Company's performance. The Company did not make any matching contributions in 1996.

11. CONDEMNATION PROCEEDINGS

The Company is a defendant in a lawsuit in which Broward County, Florida (the County), through eminent domain proceedings, took possession of the Company's property and facilities near the Fort Lauderdale Airport. The County initially advanced the Company approximately $7,800,000 for the property, which had a net book value of approximately $12,600,000 at the time title was transferred. The only issue to be decided in the lawsuit was the fair market value of the subject property and facilities. In 1995, the Company recorded a deferred asset of approximately $4,800,000 representing the difference between the net book value of the property and the total of the County's advance.

On March 14, 1997, the Company and the County, through mediation proceedings, agreed on a settlement of $10,400,000 for the total fair market value of the property. As a result of this settlement, the Company reduced the carrying value of the deferred asset discussed above by $2,210,844 and recorded this amount in the 1996 statement of operations as a loss on condemned property. The remaining balance of $2,627,000, which is included in other assets in the accompanying balance sheet as of December 31, 1996, represents the remaining amount due to the Company as a result of the settlement agreement. The final settlement is subject to approval by the Broward County Commission (see Note 18).

                             Value Rent-A-Car, Inc.

12. RELATED PARTY TRANSACTIONS

In addition to providing lines of credit and notes payable, MMSA provides payment guarantees and establishes letters of credit on behalf of the Company, primarily for self-insurance obligations and working capital requirements.

The Company's computer system, which is being leased by MMSA from a third-party lessor, is being sub-leased to the Company by MMSA under the same terms as those between MMSA and the third-party lessor.

13. COMMITMENTS AND CONTINGENCIES

In accordance with regulations required by certain states and airport authorities where the Company operates, the Company has obtained letters of credit totaling $6.5 million which are outstanding as of December 31, 1996. The letters of credit are due to expire at various times during 1997. These letters of credit have been obtained in order to comply with self-insurance regulations in certain states, provide security for future fees to be paid to certain airport authorities or as security for property leases. As of December 31, 1996, none of the letters of credit have been drawn down. Additionally, the Company has purchased certain certificates of deposit related to self-insurance in Florida, which amount to approximately $120,000 at December 31, 1996.

The Company has commitments under certain concession agreements with various domestic airports for the payment of a percentage of related gross revenues generated at the airport or minimum guaranteed annual fees, as defined in the agreements. During 1996, the Company incurred fees of $9,088,258 under these concession agreements. At December 31, 1996, minimum guaranteed annual fees under noncancelable concession agreements with remaining terms in excess of one year are as follows:



1997                                                    $2,366,366
1998                                                     2,020,006
1999                                                       955,821
2000                                                       810,128
2001                                                        42,000
                                                        ----------
Total minimum future rental payments                    $6,194,321
                                                        ==========

                             Value Rent-A-Car, Inc.

14. INCOME TAXES

As of December 31, 1996, the Company identified a gross deferred tax asset of approximately $35,588,000 consisting of net operating loss (NOL) carryforwards of approximately $25,104,000, investment tax credit (ITC) carryforwards of approximately $2,225,000 and future deductible differences on the separate-company basis of approximately $8,259,000. Because of the uncertainty surrounding realizability of future benefits arising from cumulative losses, a valuation allowance in the full amount of $35,588,000 has been recorded at December 31, 1996. The net change in the valuation allowance for the year ended December 31, 1996 was an increase of approximately $3,588,000.

At December 31, 1996, unused NOL carryforwards of approximately $71,727,000 are available. The carryforwards expire at various dates, ranging from 2000 through 2011. Due to the acquisition by MMSA of 80% ownership of the Company on May 25, 1990, the amount of future taxable income that can be offset by the Company's net operating losses incurred prior to May 25, 1990, as well as the amount of tax liability that can be offset by investment credit carryovers, may be limited.

At December 31, 1996, unused ITC carryforwards of approximately $2,225,000 are also available. The credit carryovers expire at various dates, ranging from 1998 through 2001.

Upon consummation of the sale by MMSA of the Company to HFS, the utilization of the net operating losses subsequent to the ownership change may be limited (see
Note 18).

15. CONCENTRATIONS OF CREDIT RISK

Trade receivables include $3,767,828 from travel agents and tour operators at December 31, 1996. Claims receivables include amounts due from renters for damages incurred on revenue earning equipment. The Company generally does not hold collateral from these vendors and renters.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of notes payable--affiliates is estimated based upon quoted market rates as well as borrowing rates currently available to the Company for loans with similar terms and average maturities. The carrying amount of notes payable--affiliates approximates fair value because the interest rates are variable, and accordingly, approximate current market rates.

                             Value Rent-A-Car, Inc.

17.  LITIGATION

During the normal course of business, the Company is involved in various matters of litigation arising principally from accidents involving vehicles rented to customers for which the Company is self-insured. Management has reviewed all claims and lawsuits and, upon the advice of counsel, has made provisions for estimatable losses and expenses related to such claims and matters of litigation. However, the Company is unable to predict the ultimate outcome of the outstanding claims and lawsuits.

18. EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT

On April 4, 1997, the unsecured credit line with MMCA was amended, increasing the facility to $133 million.

On April 25, 1997, HFS terminated its agreement in principle with MMSA to acquire the Company.

On May 15, 1997, the Broward County Commission approved the final settlement between the Company and the County related to the Company's condemned Fort Lauderdale Airport property.

On July 8, 1997, the Company was sold by MMSA to Republic Industries, Inc. for $77.5 million in cash and common stock. Prior to the closing of the sale, the Company conveyed title to its owned property to MMSA for $42.9 million. The property had a net book value of $35.6 million, resulting in a gain of $7.3 million. Also prior to the closing, the Company repaid the then outstanding balance on its unsecured credit line with MMCA of $117 million with the $42.9 million purchase price paid for the property and a $74.1 million capital contribution from MMSA.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
   Snappy Car Rental, Inc.:


We have audited the accompanying consolidated balance sheets of Snappy Car Rental, Inc., an Ohio corporation, and its wholly owned subsidiaries as of December 28, 1996 and December 31, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Snappy Car Rental, Inc. as of December 28, 1996 and December 31, 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Tulsa, Oklahoma
  March 28, 1997

                            SNAPPY CAR RENTAL, INC.

                          CONSOLIDATED BALANCE SHEETS

             JULY 5, 1997, DECEMBER 28, 1996 AND DECEMBER 31, 1995
                   (in thousands, except share information)

                                                                    July 5,        December 28,        December 31,
                                                                     1997              1996                1995
                                                                 ------------      ------------        ------------
                                ASSETS                            (Unaudited)
Cash and cash equivalents                                        $       951       $     1,557         $     7,646
Receivables - net                                                     13,174            12,417              10,857
Prepaid expenses and other                                             5,911             5,767               7,147
Vehicles - net                                                       145,265           150,810             139,893
Property and equipment - net                                           2,796             2,185               1,757
Goodwill, net of accumulated amortization of $486 and $262             4,977             5,091               5,315
                                                                 -----------       -----------         -----------
                                                                 $   173,074       $   177,827         $   172,615
                                                                 ===========       ===========         ===========

                 LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:

   Vehicle obligations                                           $   121,296       $   123,535         $   137,496
   Fleet facilities                                                   20,640            23,999                   -
   Line of credit                                                      5,950             4,350                   -
   Accounts payable                                                    5,223             4,647               5,878
   Accrued liabilities - employees                                       784             1,323               1,384
   Accrued interest payable                                              798               648               1,536
   Accrued liabilities - claims                                        3,682             3,923               6,556
   Accrued liabilities - other                                         1,232             2,306               1,959
   Deferred income taxes                                               3,274             3,504               6,355
   Subordinated debt to shareholders                                   8,836             8,244               7,750
                                                                 -----------       -----------         -----------
       Total liabilities                                             171,715           176,479             168,914
                                                                 -----------       -----------         -----------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:

   Common stock, $.01 par value, 20,000,000 shares authorized             54                54                  53
   Additional paid-in capital                                          3,921             3,921               3,797
   Accumulated deficit                                                (2,566)           (2,577)               (149)
   Treasury stock, 50,000 shares at cost                                 (50)              (50)                  -
                                                                 -----------       -----------         -----------
                                                                       1,359             1,348               3,701
                                                                 -----------       -----------         -----------
                                                                 $   173,074       $   177,827         $   172,615
                                                                 ===========       ===========         ===========

                     The accompanying notes are an integral
                   part of these consolidated balance sheets.

                            SNAPPY CAR RENTAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

          FOR THE SIX MONTHS ENDED JULY 5, 1997 AND JUNE 30, 1996 AND FOR THE YEARS ENDED DECEMBER 28, 1996 AND DECEMBER 31, 1995
                                 (in thousands)

                                                              For the Six Months Ended                For the Years Ended
                                                            -----------------------------    -------------------------------------
                                                            July 5, 1997    June 30, 1996    December 28, 1996   December 31, 1995
                                                            ------------    -------------    -----------------   -----------------
                                                                    (Unaudited)
REVENUES - Vehicle rentals                                    $ 49,640        $ 44,405           $ 91,409            $ 84,470
                                                              --------        --------           --------            --------

COSTS AND EXPENSES:

   Direct operating                                              6,386           6,163             12,836              12,234
   Depreciation, net                                            15,041          11,922             28,376              20,799
   Salaries and employee benefits                               14,003          13,862             28,105              25,354
   Selling, general and administrative                           7,696           7,534             15,611              13,229
   Amortization of goodwill                                        114             114                224                 206
                                                              --------        --------           --------            --------
         Total costs and expenses                               43,240          39,595             85,152              71,822
                                                              --------        --------           --------            --------

OPERATING INCOME                                                 6,400           4,810              6,257              12,648

INTEREST EXPENSE, net                                            6,326           4,924             11,097              10,388
                                                              --------        --------           --------            --------

INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY LOSS

                                                                    74            (114)            (4,840)              2,260

PROVISION (BENEFIT) FOR INCOME TAXES                                63             (22)            (2,412)                947
                                                              --------        --------           --------            --------

INCOME (LOSS) BEFORE EXTRAORDINARY LOSS                             11             (92)            (2,428)              1,313

EXTRAORDINARY LOSS, net of tax                                    -               -                  -                  1,949
                                                              --------        --------           --------            --------

NET LOSS                                                      $     11        $    (92)          $ (2,428)           $   (636)
                                                              ========        ========           ========            ========




                     The accompanying notes are an integral
                      part of these consolidated financial
                                  statements.

                            SNAPPY CAR RENTAL, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

          FOR THE YEARS ENDED DECEMBER 28, 1996 AND DECEMBER 31, 1995
                                 (in thousands)

                                                                                    Retained
                                             Common Stock         Additional        Earnings
                                           -----------------       Paid in        (Accumulated    Treasury
                                           Shares     Amount       Capital           Deficit)      Stock          Total
                                           ------     ------      ----------      -----------     --------       -------
BALANCE, December 31, 1994                   5,300     $  53        $3,797        $  487           $    -        $ 4,337

   Net loss                                      -          -            -          (636)               -           (636)
                                            ------     -----        ------        ------           ------        -------

BALANCE, December 31, 1995                   5,300        53         3,797          (149)               -          3,701

   Proceeds from sale of common stock          125         1           124             -                -            125

   Purchase of treasury stock                    -          -            -             -              (50)           (50)

   Net loss                                      -          -            -         (2,428)              -         (2,428)
                                            ------     ------       ------        -------          ------        -------

BALANCE, December 28, 1996                   5,425     $   54       $3,921        $(2,577)         $  (50)       $ 1,348
                                            ======     ======       ======        =======          ======        =======





                     The accompanying notes are an integral
                      part of these consolidated financial
                                  statements.

                            SNAPPY CAR RENTAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

          FOR THE SIX MONTHS ENDED JULY 5, 1997 AND JUNE 30, 1996 AND FOR THE YEARS ENDED DECEMBER 28, 1996 AND DECEMBER 31, 1995
                                 (in thousands)

                                                               For the Six Months Ended              For the Years Ended
                                                             -----------------------------   --------------------------------------
                                                             July 5, 1997    June 30, 1996   December 28, 1996    December 31, 1995
                                                             ------------    -------------   -----------------    -----------------
                                                                      (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                   $      11       $     (92)         $ (2,428)          $     (636)
   Adjustments to reconcile net loss to cash provided
     by operating activities-

       Extraordinary loss, net of tax                                --              --                --                1,949
       Depreciation and amortization                             15,155          12,036            28,600               21,005
       Gain on sale of investment                                    --              --                --                  (62)
       Provision for losses on receivables                          126             (33)              (33)                (301)
       Amortization of loan fees                                    219             185               657                  396
       Write-off of swap and cap fees                                --              --                --                  660
       Provision for deferred income taxes                         (230)            (62)           (2,851)                (234)
       Change in assets and liabilities:

         Receivables                                               (883)         (5,511)           (1,527)              (1,344)
         Prepaid expenses and other                                (363)           (125)            1,695                  619
         Accounts payable                                           576           1,006            (1,231)               2,958
         Accrued liabilities - employees                           (539)            (11)              (61)                (264)
         Accrued interest payable                                   742            (628)             (394)                 415
         Accrued liabilities - claims                              (241)         (1,511)           (2,633)              (1,516)
         Accrued liabilities - other                             (1,074)            111               347                  265
                                                              ---------       ---------         ---------            ---------
           Net cash provided by operating activities             13,499           5,365            20,141               23,910
                                                              ---------       ---------         ---------            ---------

CASH FLOWS FROM INVESTING ACTIVITIES:

   Purchases of vehicles                                        (33,498)        (52,991)         (105,343)             (80,142)
   Proceeds from sales of vehicles                               24,002          31,557            66,781               35,932
   Purchases of property and equipment                             (611)           (185)           (1,159)              (1,920)
   Proceeds from sale of investment                                  --              --                --                2,562
   Payment of investment banking fee                                 --              --                --                 (300)
                                                              ---------       ---------         ---------            ---------
           Net cash used in investing activities                (10,107)        (21,619)          (39,721)             (43,868)
                                                              ---------       ---------         ---------            ---------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Proceeds from vehicle obligations                             33,050          25,937            96,016               54,597
   Proceeds from fleet facility                                      --              --            23,999                   --
   Payments on vehicle obligations                              (38,648)        (12,504)         (109,977)            (181,366)
   Line of credit borrowings                                      1,600              --             4,350                   --
   Proceeds from stock issuance                                      --              --               125                   --
   Payment for treasury stock                                        --             (50)              (50)                  --
   Proceeds from debt issuance                                       --              --                --              150,000
   Debt issuance costs                                               --              --              (972)              (2,300)
   Proceeds from termination of swap and cap agreement               --              --                --                1,050
                                                              ---------       ---------         ---------            ---------
         Net cash provided by financing activities               (3,998)         13,383            13,491               21,981
                                                              =========       =========         =========            =========

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                   (606)         (2,871)           (6,089)               2,023
CASH AND CASH EQUIVALENTS, beginning of period                    1,557           7,646             7,646                5,623
                                                              ---------       ---------         ---------            ---------
CASH AND CASH EQUIVALENTS, end of period                      $     951       $   4,775         $   1,557            $   7,646
                                                              =========       =========         =========            =========

                     The accompanying notes are an integral
               part of these consolidated financial statements.

                            SNAPPY CAR RENTAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    DECEMBER 28, 1996 AND DECEMBER 31, 1995
                    (in thousands, except share information)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

Snappy Car Rental, Inc., (the "Company") provides replacement car rental services primarily to customers whose automobiles are out of service. The Company operates rental locations in 39 states across the United States.

In connection with a fleet financing agreement (see Note 5), two wholly owned subsidiaries were formed: Snappy Funding Corporation ("SFC") and Snappy Fleet Finance Corporation ("SFFC"), both Delaware corporations. Snappy Funding L.P., a Delaware limited partnership ("SFLP") was formed pursuant to an agreement of limited partnership between SFC, as general partner and the Company, as limited partner. The financial statements include the consolidated statements of the Company and the above entities. All significant intercompany balances have been eliminated.

OPERATIONS

The Company had unfavorable operating results in 1996 resulting from lower fleet utilization, fleet acquisition costs increasing faster than rental rates, higher operating expenses and a general softening of selling prices in the used car market in the fall of 1996. Due in part to unfavorable operating results, a management reorganization was made on September 24, 1996. Under new management, actions have been taken to increase fleet utilization, reduce expenses and increase daily yields. Additionally, the Company's line of credit financing has been renewed through October 31, 1997, and increased from $10,000 to $11,700. The line of credit can increase to $12,500, if preceded by an $800 capital investment (see Note 7). Management believes line of credit financing will continue to be available at existing terms in the future. Management further expects positive cash flows in 1997 to result from the operating changes described above.

FISCAL YEAR

During 1996, the Company changed its fiscal year end from a calendar year end to the Saturday nearest December 31. Fiscal year 1996 was comprised of 52 weeks and ended on December 28, 1996.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand and on deposit including highly liquid investments with initial maturities of three months or less.

VEHICLES

Vehicles are stated at cost net of related discounts. Depreciation is calculated based on the vehicles' estimated residual value. Depreciation rates range from 1.00% to 1.75% per month. Gains and losses from sales of vehicles are recorded as an adjustment to depreciation expense. Net gains were approximately $824 and $2,220, for the years ended December 28, 1996 and December 31, 1995, respectively.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and are depreciated or amortized using principally the straight-line method over the estimated useful lives of the related assets or the lives of the related leases, if shorter, ranging from 5 to 40 years.

GOODWILL

Goodwill is being amortized over a 25-year period on a straight-line basis.

INCOME TAXES

The Company has provided for income taxes on its taxable income or loss and other tax attributes. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities.

REVENUE RECOGNITION

The Company rents vehicles under rental contracts. Revenues are recognized as earned under the terms of the rental contracts.

ADVERTISING

The Company expenses the costs of advertising the first time the advertising takes place, except for direct-response advertising which is capitalized and amortized over its expected period of future benefits. Direct-response advertising consists primarily of yellow-page advertisements. Capitalized costs of $494 and $442 are included in prepaid expenses and other as of December 28, 1996 and December 31, 1995, respectively. Advertising expense was approximately $1,728 and $1,366 for the years ended December 28, 1996 and December 31, 1995, respectively.

DEBT ISSUANCE COSTS

Approximately $3,276 in debt issuance costs has been deferred and is being amortized over 60 months. At December 28, 1996 and December 31, 1995, net debt issuance costs of $2,615 and

$2,300, respectively, were recorded as prepaid expenses and other in the consolidated balance sheets.

PREFERRED STOCK

The Company has 500 shares of voting preferred stock, par value $.01 per share authorized, and 500 shares of non-voting preferred stock, par value $.01 per share authorized. The Company has not issued any preferred stock.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain reclassifications have been made in the 1995 financial statements to conform with the 1996 presentations. Such reclassifications did not effect the 1995 net loss.

2. RECEIVABLES:

Receivables consist of the following:

                                                       1996      1995
                                                     -------   -------
             Trade                                   $ 9,967   $ 8,208
             Auto manufacturers                          372       286
             Claims                                    1,463     1,520
             Other                                     1,254     1,515
                                                     -------   -------
                                                      13,056    11,529
             Less-allowance for doubtful accounts        639       672
                                                     -------   -------
                                                     $12,417   $10,857
                                                     =======   =======

Trade receivables are due from customers and arise from billings under standard credit terms for services provided in the normal course of business.

3.  VEHICLES:

Vehicles are purchased from a variety of sources, primarily major manufacturers. The vehicles consist of the following:

                                                       1996        1995
                                                     --------   --------
             Vehicles                                $175,323   $158,208
             Less- accumulated depreciation            24,513     18,315
                                                     --------   --------
                                                     $150,810   $139,893
                                                     ========   ========

4.  PROPERTY AND EQUIPMENT:

Major classes of property and equipment consist of the following:

                                                               1996     1995
                                                              ------   ------
            Land and buildings                                $   84   $   84
            Furniture, computers and equipment                 3,605    2,438
            Leasehold improvements                               122      190
                                                              ------   ------
            Total property and equipment                       3,811    2,712
            Less- accumulated depreciation and amortization    1,626      955
                                                              ------   ------
                                                              $2,185   $1,757
                                                              ======   ======

5.  VEHICLE OBLIGATIONS:

On November 14, 1995, the Company, through its limited partnership, SFLP, issued $150,000 in Series 1995-1 Rental Car Asset Backed Notes ("Series 1995-1 Notes") through a Private Placement. The Series 1995-1 Notes are as follows:

                                                             Interest Rate at
       Class     Principal Amount       Rate Type           December 28, 1996
       -----     ----------------   -----------------       -----------------
        A-1          $ 60,000             Fixed                  6.850%
        A-2          $ 61,750         LIBOR + 0.85%              6.491%
        A-3          $ 20,000             Fixed                  6.600%
         B           $  8,250         LIBOR + 1.875%             7.516%


Interest is payable monthly on all classes of notes. Principal payments are due in 12 equal monthly installments on the Class A notes ($11,813 per payment), beginning May 2000. The principal payment for Class B notes is due May 2001. The collateral consists of the related vehicles.

The Series 1995-1 Notes contain certain operating and financial covenants, including a monthly fleet valuation comparison to a defined market value. The Company was in compliance with all covenants as of December 28, 1996.

Prior to the Series 1995-1 Notes, the Company's vehicle obligations were with General Electric Capital Corporation ("GECC"). The outstanding obligations to GECC were paid with a portion of the Series 1995-1 Notes proceeds. The net loss to extinguish the obligations to GECC was recorded as an extraordinary item, net of $1,181 income tax benefit. The majority of the loss consisted of a termination fee and the write-off of unamortized loan costs related to GECC funding.

Monthly amortization payments into SFLP, as well as proceeds related to car sales, are accumulated in SFLP cash accounts. These balances, including a $7,500 minimum cash balance requirement, are utilized for additional vehicle purchases. Vehicle obligations reflect the $150,000 principal amount of the notes net of cash balances of $26,465 and $12,504 at December 28, 1996 and December 31, 1995, respectively.

6.  FLEET FACILITIES:

The Company has a fleet facility available from a bank for up to $20,000. The amount of borrowings outstanding at December 28, 1996 was $14,834. The interest rate on the facility is at the option of the Company based on the Prime rate or LIBOR rate plus 2.50% (8.00% at December 28, 1996). The facility expires in March 2000. The Company is required to make payments on the facility for individual vehicles based on odometer mileage or three years from the original finance date. The facility contains certain operating and financial covenants. At December 28, 1996, the Company was in compliance with the provisions of the facility or had obtained waivers from the bank. Subsequent to December 28, 1996, the amount available on the facility was reduced to $15,000.

The Company also has a fleet facility available from a vehicle credit company for $10,000. The amount of borrowings outstanding at December 28, 1996 was $9,165. The interest rate on the facility is based on the two-year treasury bill rate on the date of drawdown plus 3.35% (9.31% to 9.65% at December 28, 1996). The facility requires payments for specific vehicles two years from the original finance date. The facility is revocable, however, the Company would have two years to pay the remaining balance if revoked.

7.  LINE OF CREDIT:

The Company has a line of credit available from a bank for up to $10,000. The interest rate on the line of credit is at the option of the Company based on the Prime rate or LIBOR rate plus 2.75% (8.25% at December 28, 1996). The Company had $4,350 in borrowings outstanding on the line of credit at December 28, 1996. In conjunction with insurance bonding, the Company has provided letters of credit totaling $1,850. The outstanding borrowings and letters of credit reduce the Company's availability on the line for other uses to $3,800 at December 28, 1996. The line of credit contains certain operating and financial covenants. At December 28, 1996, the Company was in compliance with the provisions of the line of credit or had obtained waivers from the bank. Subsequent to December 28, 1996, the bank increased the line of credit to $11,700. The bank has committed to increase the line of credit to $12,500 upon the contribution of $800 of additional capital by certain shareholders of the Company. The agreement was extended to October 31, 1997.

8.  SUBORDINATED DEBT:

At December 28, 1996 and December 31, 1995, subordinated debt to shareholders was $8,244 and $7,750, respectively. Interest at 10-12% is payable semiannually and the principal is payable in two equal installments in September 2000 and 2001. During 1996, the subordinated debt holders converted their interest payments due in December 1996 into subordinated debt bearing interest of 12%. The subordinated debt holders also agreed to convert their June 1997 and December 1997 interest payments into subordinated debt. As consideration for the deferrals, the Company issued 1,179,718 warrants to purchase one share of the Company's common stock for $1 to subordinated debt holders.

9.  INCOME TAXES:

Total income taxes differ from the amounts computed by applying the federal statutory income tax rate to income before taxes. The reasons for the differences are as follows:

                                                                                   December 28,        December 31,
                                                                                       1996                1995
                                                                                   ------------        ------------
         Tax expense (benefit) on income (loss) before
            extraordinary loss at statutory rates                                  $ (1,646)           $    769

         Differences resulting from:

           State taxes, net of federal benefit                                         (181)                 56
           Amortization of goodwill                                                      85                  78
           Utilization of investment tax credits (ITC)                                 (684)                  -
           Other                                                                         14                  44
                                                                                   --------            --------
                                                                                   $ (2,412)           $    947
                                                                                   ========            ========

         Tax benefit on extraordinary loss                                         $   -               $ (1,181)
                                                                                   ========            ========


Components of income taxes are as follows:

                                                                                  December 28,       December 31,
                                                                                      1996               1995
                                                                                  ------------       ------------
         Current                                                                  $    439           $    -
         Deferred                                                                   (2,851)            (234)
                                                                                  --------           ------
           Total                                                                  $ (2,412)          $ (234)
                                                                                  ========           ======

The significant components of the net deferred income tax balance are as follows:

                                                                                  December 28,        December 31,
                                                                                      1996                1995
                                                                                  ------------        ------------
         Deductible temporary differences:
           Receivables                                                            $      125          $       83
           Accrued liabilities - employees                                               296                 448
           Accrued liabilities - claims                                                1,740               2,723
           Accrued liabilities - other                                                    68                 215
           NOL carryforward                                                            1,308               2,440
           Investment tax credits                                                      2,137               3,349
                                                                                  ----------          ----------
              Total Deferred Tax Assets                                                5,674               9,258
                                                                                  ----------          ----------

         Taxable temporary differences:
           Vehicles                                                                   6,736              11,871
           Prepaid expenses and other                                                   305                 270
           All other                                                                  -                     123
                                                                                   --------            --------
              Total Deferred Tax Liabilities                                          7,041              12,264
                                                                                   --------            --------

         Net deferred tax liability                                                   1,367               3,006
         Valuation allowance                                                          2,137               3,349
                                                                                   --------            --------
         Deferred tax liability                                                    $  3,504            $  6,355
                                                                                   ========            ========


The NOL carryforwards expire in 2010. Expiration of the Company's ITC carryforwards are as follows:

             Amount                                             Expiration Date
             ------                                             ---------------
           $  1,204                                           December 31, 1997
                933                                           December 31, 1998

Given the uncertainty regarding the realization of its ITCs, management has recorded a valuation allowance related to the ITCs.

10.  OTHER RELATED PARTY TRANSACTIONS:

The Company has an agreement with Jacobson Partners ("Jacobson") that requires payment of an annual management fee of $400 for assisting the Company with management of its affairs. During 1996, the Company converted $100 of the management fee to subordinated debt.

The Company paid Jacobson an investment banking fee in two installments of which one was paid at the purchase date and the remaining payment made in 1995.

11.  EMPLOYEE BENEFIT PLAN:

The Company sponsors a 401(k) plan which covers substantially all employees meeting specified age and length of service requirements. Matching contributions from the Company are discretionary and during 1996 and 1995 were 50% of employee contributions up to 4% of compensation. The Company's contributions to the plan were $122 and $105 for the years ended December 28, 1996 and December 31, 1995, respectively.

12.  STOCK OPTION PLANS:

The Company established the 1994 Incentive Stock Plan (the "Incentive Plan") for the purpose of retaining certain key employees and established the Director Stock Plan (the "Director Plan") to attract and retain nonemployee members of the board of directors. The total amount of common stock currently authorized for issuance under the Incentive and Director Plans is 1,000,000 and 200,000 shares, respectively. The total amount of common stock available for future grants under the Incentive and Director Plans is 852,670 and 135,000 shares, respectively, at December 28, 1996.

The price of options granted under the Incentive Plan is determined by the compensation committee of the board of directors and such price (for incentive stock options) may not be less than 100 percent of the fair market value of the shares on the date of grant. Options granted under the Incentive Plan have an option period of ten years and become exercisable over a period of five years at the rate of one-fourth at the end of each of the second, third, fourth and fifth years. Under the Incentive Plan, the compensation committee has the authority to grant options to employees under various terms, restrictions and conditions, except that no option may be exercised until six months after the date of grant or more than ten years after the date of grant. Options to purchase 24,332 shares of common stock were exercisable at December 28, 1996.

The Director Plan states that each new nonemployee director is to be granted an option to acquire 5,000 shares. Annually, each reelected director receives an option to purchase an additional 5,000 shares. Director options currently outstanding may not be exercised until six months after the date of grant, with certain restrictions upon termination, retirement or death, and expire five years from the date of grant. Options to purchase 40,000 shares of common stock were exercisable at December 28, 1996.

At December 31, 1995, the Incentive Plan had 411,163 options outstanding having an exercise price of $1 per share and 41,000 options outstanding having an exercise price of $5 per share. At December 31, 1995, the Director Plan had 20,000 options outstanding having an exercise price of $1 per share and 20,000 options outstanding having an exercise price of $5 per share. During 1995, 41,000 options were granted under the Incentive Plan having an exercise price of $5 per share and 20,000 options were granted under the Director Plan having an exercise price of $5 per share. No options were exercised and no compensation expense was recorded related to the stock options during the year ended December 31, 1995. During the year ended December 31, 1995, 11,802 Incentive Plan options having an exercise price of $1 per share were terminated due to termination of employees.

At December 28, 1996, the Incentive Plan had 112,330 options outstanding having an exercise price of $1 per share and 35,000 options outstanding having an exercise price of $5 per share. At December 28, 1996, the Director Plan had 45,000 options outstanding having an exercise price of $1 per share and 20,000 options outstanding having an exercise price of $5 per share. During 1996, 15,000 options were granted under the Incentive Plan having an exercise price of $1 per share and 25,000 options were granted under the Director Plan having an option price of $1 per share. No options were exercised and no compensation expense was recorded related to the stock options during the year ended December 28, 1996. During the year ended December 28, 1996, 313,833 and 6,000 Incentive Plan options having an exercise price of $1 and $5 per share, respectively, were terminated due to termination of employees.

In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. This statement defines a fair value-based method of accounting for stock-based compensation plans. The Company adopted the disclosure-only provisions of the statement. The adoption of SFAS No. 123 did not have a material effect on the net loss of the Company for the years ended December 28, 1996 and December 31, 1995.

13.  COMMITMENTS AND CONTINGENCIES:

The Company operates from various leased premises under operating leases with terms ranging from one to five years. Certain leases contain renewal options. Rent expense, net of sublease rental income, under operating leases for office space was $3,154 and $2,864 for the years ended December 28, 1996 and December 31, 1995, respectively.

At December 28, 1996, future minimum rental commitments under operating leases for office space were payable as follows:

                  1997                       $  2,487
                  1998                          1,628
                  1999                          1,001
                  2000                            621
                  2001                            504
                  Thereafter                        6
                                             --------
                                             $  6,247
                                             ========

The Company is self-insured or has policy deductibles to certain limits with respect to liabilities for claims arising as a result of personal injury and/or property damage and employee health claims. Accrued liabilities claims include amounts for incurred losses and incurred but not reported losses. Such liabilities are necessarily based on estimates and the Company believes that the amounts accrued are adequate.

Various claims and legal proceedings have been asserted or instituted against the Company, including some which seek large monetary damages or other relief which would require significant expenditures. Although presently the ultimate cost of resolving these matters cannot be precisely determined, the Company has established reserves which it believes will be sufficient to resolve these matters. After giving effect to these reserves, management believes, based on currently known facts and circumstances, that the disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.

14.  FAIR VALUE INFORMATION:

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value:

CASH AND CASH EQUIVALENTS

The carrying amount is a reasonable estimate of fair value.

VEHICLE OBLIGATIONS, FLEET FACILITIES AND LINE OF CREDIT

Based on the expected current rates which would be offered to the Company for debt of the same maturities, the carrying amount is a reasonable estimate of fair value.

15.  INTEREST RATE MANAGEMENT:

During 1995, the Company had limited involvement with swaps and caps and did not use them for trading purposes. They were used to manage well-defined interest rate risk. The Company sold the interest rate swap and cap agreements in October 1995 resulting in a gain of $392. This gain is shown as a reduction of interest expense in the consolidated statement of operations. The Company did not participate in any swaps or caps during 1996.

16.  SUPPLEMENTAL CASH FLOW DISCLOSURES:

Cash payments for interest during the years ended December 28, 1996 and December 31, 1995, respectively, totaled $12,600 and $11,875. No cash payments were made for income taxes during the aforementioned periods.

During 1995, additional purchase adjustments of approximately $900 were recorded which increased both goodwill and certain liabilities, resulting in a noncash activity.

During 1996, $494 of management fees and accrued interest on subordinated debt was converted to subordinated debt, resulting in a noncash activity.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Silver State Disposal Service, Inc.
 and Affiliates
Las Vegas, Nevada

                  We have audited the accompanying combined balance sheet of Silver State Disposal Service, Inc. and Affiliates (collectively, the Companies) as of September 30, 1996, and the related combined statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Companies management. Our responsibility is to express an opinion on these financial statements based on our audit.

                  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Silver State Disposal Service, Inc. and Affiliates as of September 30, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                  As discussed in Note 2, previously the Companies presented their financial statements separately, which separate financial statements have been retroactively restated on a combined basis.


/s/ Piercy, Bowler, Taylor, & Kern

Las Vegas, Nevada
August 21, 1997

               SILVER STATE DISPOSAL SERVICE, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)



                                     ASSETS

                                                         June 30,    September 30,
                                                          1997          1996
                                                        ---------    -------------
                                                       (Unaudited)
CURRENT ASSETS:
    Cash and cash equivalents                           $ 23,579     $      13,800
    Accounts receivable, less allowance for doubtful
     accounts of $1,600 and $647                           6,008             7,395
    Other                                                  3,996             1,997
                                                        --------     -------------
                                                          33,583            23,192
                                                        --------     -------------

PROPERTY AND EQUIPMENT, AT COST                          107,377           102,481

LESS ACCUMULATED DEPRECIATION                            (75,869)          (70,042)
                                                        --------     -------------

                                                          31,508            32,439
                                                        --------     -------------

OTHER ASSETS                                               1,460             1,918
                                                        --------     -------------

                                                        $ 66,551     $      57,549
                                                        ========     =============















                                  (continued)

               SILVER STATE DISPOSAL SERVICE, INC. AND AFFILIATES

                             (DOLLARS IN THOUSANDS)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                      June 30,    September 30,
                                                                                        1997          1996
                                                                                   -----------    -------------
                                                                                   (Unaudited)
CURRENT LIABILITIES:
    Accounts payable                                                               $   4,397            $ 2,163
    Current maturities of long-term debt                                               1,755              1,920
    Accrued expenses:
       Payroll and related                                                             2,418              1,985
       Franchise fee                                                                   1,198              1,170
       Profit-sharing contribution                                                       450                600
       Federal income taxes                                                                                 802
       Legal fees                                                                      2,200
       Other                                                                             949                435
    Unearned revenue                                                                                        353
                                                                                   ---------      -------------

                                                                                      13,367              9,428
                                                                                   ---------      -------------

LONG-TERM DEBT                                                                         8,150              9,775
                                                                                   ---------      -------------

MUNICIPAL SOLID WASTE LANDFILL CLOSURE AND
 postclosure care costs                                                                  807                537
                                                                                   ---------      -------------

REDEEMABLE PREFERRED STOCK, PAR VALUE $100                                             6,087              6,087
                                                                                   ---------      -------------
COMMON STOCKHOLDERS' EQUITY:
    Paid-in capital                                                                      282                282
    Retained earnings                                                                 40,472             34,054
    Common stock held in treasury, at cost                                            (2,614)            (2,614)
                                                                                   ---------      -------------

                                                                                      38,140             31,722
                                                                                   ---------      -------------

                                                                                   $  66,551      $      57,549
                                                                                   =========      =============





                  SEE NOTES TO COMBINED FINANCIAL STATEMENTS.

               SILVER STATE DISPOSAL SERVICE, INC. AND AFFILIATES

                         COMBINED STATEMENTS OF INCOME

                             (DOLLARS IN THOUSANDS)

                                                  Nine months ended       Year ended
                                                       June 30,          September 30,
                                                ---------------------- ---------------
                                                  1997         1996          1996
                                                ---------------------- ---------------
                                                (Unaudited)(Unaudited)
                                                   >
OPERATING REVENUES:
  Disposal service revenues                     $ 77,030    $  69,549        $  93,831
  Transfer station revenues                        2,679        2,458            3,229
  Dumping fees                                     3,729        2,780            3,878
  Container revenues                               4,745        4,350            5,844
  Recycling revenues                               6,610        6,740            9,110
  Real estate rentals                                 55           65               13
  Hazardous service fees                           4,239        6,566            6,556
  Aggregate                                        1,817        1,324            1,804
                                                --------    ---------        ---------
                                                 100,904       93,832          124,265
                                                --------    ---------        ---------

COSTS AND EXPENSES:

  Disposal operating expense                      70,948       70,542           90,138
  Hazardous service expense                        2,421        2,623            3,445
  Aggregate cost and expense                       2,425        1,763            2,576
  Administrative and general expense              14,553       10,591           14,112
                                                --------    ---------        ---------
                                                  90,347       85,519          110,271
                                                --------    ---------        ---------

OPERATING INCOME                                  10,557        8,313           13,994
                                                --------    ---------        ---------

OTHER INCOME (EXPENSE):

  Interest and dividend income                       902          504              736
  Interest expense                                  (530)        (708)            (893)
  Miscellaneous, net                                (326)         (79)            (322)
                                                --------    ---------        ---------
                                                      46         (283)            (479)
                                                --------    ---------        ---------

INCOME BEFORE INCOME TAXES                        10,603        8,030           13,515
INCOME TAXES                                       3,693        2,735            4,730
                                                --------    ---------        ---------

NET INCOME                                      $  6,910    $   5,295        $   8,785
                                                ========    =========        =========





                  SEE NOTES TO COMBINED FINANCIAL STATEMENTS.

               SILVER STATE DISPOSAL SERVICE, INC. AND AFFILIATES

                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                     FOR YEAR ENDED SEPTEMBER 30, 1996, AND
                THE NINE MONTHS ENDED JUNE 30, 1997 (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                               Unrealized
                                                                loss on
                                              Paid-in          marketable     Retained      Treasury
                                              capital          securities     earnings        stock           Total
                                              -------          ----------     ---------     ---------       ---------
BALANCE, OCTOBER 1, 1995                      $   282          ($     133)    $  26,336      ($ 2,614)       $ 23,871

NET INCOME                                                                        8,785                         8,785
NET UNREALIZED LOSS ON
 MARKETABLE SECURITIES                                                133                                         133
ACCRETION OF REDEEMABLE
 PREFERRED STOCK DISCOUNT                                                          (252)                         (252)
CASH DIVIDENDS:
  Common stock                                                                     (384)                         (384)
  Preferred stock                                                                  (431)                         (431)
                                              -------          ----------     ---------     ---------        --------

BALANCE, SEPTEMBER 30, 1996                       282                            34,054        (2,614)         31,722

NET INCOME                                                                        6,910                         6,910
CASH DIVIDENDS:
  Common stock                                                                     (306)                         (306)
  Preferred stock                                                                  (186)                         (186)
                                              -------          ----------     ---------     ---------        --------

BALANCE, JUNE 30, 1997                        $   282          $              $  40,472       ($2,614)       $ 38,140
                                              =======          ==========     =========     =========        ========











                  SEE NOTES TO COMBINED FINANCIAL STATEMENTS.

               SILVER STATE DISPOSAL SERVICE, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                              Nine months ended                Year ended
                                                                                  June 30,                    September 30,
                                                                      --------------------------------      ----------------
                                                                          1997             1996                  1996
                                                                      --------------   ---------------      ----------------
                                                                        (Unaudited)      (Unaudited)
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income                                                          $    6,910       $      5,295         $       8,785
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization                                          5,828              6,702                 8,896
    Gain on sale of assets                                                   (17)              (118)                  (14)
    Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable, net                      1,519                (30)                  759
      (Increase) decrease in other current assets                         (1,549)               163                  (272)
      Increase (decrease) in accounts payable and
       accrued expenses                                                    5,529             (1,163)                 (908)
      Increase (decrease) in accrued federal
       income taxes                                                         (845)              (219)                  184
      Increase (decrease) in unearned revenue                               (352)                (5)                  (85)
                                                                      ----------       ------------         -------------

        Net cash provided by operating activities                         17,023             10,625                17,345
                                                                      ----------       ------------         -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of assets                                               16                138                 1,511
  Capital expenditures                                                    (4,896)            (9,483)              (11,657)
  Proceeds from sales of marketable securities                                                                      1,327
  Loans to related parties                                                   (82)              (512)                 (702)
  Payments received on loans to related parties                                                 108                    12
                                                                      ----------       ------------         -------------

    Net cash used in investing activities                                 (4,962)            (9,749)               (9,509)
                                                                      ----------       ------------         -------------










                                  (continued)

               SILVER STATE DISPOSAL SERVICE, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                              Nine months ended
                                                                                  June 30,                   Year ended
                                                                      ------------------------------        September 30,
                                                                          1997              1996                 1996
                                                                      -----------       -----------        --------------
                                                                      (Unaudited)       (Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt                                  (1,790)             (1,862)               (2,359)
  Redemption of preferred stock                                                                                   (1,100)
  Dividends paid                                                          (492)               (523)                 (815)
                                                                      --------          ----------         -------------

    Net cash used in financing activities                               (2,282)             (2,385)               (4,274)
                                                                      --------          ----------         -------------

NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                                        9,779              (1,509)                3,562

CASH AND CASH EQUIVALENTS, BEGINNING                                    13,800              10,238                10,238
                                                                      --------          ----------         -------------

CASH AND CASH EQUIVALENTS, ENDING                                     $ 23,579          $    8,729         $      13,800
                                                                      ========          ==========         =============

CASH PAID DURING THE YEAR FOR:
  Interest                                                            $    583          $      778         $         921
                                                                      ========          ==========         =============

  Income taxes                                                        $  6,150          $    2,825         $       4,628
                                                                      ========          ==========         =============


NON-CASH INVESTING ACTIVITIES:

Property acquired by release of deposit
 in escrow                                                                                                 $         388
                                                                                                           =============













                  SEE NOTES TO COMBINED FINANCIAL STATEMENTS.

               SILVER STATE DISPOSAL SERVICE, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                     (INFORMATION AS OF JUNE 30, 1997, AND
                    FOR THE PERIODS ENDED JUNE 30, 1997 AND
                              1996 IS UNAUDITED.)

1.   BUSINESS OF THE COMPANY:

     Silver State Disposal Service, Inc. and Affiliates (collectively, the
      Companies) provides both commercial and residential refuse removal service for most of the communities in Clark County, Nevada. Consequently, the Companies' future operations and realization of its accounts receivable could be affected by adverse changes in economic conditions in the area. In addition, the Companies operate refuse transfer stations, landfills, a recycling facility and hazardous waste removal.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     BASIS OF PRESENTATION:

     The accompanying combined financial statements include the accounts of Silver State Disposal Service, Inc. (Silver State), its wholly-owned subsidiary, Disposal Urban Maintenance Processing, Inc. (DUMPCO) and Environmental Technologies of Nevada, Inc. (ET), which is under common ownership. For the year ended September 30, 1996, these combined financial statements have been restated on a combined basis from the previously issued separate financial statements of these entities. Material intercompany balances and transactions have been eliminated.

     Timely preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures, some of which may require revision in future periods.

     CASH EQUIVALENTS:

     The Companies consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     DEPRECIATION:

     Depreciation of property and equipment is provided over the estimated useful lives of the assets by the straight-line or declining balance methods.

               SILVER STATE DISPOSAL SERVICE, INC. AND AFFILIATES

                     (INFORMATION AS OF JUNE 30, 1997, AND
                    FOR THE PERIODS ENDED JUNE 30, 1997 AND
                              1996 IS UNAUDITED.)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     MUNICIPAL SOLID WASTE LANDFILL CLOSURE AND POSTCLOSURE CARE COSTS:

     As an operator of a municipal solid waste landfill (MSWL), the Companies are required by laws and regulations to incur certain costs upon and following closure of the landfill site (Notes 7 and 9). Management has opted to account for estimated future closure and postclosure care costs as provided for in Statement No. 18 of the Governmental Accounting Standards Board, Accounting for Municipal Solid Waste Landfill Closure and Postclosure Care Costs, the requirements of which apply to governmental owners and operators. Accordingly, although closure and post-closure care costs will be paid only near or after the date that the landfill stops accepting waste, a portion of these costs, estimated in current dollars (with no discounting to reflect the time value of money), is accrued and charged as an operating expense in each period, based on the estimated percentage of landfill capacity filled to date. These estimates are subject to annual reevaluation and adjustment. Accordingly, although material changes in estimate in the next year are unlikely, actual costs may be higher than estimated due to inflation, changes in technology, or changes in regulations.

3.   FINANCIAL INSTRUMENTS:

     Management believes that it is impractical to estimate the fair values of its receivables from an officer (carried at $991,857 and $909,692 at June 30, 1997 and September 30, 1996, respectively) because of the nature of related party transactions. Management believes that the carrying value of its long-term debt ($9,905,000 and $11,695,000 at June 30, 1997 and
      September 30, 1996, respectively) approximates its fair value based on the availability of alternate financing under similar terms and circumstances. Management believes the carrying value of its accrued closure and post-closure costs ($806,630 and $536,630 at June 30, 1997 and September 30, 1996, respectively) approximates its fair value based on the estimated capacity and life of the landfill and the cost to close and provide postclosure care, and that any applicable discount to present value would not be material.

     The carrying amounts of cash and cash equivalents ($23,579,078 and $13,800,416 at June 30, 1997 and September 30, 1996, respectively) approximate their fair value because of the nature of these instruments.

     The Companies are not parties to any financial instruments with significant "off balance-sheet" risk of accounting loss.

               SILVER STATE DISPOSAL SERVICE, INC. AND AFFILIATES

                     (INFORMATION AS OF JUNE 30, 1997, AND
                    FOR THE PERIODS ENDED JUNE 30, 1997 AND
                              1996 IS UNAUDITED.)

4.   PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consist of the following (in thousands):

                                     June 30,    September 30,
                                       1997          1996
                                    ---------    -------------
       Land and improvements        $  6,772          $  6,613
       Buildings and improvements     23,015            22,379
       Automotive equipment           28,076            24,869
       Rental containers              19,522            18,186
       Other equipment                29,992            30,434
                                    --------          --------
                                    $107,377          $102,481
                                    ========          ========

     Depreciation expense was $5,640,953, $5,108,706 and $8,639,422 for the nine months ended June 30, 1997 and 1996 and the year ended September 31, 1996, respectively.

5.   LONG-TERM DEBT:

     Long-term obligations payable of the Companies are summarized as follows (dollars in thousands):

                                                                                             Net
                              Due date                                                     carrying
                             of last                                  Maturities             value
                             principal        Interest                ----------           of assets       Monthly
                              payment           rate            Current       Long-term      pledged      payments
                            ------------    ------------       --------       ---------    ---------     ---------
      September 30, 1996:
        Bonds(a)            January 2011       7% to 15%       $   675        $ 3,440        $ 4,933     $55, plus
                                                                                                          interest
        Bonds(b)               June 2001    5.3% to 6.8%           380          1,800            783        $44 to
                                                                                                               $45
        Bank loan(c)       December 2003              6%           865          4,535      unsecured     $72, plus
                                                               -------        -------                     interest
                                                               $ 1,920        $ 9,775
                                                               =======        =======


     The bond indentures require monies to be held in trust. These trust funds have been maintained as required.

     (a) Industrial Development Revenue Bonds, Series 1991A and Series 1991B, collateralized by the recycling facilities and the equipment purchased with the loan proceeds.

               SILVER STATE DISPOSAL SERVICE, INC. AND AFFILIATES

                 (INFORMATION AS OF JUNE 30, 1997, AND FOR THE
              PERIODS ENDED JUNE 30, 1997 AND 1996 IS UNAUDITED.)

5.   LONG-TERM DEBT (CONTINUED):

     (b) City of North Las Vegas, Nevada Pollution Control Revenue Refunding Bonds, Series 1991C, collateralized by the transfer station land, building and improvements and guaranteed by the U.S. Small Business Administration.

     (c) The Company has an $8,000,000 term loan agreement with a bank. Interest and principal are due monthly until December 1, 2003 when the entire unpaid balance comes due. The interest rate is fixed at 6% from November 1993 until November 1999. At that time, the rate will be adjusted to the then prevailing rate every two year.

     Aggregate principal maturities (in thousands) of long-term debt are as follows for the respective years ending:

                                           June 30,          September 30,
                                       --------------      ----------------
                  1997                 $          N/A      $          1,920
                  1998                          1,755                 1,650
                  1999                          1,550                 1,550
                  2000                          1,575                 1,575
                  2001                          1,615                 1,615
                  2002                          1,115                 1,115
                  Thereafter                    2,295                 2,270
                                       --------------      ----------------
                                       $        9,905      $         11,695
                                       ==============      ================

6.  INCOME TAXES:

    Federal income taxes consist of the following (in thousands):

                                Nine months ended
                                    June 30,          Year ended
                                -----------------    September 30,
                                 1997      1996          1996
                                ------    -------    -------------
       Current                  $4,294    $2,730     $       4,815
       Deferred                   (601)        5               (85)
                                ------    ------     -------------

                                $3,693    $2,735     $       4,730
                                ======    ======     =============



               SILVER STATE DISPOSAL SERVICE, INC. AND AFFILIATES

                     (INFORMATION AS OF JUNE 30, 1997, AND
                    FOR THE PERIODS ENDED JUNE 30, 1997 AND
                              1996 IS UNAUDITED.)

6.  INCOME TAXES (CONTINUED):

    Deferred tax assets are comprised of the following (in thousands):

                                          June 30,      September 30,
                                           1997             1996
                                         --------       ------------
       Unearned income                   $    150           $    120
       Accounts receivable allowance          714                219
       Vacation accruals                      186                116
       Workers' compensation accruals         247                 54
       Closure and postclosure costs                             182
       Deferred bond issue costs                                  23
       Depreciation                            43                 25
                                         --------       ------------
                                            1,340                739
       Current portion                      1,340                512
                                         --------       ------------
       Non-current portion               $              $        227
                                         ========       ============

7.  MUNICIPAL SOLID WASTE LANDFILL CLOSURE AND POSTCLOSURE CARE COSTS:

    State and federal laws and regulations require the Companies to place a final cover on its MSWL site when it stops accepting waste and to perform certain maintenance and monitoring functions at the site for thirty year after closure. The accrued closure and postclosure care costs at June 30, 1997 and September 30, 1996, are based on the estimated cumulative use of 7% and 4%, respectively, of the estimated capacity of the MSWL. The Companies will recognize the remaining estimated cost of closure and postclosure care of $11,828,133 as the remaining estimated capacity is filled.

     The Companies expect to close the MSWL in the year 2029.

8.  PROFIT-SHARING AND PENSION PLANS:

    The Companies have a profit-sharing plan (the Plan) for all eligible employees not covered by a collective bargaining agreement. Contributions to the Plan are made annually, the amounts of which are at the discretion of the Board of Directors. Contributions for the nine months ended June 30, 1997 and 1996 and for the year ended September 30, 1996, were $450,000, $450,000 and $600,000, respectively.

               SILVER STATE DISPOSAL SERVICE, INC. AND AFFILIATES

                 (INFORMATION AS OF JUNE 30, 1997, AND FOR THE
              PERIODS ENDED JUNE 30, 1997 AND 1996 IS UNAUDITED.)

8.  PROFIT-SHARING AND PENSION PLANS (CONTINUED):

    The Companies participate in a multi-employer pension plan sponsored and administered by the Western Conference of Teamsters Pension Trust Fund to which its employees subject to collective bargaining agreements belong (Teamsters Union Members). This plan is a defined benefit plan; however, specified benefit levels are ordinarily not negotiated by or made known to participating employers. Aggregate contributions to this plan made under the respective collective bargaining agreement for the nine months ended June 30, 1997 and 1996 and year ended September 30, 1996 amounted to $2,848,382, $2,686,354 and $3,592,990, respectively.

    Although it is possible that a liability would be incurred by the Companies in the event of its withdrawal from participation in, or termination of this plan, such liability is not subject to reasonable estimation based on available information. Moreover, the Companies have no intention of withdrawing from, and has not been informed of any intention by the sponsoring union to terminate, this plan.

9.  COMMITMENTS AND CONTINGENCIES:

    CONTRACTS:

    The Companies have exclusive franchise contracts for the collection and disposal of refuse with various municipalities within Clark County, Nevada. These contracts and their expiration dates are summarized below:

           Municipality                   Date of expiration (including options)
       ---------------------              --------------------------------------
       City of Las Vegas                          January 31, 2006
       City of Las Vegas-Water
        Pollution Control Facility                November 3, 1998
       Clark County, Nevada*                      September 30, 2020
       Clark County Sanitation District           October 6, 1996**
       City of Henderson                          December 1, 2002
       City of North Las Vegas                    April 3, 2016

    The Companies have a contract with Nellis Air Force Base for collection and disposal of solid waste until terminated with 365 days advance notice at the option of the United States government.

    --------------------
    * The Clark County contract covers all unincorporated rural areas including Blue Diamond and Laughlin, Nevada.
    ** The Companies have decided not to renew this contract.

               SILVER STATE DISPOSAL SERVICE, INC. AND AFFILIATES

                 (INFORMATION AS OF JUNE 30, 1997, AND FOR THE
              PERIODS ENDED JUNE 30, 1997 AND 1996 IS UNAUDITED.)

9.  COMMITMENTS AND CONTINGENCIES (CONTINUED):

    The Companies have a contract requiring it to supply aggregate products up to an annual minimum amount of 240,000 tons beginning October 1, 1996 through September 30, 1998.

    The Companies have used a sanitary landfill facility under contract from Clark County, Nevada. The Companies are responsible for all closure and postclosure costs for a period of five year subsequent to closure. Said closure and postclosure costs and a reasonable profit are to be recovered by the Companies amortized over a period of eight year through dumping fees and disposal service revenues.

    The Companies also have an agreement with Clark County, Nevada, to develop and make available a regional MSWL in conformity with applicable federal and state laws and regulations. The Companies are entitled to recover the capital costs, costs for operations and maintenance, and a reasonable profit through dumping fees and disposal service revenues amortized over an eight-year period.

    The Companies have another agreement with Clark County, Nevada, to maintain and operate a landfill facility to service an outlying community.

    SELF-INSURANCE PLAN:

    The Companies have a self-insurance plan for workers' compensation. An unused, irrevocable letter of credit for $1,500,000 has been deposited with the State of Nevada, Department of Insurance, Workers' Compensation Section, in lieu of a surety bond, to comply with State requirements for the self-insurance plan.

    LITIGATION:

    The Companies are involved in legal proceedings with the National Labor
     Relations Board (the Board) and Teamsters, Chauffeurs, Warehouseman and Helpers, Local No. 631 (the Union) wherein damages are sought for the alleged wrongful termination by the Companies of employees who refused to report for work. The Board has ruled that the discharges violated federal law. The Companies believe the decision is erroneous and has filed an appeal. After taking into consideration legal counsels' evaluation of such proceedings, management is of the opinion that the outcome of this and other legal proceedings in the ordinary course of business will not have a material effect on the Companies' combined financial statements.

               SILVER STATE DISPOSAL SERVICE, INC. AND AFFILIATES

                 (INFORMATION AS OF JUNE 30, 1997, AND FOR THE
              PERIODS ENDED JUNE 30, 1997 AND 1996 IS UNAUDITED.)

9.  COMMITMENTS AND CONTINGENCIES (CONTINUED):

    In addition, the Companies and certain officers, directors and other employees have been indicted on charges currently pending in the United States District Court for the District of Nevada. The indictment alleges activities, that if upheld in court, may subject the Companies to additional federal income tax liability and associated penalties and interest. Discovery in this case is ongoing, with trial set for October 20, 1997. The Companies' legal counsel is not able, at this time, to evaluate the likelihood of an unfavorable outcome, or to estimate the amount or range of possible loss.

    SALARY CONTINUATION AGREEMENT AND OFFICER RETIREMENT PLAN:

    The Companies have a salary continuation agreement allowing for 80% continued compensation for each of the five officer/directors or their surviving spouses, including health insurance, in the event of disability or death. Expense charged to income pursuant to this agreement was $164,400, $159,150 and $212,198 for the nine months ended June 30, 1997 and 1996 and the year ended September 30, 1996, respectively.

    In August 1996, the Companies approved an officer retirement plan allowing for 80% (after 25 year) or 90% (after 30 year) of annual compensation for each of the five officer/directors or their surviving spouses.

    Statement of Financial Accounting Standards No. 106, Employers' Accounting for Post-retirement Benefits Other than Pensions (FAS 106) does not apply to these agreements.

10.  REDEEMABLE PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY:

     At June 30, 1997, and September 30, 1996, Silver State had issued and outstanding 67,474 shares of redeemable preferred stock, ($100 par value, 200,000 shares authorized), as well as 15,829 shares of (100,000 shares authorized) common stock, no par or stated value of which 3,042 shares of common were held in the treasury. ET had issued and outstanding 19,937 shares of (30,000 shares authorized) common stock, no par or stated value of which 5,023 shares were held in the treasury.

     The preferred stock is non-voting and non-convertible, with cumulative dividends of 5.5% per annum, payable January 15 and July 15; and redeemable at par value on a lottery basis, in accordance with the following schedule:

      1. Through July 15, 1999, annually, 10% or more of the original issue; and
      2. On July 15, 2000 the remaining shares then outstanding.

               SILVER STATE DISPOSAL SERVICE, INC. AND AFFILIATES

                 (INFORMATION AS OF JUNE 30, 1997, AND FOR THE
              PERIODS ENDED JUNE 30, 1997 AND 1996 IS UNAUDITED.)

10.   REDEEMABLE PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY (CONTINUED):

      On July 15, 1996, 11,000 shares of the preferred stock, including shares redeemed in excess of requirements, were redeemed.

      The above redemption schedule provides payments (including dividends) to the preferred shareholders as follows:

                                             (In thousands)
             July 1997                            $ 1,376
             July 1998                              1,321
             July 1999                              1,265
             July 2000                              3,938
                                                  -------

                                                  $ 7,900
                                                  =======

      The redeemable preferred shares were issued in 1990 in exchange for common shares. Accordingly, the carrying amount originally assigned to these redeemable preferred shares was their fair value at the date of issuance, determined to be equivalent to the present value, discounted at 10% per annum, of all then future payments to be made to the preferred shareholders, including dividends. The excess of the redemption value over the carrying value is being accreted by periodic charges to retained earnings over the life of the issue.

11.   NONCOMPETE AGREEMENTS:

      Other assets at June 30, 1997, and September 30, 1996, include $286,466 and $470,633, respectively, in unamortized costs of noncompete agreements, discounted at their present value at the date of agreement at 7% per annum over the lives of the agreements (two to seven year).

12.   RELATED PARTY TRANSACTIONS:

      At June 30, 1997, and September 30, 1996, the Companies had balances due from an officer of $991,857 and $909,692, respectively, included in other assets.

      Effective January 1, 1995, the Companies entered into a lease agreement with an entity owned by shareholders of the Companies. The Companies lease land and equipment for use in servicing an outlying area. The lease term is for one year with annual renewal terms through January 1, 1997. The total lease expense for the nine months ended June 30, 1997 and 1996 and year ended September 30, 1996, was $141,354, $143,502 and $191,485,
       respectively.

               SILVER STATE DISPOSAL SERVICE, INC. AND AFFILIATES

                 (INFORMATION AS OF JUNE 30, 1997, AND FOR THE
              PERIODS ENDED JUNE 30, 1997 AND 1996 IS UNAUDITED.)

12.  RELATED PARTY TRANSACTIONS (CONTINUED):

     Total related party interest income calculated at the "applicable federal rate" and credited to operations for the nine months ended June 30, 1997 and 1996 and year ended September 30, 1996, amounted to $40,527, $11,969 and $23,061, respectively.

13.  UNAUDITED INTERIM FINANCIAL STATEMENTS:

     The accompanying financial statements as of June 30, 1997, and for the nine months ended June 30, 1997 and 1996, are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of these financial statements for the interim periods shown have been made. The results of operations and cash flows for interim periods are not necessarily indicative of the operating results and cash flows expected to be obtained for a full year.

14.  SUBSEQUENT EVENT:

     On or about July 31, 1997, the Companies and the shareholders of the Companies entered into an asset purchase agreement with Republic Industries, Inc. (Republic) wherein the Companies and the shareholders of the Companies agreed to sell all of the assets, properties and business of the Companies excluding certain assets and cash to be used for the payment of 1997 income tax liabilities of the Companies and costs and expenses associated with the charges currently pending in the United States District Court for the District of Nevada and otherwise associated with the orderly liquidation and winding up of the Companies. The transaction is to be consummated on or prior to August 31, 1997, is to be accounted for as a pooling-of-interests and treated as a tax-free reorganization. In exchange for the sale of the assets, the Companies will receive common stock of Republic valued at $378,000,000. On or prior to closing, the Companies will redeem all outstanding redeemable preferred stock, complete a merger of DUMPCO into Silver State and terminate the Companies' officer retirement plan and salary continuation agreements.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors
and Shareholders of
De La Cruz Auto Group


In our opinion, the accompanying combined balance sheets and the related statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of De La Cruz Auto Group (Bull Motors, Inc., Central Motor Company, Ltd. and Bengal Motor Company Ltd.) at December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



PRICE WATERHOUSE LLP

Miami, FL
  January 24, 1997

DE LA CRUZ AUTO GROUP
COMBINED BALANCE SHEETS
JUNE 30, 1997 AND DECEMBER 31, 1996
--------------------------------------------------------------------------------



                                                            June 30,          December 31,
                                                              1997                1996
                                                           ------------       ------------
                                                           (unaudited)

                            ASSETS
Current assets:
   Cash and cash equivalents                               $  2,077,900       $  1,317,416
   Contracts in transit                                       5,118,630          6,401,556
   Trade accounts receivable                                  4,380,285          4,933,492
   Inventories                                               26,318,898         31,166,206
   Other current assets                                         726,009            307,762
                                                           ------------       ------------
      Total current assets                                   38,621,722         44,126,432

Property and equipment                                       18,983,597         18,778,610
Less:  accumulated depreciation                              (2,793,942)        (2,524,370)
                                                           ------------       ------------
   Net property and equipment                                16,189,655         16,254,240
                                                           ------------       ------------
Intangible assets                                             4,949,443          4,954,616
Less:  accumulated amortization                              (3,790,445)        (3,760,700)
                                                           ------------       ------------
   Net intangible assets                                      1,158,998          1,193,916
                                                           ------------       ------------
Total assets                                               $ 55,970,375       $ 61,574,588
                                                           ============       ============

              LIABILITIES, PARTNERS' CAPITAL AND
                     STOCKHOLDERS' EQUITY

Current liabilities:
   Floor plan payable                                      $ 22,166,588       $ 25,017,526
   Trade accounts payable                                     4,089,300          3,650,677
   Accrued liabilities                                        3,539,885          3,716,969
   Notes payable to stockholders                                     --          1,472,755
   Current portion of long-term debt                            475,344            569,813
                                                           ------------       ------------
      Total current liabilities                              30,271,117         34,427,740

Long-term debt                                               11,574,745         12,103,993
                                                           ------------       ------------
   Total liabilities                                         41,845,862         46,531,733
                                                           ------------       ------------
Partners' capital                                             7,798,232          8,559,747

Stockholders' Equity
   Common stock, $1 par value, 1,000 shares
    authorized, issued and outstanding                            1,000              1,000
   Capital in excess of par                                   5,299,000          5,299,000
   Retained earnings                                          1,026,281          1,183,108
                                                           ------------       ------------
      Total stockholders' equity                              6,326,281          6,483,108
                                                           ------------       ------------
Total liabilities, partners' capital and
   stockholders' equity                                    $ 55,970,375       $ 61,574,588
                                                           ============       ============




   The accompanying notes are an integral part of these financial statements.

DE LA CRUZ AUTO GROUP
COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------



                                                                  Six months ended
                                                         ---------------------------------        Year ended
                                                           June 30,             June 30,         December 31,
                                                             1997                 1996               1996
                                                         -------------       -------------       -------------
                                                          (unaudited)        (unaudited)
Revenue:
   Vehicles                                              $  79,275,106       $  83,723,170       $ 164,182,916
   Service                                                   3,877,373           3,822,332           7,496,092
   Parts and accessories                                     6,958,349           7,708,915          14,587,889
   Body shop                                                   509,206             589,649           1,160,886
   Finance, insurance and warranty commissions               1,963,776           2,267,102           4,430,490
                                                         -------------       -------------       -------------
                                                            92,583,810          98,111,168         191,858,273
                                                         -------------       -------------       -------------
Cost of sales:
   Vehicles                                                 73,785,923          77,527,981         151,916,492
   Service                                                   1,360,191           1,498,129           2,909,599
   Parts and accessories                                     4,974,766           5,642,357          10,518,976
   Body shop                                                   264,823             336,036             640,621
                                                         -------------       -------------       -------------
                                                            80,385,703          85,004,503         165,985,688
                                                         -------------       -------------       -------------
Gross profit                                                12,198,107          13,106,665          25,872,585
                                                         -------------       -------------       -------------
Selling, general and administrative expenses:
   Selling                                                   5,309,383           6,012,743          11,600,169
   General and administrative                                5,069,527           4,569,092           8,466,648
                                                         -------------       -------------       -------------
                                                            10,378,910          10,581,835          20,066,817
                                                         -------------       -------------       -------------
Income before the following items                            1,819,197           2,524,830           5,805,768
                                                         -------------       -------------       -------------
Other income (expense):
   Depreciation                                               (269,572)           (260,830)           (484,347)
   Amortization of intangibles                                 (29,745)           (298,678)           (338,492)
   Interest income                                              95,397             115,581             179,486
   Interest expense                                         (1,097,419)         (1,092,786)         (1,929,702)
                                                         -------------       -------------       -------------
Net income                                               $     517,858       $     988,117       $   3,232,713
                                                         =============       =============       =============





   The accompanying notes are an integral part of these financial statements.

DE LA CRUZ AUTO GROUP
COMBINED STATEMENTS OF CHANGES IN PARTNERS'
CAPITAL AND STOCKHOLDERS' EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED) AND THE YEAR ENDED
DECEMBER 31, 1996
--------------------------------------------------------------------------------



                                                        Total                         Capital                          Total
                       General        Limited         Partner's        Common        in Excess       Retained      Stockholders'
                       Partner        Partner          Capital         Stock           of Par        Earnings         Equity
                     -----------     -----------     -----------     -----------    -----------    -----------     -------------
Balance, December
   31, 1995          $ 7,470,384     $   497,270     $ 7,967,654     $     1,000    $ 5,299,000    $ 1,656,214     $ 6,956,214

Net income             1,687,100          32,479       1,719,579              --             --      1,513,142       1,513,142
Distributions to
   partners           (1,085,910)        (41,576)     (1,127,486)             --             --             --              --
Dividends                     --              --              --              --             --     (1,986,248)     (1,986,248)
                     -----------     -----------     -----------     -----------    -----------    -----------     -----------
Balance, December
   31, 1996            8,071,574         488,173       8,559,747           1,000      5,299,000      1,183,108       6,483,108

Net income               391,617         (16,947)        374,670              --             --        143,188         143,188
Distributions to
   partners           (1,102,100)        (34,086)     (1,136,186)             --             --             --              --
Dividends                     --              --              --              --             --       (300,015)       (300,015)
                     -----------     -----------     -----------     -----------    -----------    -----------     -----------
Balance, June 30,
   1997              $ 7,361,091     $   437,140     $ 7,798,231     $     1,000    $ 5,299,000    $ 1,026,281     $ 6,326,281
                     -----------     -----------     -----------     -----------    -----------    -----------     -----------








   The accompanying notes are an integral part of these financial statements.

DE LA CRUZ AUTO GROUP
COMBINED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
YEAR ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------

                                                                     Six months ended
                                                              -----------------------------        Year ended
                                                                June 30,          June 30,        December 31,
                                                                  1997              1996              1996
                                                              -----------       -----------       ------------
                                                              (unaudited)       (unaudited)
Cash flows from operating activities:
   Net income                                                 $   517,858       $   988,117       $ 3,232,721
   Adjustments to reconcile net income to net
      cash used in operating activities
      Depreciation and amortization                               299,317           554,880           835,874
      (Increase) decrease in:
        Contracts in transit                                    1,282,926        (2,975,081)       (2,135,869)
        Trade accounts receivable                                 553,207         1,304,125           968,224
        Inventories                                             4,847,308        (2,692,408)       (5,717,821)
        Other current assets                                     (418,247)         (117,065)          (43,666)
      (Decrease) increase in:
        Trade accounts payable                                    438,624         1,461,200         1,070,597
        Accrued liabilities                                      (177,084)          727,062           782,631
                                                              -----------       -----------       -----------
        Net cash provided by (used in)
          operating activities                                  7,343,909          (749,170)       (1,007,309)
                                                              -----------       -----------       -----------
Cash flows from investing activities:
   Deletions of intangible assets                                   5,173                --                --
   Additions to property and equipment                           (204,987)         (113,134)         (360,205)
                                                              -----------       -----------       -----------
        Net cash used in investing activities                    (199,814)         (113,134)         (360,205)
                                                              -----------       -----------       -----------
Cash flows from financing activities:
   Increase in floor plan payable                              (2,850,938)        2,487,918         4,099,250
   Increase (decrease) in notes payable
      to stockholders                                          (1,472,755)          295,690           133,290
   Net increase (decrease) in long-term debt                     (623,717)         (285,260)         (559,757)
   Expenditures for loan acquisition fees                              --                --                --
   Distributions to partners                                   (1,436,201)         (767,486)       (1,127,486)
   Dividends paid to stockholders                                      --        (1,478,250)       (1,986,248)
                                                              -----------       -----------       -----------
        Net cash provided by financing activities              (6,383,611)          252,612           559,049

Net (decrease) in cash and cash equivalents                       760,484          (609,692)         (808,465)

Cash and cash equivalents at beginning of year                  1,317,416         2,125,881         2,125,881
                                                              -----------       -----------       -----------
Cash and cash equivalents at end of year                      $ 2,077,900       $ 1,516,189       $ 1,317,416
                                                              -----------       -----------       -----------

Supplemental disclosures of cash flows information:

   Cash paid during the year for interest                     $ 1,939,018       $ 1,595,797       $ 1,936,108
                                                              -----------       -----------       -----------





   The accompanying notes are an integral part of these financial statements.

DE LA CRUZ AUTO GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED
JUNE 30, 1997, AND 1996 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------


1.   NATURE OF BUSINESS

     The combined financial statements include all operations of Bull Motors, Inc., Central Motor Company, Ltd. and Bengal Motor Company, Ltd. (the "De La Cruz Auto Group" or "the Group").

     BULL MOTORS, INC. was formed in June 1993 when the stockholders contributed $5,300,000 in capital to fund the acquisition of a Ford Motor Company automobile dealership in Dade County, Florida. The Company is 100% owned by the de la Cruz family as follow:

                                            Ownership
                                                %
                                            ---------
          Carlos M. de la Cruz, Sr
           and Rosa R. de la Cruz              25%
          Carlos M. de la Cruz, Jr             25%
          Isabel de la Cruz Ernst              25%
          Alberto E. de la Cruz                25%
                                            ---------
                                              100%
                                            ---------

     CENTRAL MOTOR COMPANY, LTD. was formed on February 21, 1990, as a Florida limited partnership. The Partnership owns and operates a Hyundai automobile dealership in Dade County, Florida. Mr. and Mrs. Carlos M. de la Cruz own 100% of the Partnership as general and limited partners. The Partners' ownership percentages and income/loss participation at December 31, 1996 are as follows:

                                       Ownership        Income/loss
                                           %            Participation
                                       ---------        -------------

          General Partner                 83%                83%
          Limited Partner                 17%                17%
                                       ---------        -------------
               Total                     100%               100%
                                       ---------        -------------

     BENGAL MOTOR COMPANY, LTD. was formed on February 21, 1990, as a Florida limited partnership. The Partnership owns and operates a Honda automobile dealership in Dade County, Florida. Mr. and Mrs. Carlos M. de la Cruz own 100% of the Partnership as general and limited partners. The Partners' ownership percentages and income/loss participation at December 31, 1996 are as follows:

DE LA CRUZ AUTO GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED
JUNE 30, 1997, AND 1996 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------


                                        Ownership      Income/loss
                                            %         Participation
                                        ---------     -------------
          General Partner                  93%              93%
          Limited Partner                   7%               7%
                                        ---------     -------------
               Total                      100%             100%
                                        ---------     -------------



     During 1996, Bengal Motors Company, Ltd. established a Kia dealership, which began operations in February. The accompanying financial statements include all assets, liabilities and operations of this new line of business.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     COMBINATION

     The accompanying financial statements include the accounts of the De La Cruz Auto Group. All material intercompany transactions have been eliminated.

     RECOGNITION OF REVENUE

     Revenue on vehicle and parts sales, and finance, insurance and warranty commissions, net of estimated charge backs, is recognized at the time the title is transferred. Service and body shop revenue is recognized at the time work is completed.

     INVENTORIES

     Vehicle inventories are stated at the lower of cost or market, cost being determined on a specific identification basis for vehicles and demonstrators. Parts and accessories are stated at current replacement cost.

     PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost, less accumulated depreciation. The cost of property and equipment is depreciated over the estimated useful life using the straight-line method. Expenditures for repairs and maintenance are expensed as incurred.

     INTANGIBLE ASSETS

     Intangible assets include a covenant not to compete, organization costs, franchise and other costs. The covenant not to compete and organization costs are stated at cost and are amortized over 3 and 5 years. The franchise and other costs are stated at cost and are amortized over 25 years.

DE LA CRUZ AUTO GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED
JUNE 30, 1997, AND 1996 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------

     ADVERTISING

     Cost for television, radio, newspaper and other media advertising are expensed as incurred.

     INCOME TAXES

     BULL MOTORS, INC. has elected to be taxed under the Subchapter S provisions of the Internal Revenue Code. These provisions provide that any taxable income of the Company is to be included in the Federal income tax returns of the stockholders. As a result, no provision for income taxes has been included in the accompanying statement of operations. Distributions are generally made to the stockholders to pay income taxes related to the operations of the Company.

     CENTRAL MOTOR COMPANY, LTD. and BENGAL MOTOR COMPANY, LTD. are not subject to income taxes. Instead, the partners are required to include in their income tax returns their share of the Partnership's income or loss. As a result, no provision for income taxes has been recorded in the accompanying statements of operations. Distributions are generally made to the partners to pay income taxes related to the operations of the Partnerships.

     STATEMENT OF CASH FLOWS

     For the purpose of the statement of cash flows, the Company and Partnerships have defined cash equivalents as those highly liquid investments purchased with original maturities of three months or less.

     ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, principally related to depreciable lives, allowance for doubtful accounts and for chargebacks, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

DE LA CRUZ AUTO GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED
JUNE 30, 1997, AND 1996 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------





3.   ACCOUNTS RECEIVABLE

     Accounts receivable are comprised of the following at December 31, 1996:

          Trace - parts and service                 $   983,070
          Trade - vehicles                            1,055,324
          Drafts receivable                             943,777
          Finance income receivable                     882,102
          Warranty claims                                  (314)
          Factory receivable                            619,164
          Other receivables                             509,404
          Allowance for doubtful accounts               (59,035)
                                                    -----------
                                                    $ 4,933,492
                                                    ===========

4.   INVENTORIES

     Inventories are comprised of the following at December 31, 1996:


          New vehicles and demonstrators            $22,916,671
          Used vehicles                               6,218,158
          Parts and accessories                       2,019,018
          Other                                          12,359
                                                    -----------
                                                    $31,166,206
                                                    ===========

5.   PROPERTY AND EQUIPMENT

     Property and equipment are comprised of the following at December 31, 1996:


          Land                                      $ 10,916,168
          Buildings and improvements                   5,550,942
          Machinery and equipment                      1,780,542
          Furniture and fixtures                         496,523
          Other                                           34,435
                                                    ------------
                                                      18,778,610
          Less:  accumulated depreciation             (2,524,370)
                                                    ------------
                                                    $ 16,254,240
                                                    ------------

DE LA CRUZ AUTO GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED
JUNE 30, 1997, AND 1996 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------

     BULL MOTORS, INC.
     The land and building, as a result of an agreement with Ford Motor Company, can only be utilized to operate the Ford Dealership. The agreement includes certain options and other covenants.

     BENGAL MOTOR COMPANY, LTD.
     In 1995, the Partnership purchased land in Dade County, Florida, at the cost of approximately $3,266,000. A portion of the purchase price was financed with a mortgage in the amount of $2,450,000. The land is expected to be used as a possible future site for the dealership. During 1996, the Partnership has capitalized $198,505 as cost of this project, corresponding to the interest expense of the year of the above mentioned mortgage.

6.   INTANGIBLE ASSETS

     Intangible assets are comprised of the following at December 31, 1996:


          Covenant not to compete                   $ 2,791,177
          Franchise costs                             1,300,000
          Organizational and other costs                863,439
                                                    -----------
                                                      4,954,616
          Less:  accumulated amortization            (3,760,700)
                                                    -----------
                                                    $ 1,193,916
                                                    ===========

7.   FLOOR PLAN PAYABLE

     BULL MOTORS, INC.
     The Company maintains floor plan financing for new vehicles with Ford Motor Credit Corporation. The floor plan loans bear interest at the bank's prime lending rate plus 1% for vehicles (8.25% at December 31, 1996). Principal on each note is due when the vehicle to which the note relates is sold. Interest is due monthly. Inventories of new cars and demonstrators are pledged as collateral for the notes. The vehicle floor plan financing is personally guaranteed by the stockholders.

     The Company receives certain refunds from Ford Corporation of interest paid to Ford Motor Credit Corporation.

     CENTRAL MOTOR COMPANY, LTD.
     The Partnership maintains a floor plan financing arrangement with a financial institution bearing interest at the bank's prime lending rate (7.725% at December 31, 1996). The maximum amount available under the arrangement is $1,500,000. Principal on each note is due when the vehicle to which the note relates is sold. Interest is due monthly. Inventories of new cars and demonstrators are pledged as collateral for the notes. In addition, Bengal Motor Company, Ltd., an affiliated company, is a guarantor on this loan.

DE LA CRUZ AUTO GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED
JUNE 30, 1997, AND 1996 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------




     Under the floor plan loan arrangement, the Partnership must meet certain financial ratios and minimum capital amounts.

     BENGAL MOTOR COMPANY, LTD.
     The Partnership maintains floor plan financing for new vehicles with a financial institution. The floor plan loans bear interest at the bank's prime lending rate (7.85% at December 31, 1996). The maximum amount available under the arrangement is $8,000,000. Principal on each note is due when the vehicle to which the note relates is sold and interest is due monthly. Inventories of new cars and demonstrators are pledged as collateral for the notes. In addition, Central Motor Company, Ltd., an affiliated company, acts as a guarantor on this loan.

DE LA CRUZ AUTO GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED
JUNE 30, 1997, AND 1996 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------



8.   LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1996:

          Mortgage note, secured by real estate, interest at
          9.86%, principal and interest due in monthly
          installments of $27,939 through October 4, 1999,
          with a balloon payment in November 1999.                            $  2,415,312

          Mortgage note, secured by real estate, interest at the
          bank's prime lending rate (8.75% at December 31,
          1995), principal and interest due in monthly
          installments of $24,850 through May 25, 2002,
          with a balloon payment in June 2002.                                   2,339,136

          Mortgage note, secured by real estate, interest rate at
          9.86%, principal and interest due in monthly installments
          of $16,044 through October 1999 with a balloon payment
          in November 1999.                                                      1,402,676

          Mortgage note, secured by real estate, interest at prime
          (8.25% at December 31, 1996), principal and interest
          due in monthly installments of $55,165 through May 28,
          2000, with a balloon payment in April 2000.                            5,900,082

          Working capital loan, secured by inventory and personally
          guaranteed by the stockholders, maturity date in April 2000, interest at prime plus 1% (9.25% at December 31, 1996),
          principal and interest due in monthly installments of $20,225.           616,600
                                                                              ------------
                                                                                12,673,806
          Less:  current portion                                                  (569,813)
                                                                              ------------
                                                                              $ 12,103,993
                                                                              ============



DE LA CRUZ AUTO GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED
JUNE 30, 1997, AND 1996 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------


     Minimum annual payments under the debt agreements are as follows:

          1997                           $   569,813
          1998                               572,537
          1999                             1,856,971
          2000                             5,863,214
          2001                               305,533
          Thereafter                       3,330,082
                                         -----------
                                         $12,498,150
                                         -----------


9.   RELATED PARTY TRANSACTIONS

     The Group was charged by an affiliated company approximately $613,932 during 1996 for services rendered by employees of the affiliated company on the Group's behalf.

     Accounts payable at December 31, 1996 include approximately $487,165 of amounts due to affiliated companies.

     At December 31, 1996 there was approximately $238,000 of dividends payable to shareholders included in accrued liabilities.

10.  EMPLOYEE BENEFITS

     The Group adopted a 401-k plan covering substantially all employees who meet certain age and tenure requirements. The Group matches employee contributions of up to 6% of employee's pre-tax earnings at a rate of 50 cents for every dollar contributed by the employee. The Group's contributions, included in general and administrative expenses, during 1996, were approximately $110,000.

11.  SUBSEQUENT EVENTS (UNAUDITED)

     In July 1997 the Group was acquired by Republic Industries, Inc., in exchange of 1.8 million shares of common stock, and this transaction has been accounted for under the pooling of interests method of accounting.

DE LA CRUZ AUTO GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED
JUNE 30, 1997, AND 1996 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------


12.  UNAUDITED INTERIM CONSOLIDATED FINANCIAL INFORMATION

     BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

     The interim financial data as of June 30, 1997 and 1996 and for the six months ended June 30, 1997 and 1996 is unaudited. The information reflects all adjustments, consisting only of normal recurring adjustments that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Group for the periods indicated. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full year.

     In February 1997, FASB issued Statement of Financial Accounting Standards No. 129 (FAS 129) - Disclosure of Information about Capital Structure. The statement is effective for financial statements issued for periods ending after December 15, 1997. FAS 129 supersedes specific disclosure requirements of APB Opinion No. 10 and No. 15 and FASB Statement No. 47 and consolidates them in this statement. FAS 129 contains no change in disclosure requirements for the Group as the Group was previously subject to the requirements of the above superseded statements.


                                   * * * * * *

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS






To the Owners of
Pierce Automotive Group:

We have audited the accompanying combined balance sheet of Pierce Automotive Group as of December 31, 1996, and the related combined statements of operations and changes in owners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pierce Automotive Group as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.




ARTHUR ANDERSEN LLP

Houston, Texas
April 25, 1997

                             PIERCE AUTOMOTIVE GROUP
                             -----------------------

                             COMBINED BALANCE SHEETS
                             -----------------------

                                 (In Thousands)


                                                                               DECEMBER 31,         MARCH 31,
                                                                             --------------     ---------------
                                                                                  1996               1997
                                                                               ---------           -------
                                                                                                 (Unaudited)
                                     ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                                    $ 4,555           $ 3,919
   Accounts receivable, net                                                       2,152             2,451
   Inventories                                                                   10,432            10,623
   Prepaids and other current assets                                                 61                75
                                                                                -------           -------

                  Total current assets                                           17,200            17,068

PROPERTY AND EQUIPMENT, net                                                       7,867             7,853

OTHER ASSETS                                                                         19                32
                                                                                -------           -------

                  Total assets                                                  $25,086           $24,953
                                                                                =======           =======

                         LIABILITIES AND OWNERS' EQUITY

CURRENT LIABILITIES:
   Floor plan notes payable                                                     $ 7,687           $ 6,998
   Accounts payable and accrued liabilities                                       2,903             2,363
   Current maturities of amounts due to related parties
     (Notes 8 and 13)                                                             1,699             3,789
   Current maturities of long-term debt                                           1,949             2,095
                                                                                -------           -------

                  Total current liabilities                                      14,238            15,245

AMOUNTS DUE TO RELATED PARTIES, net of current
  maturities (Notes 8 and 13)                                                     3,058                --

LONG-TERM DEBT, net of current maturities                                         1,948             4,415
                                                                                -------           -------

                  Total liabilities                                              19,244            19,660

COMMITMENTS AND CONTINGENCIES (Notes 9 and 11)

OWNERS' EQUITY                                                                    5,842             5,293
                                                                                -------           -------

                  Total liabilities and owners' equity                          $25,086           $24,953
                                                                                =======           =======



  The accompanying notes are an integral part of these combined balance sheets.

                             PIERCE AUTOMOTIVE GROUP
                             -----------------------

                      COMBINED STATEMENTS OF OPERATIONS AND
                      -------------------------------------

                            CHANGES IN OWNERS' EQUITY
                            -------------------------

                                 (In Thousands)

                                                 FOR THE YEAR           FOR THE THREE
                                                    ENDED                MONTHS ENDED
                                                 DECEMBER 31,              MARCH 31,
                                                 ------------     -------------------------
                                                     1996           1996             1997
                                                 ------------     ---------       ---------
                                                                         (Unaudited)
REVENUES:
   Sales                                          $ 133,409       $  29,936       $  32,796
   Other operating revenue                            5,227             890             993
                                                  ---------       ---------       ---------

                      Total revenues                138,636          30,826          33,789

COST OF SALES                                       120,360          26,938          29,035
                                                  ---------       ---------       ---------

                      Gross profit                   18,276           3,888           4,754

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES         11,068           2,324           2,979
                                                  ---------       ---------       ---------

                      Income from operations          7,208           1,564           1,775

OTHER INCOME (EXPENSE):
   Interest expense, net                               (769)           (174)           (326)
   Other income (expense), net                         (117)             88              76
                                                  ---------       ---------       ---------

INCOME BEFORE INCOME TAXES                            6,322           1,478           1,525

PROVISION FOR INCOME TAXES                               --              --              --
                                                  ---------       ---------       ---------

NET INCOME                                            6,322           1,478           1,525

CAPITAL CONTRIBUTIONS                                   540              70              --

DISTRIBUTIONS                                        (6,358)           (423)         (2,074)

OWNERS' EQUITY, beginning of period                   5,338           5,338           5,842
                                                  ---------       ---------       ---------

OWNERS' EQUITY, end of period                     $   5,842       $   6,463       $   5,293
                                                  =========       =========       =========



         The accompanying notes are an integral part of these combined financial statements.



                             PIERCE AUTOMOTIVE GROUP
                             -----------------------

                        COMBINED STATEMENTS OF CASH FLOWS
                        ---------------------------------

                                 (In Thousands)


                                                                            FOR THE YEAR       FOR THE THREE
                                                                               ENDED            MONTHS ENDED
                                                                            DECEMBER 31,           MARCH 31,
                                                                            ------------    ---------------------
                                                                                1996          1996          1997
                                                                            ------------    -------       -------
                                                                                                 (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                 $ 6,322       $ 1,478       $ 1,525
   Adjustments to reconcile net income to net cash provided by
     (used in) operating activities-
       Depreciation and amortization                                              331            45            81
       Amortization of discount on note payable                                    54            20            21
       Change in-
         Accounts receivable                                                     (625)         (774)         (299)
         Inventories                                                           (1,098)       (1,175)          752
         Prepaids and other assets                                                (13)          (93)          (27)
         Floor plan notes payable                                                 230          (568)         (689)
         Accounts payable and accrued liabilities                                 775          (411)         (540)
                                                                              -------       -------       -------

         Net cash provided by (used in) operating activities                    5,976        (1,478)          824
                                                                              -------       -------       -------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                                            (928)         (340)          (52)
                                                                              -------       -------       -------

         Net cash used in investing activities                                   (928)         (340)          (52)
                                                                              -------       -------       -------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Principal payments of long-term debt                                          (166)           --        (1,812)
   Amounts due to related parties                                               1,263            26          (968)
   Proceeds from borrowings of long-term debt                                     500           500         3,446
   Capital contributions                                                          540            70            --
   Distributions                                                               (6,358)         (423)       (2,074)
                                                                              -------       -------       -------

         Net cash (used in) provided by financing activities                   (4,221)          173        (1,408)
                                                                              -------       -------       -------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                              827        (1,645)         (636)

CASH AND CASH EQUIVALENTS, beginning of period                                  3,728         3,728         4,555
                                                                              -------       -------       -------

CASH AND CASH EQUIVALENTS, end of period                                      $ 4,555       $ 2,083       $ 3,919
                                                                              =======       =======       =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid for interest                                                   $   911       $   181       $   222
                                                                              =======       =======       =======

SUPPLEMENTAL DISCLOSURE OF FINANCING AND INVESTING ACTIVITY:
     Issuance of Owner Note and assumption of outstanding
      note payable in exchange for property and equipment in
      October 1996                                                            $ 4,920       $    --       $    --
                                                                              =======       =======       =======

     Inventory acquired pursuant to capital lease                             $   751       $   138       $   787
                                                                              =======       =======       =======



              The accompanying notes are an integral part of these combined financial statements.



                             PIERCE AUTOMOTIVE GROUP
                             -----------------------

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     --------------------------------------

                                 (In Thousands)


1.  BUSINESS, ORGANIZATION
    AND BASIS OF PRESENTATION:
    --------------------------

The Pierce Automotive Group (the Companies) is engaged in the retail and commercial sale of new and used motor vehicles, finance and insurance products, vehicle service and parts, after-market products and in selling third-party financing contracts on new and used vehicle sales originated by dealerships within the group. The Companies operate primarily in the Tempe, Arizona, area.

The accompanying combined financial statements include the accounts of the following entities. The Companies have been presented on a combined basis due to their related operations, common ownership and common management control. All significant intercompany balances and transactions have been eliminated in the combination.

         The Pierce Corporation, an Arizona corporation, d.b.a. Tempe Toyota, Inc. (Tempe Toyota)
         The Pierce Corporation II, Inc., an Arizona corporation, d.b.a. Tempe Toy's Budget Lot
         Automart Superstore, Inc., an Arizona corporation (Automart)
         Pierce Automotive Corporation, an Arizona corporation
         M&JP I, L.L.C., an Arizona limited liability company M&JP II, L.L.C., an Arizona limited liability company

The Pierce Corporation II, Inc., and Automart are 65 percent owned by the Companies' principal owner. Automart was incorporated during 1996 and is primarily engaged in selling used cars and light trucks.

Tempe Toyota purchases substantially all of its new vehicles from Toyota Motor Corporation at the prevailing prices charged by the manufacturer to all franchised dealers. Tempe Toyota's sales volume could be adversely impacted by the manufacturers' inability to supply the dealership with an adequate supply of popular models or as result of an unfavorable allocation of vehicles by the automaker.

Tempe Toyota operates a dealership which holds a six-year franchise agreement with Toyota Motor Distributors, Inc., expiring in May 1998. In accordance with the individual franchise agreement, Tempe Toyota is subject to certain rights and restrictions typical of the industry, including limitations on changes in dealership management and ownership and minimum net worth requirements. The ability of the manufacturer to influence the operations of Tempe Toyota or the loss of a franchise agreement could have a negative impact on the operating results and financial position of the Companies.

INTERIM FINANCIAL INFORMATION

The unaudited financial statements as of March 31, 1997, and for the three months ended March 31, 1996 and 1997, include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's position, results of operations and cash flows. Operating results for the three months ended March 31, 1997, are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

2.  SIGNIFICANT ACCOUNTING POLICIES:
    --------------------------------

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include all highly liquid investments that have an original maturity of three months or less at the date of purchase. The Companies have invested funds through Tempe Toyota in a cash management fund (CMF) with the Companies' floor plan lender, Toyota Motor Credit Corporation (TMCC). All funds invested in the CMF are redeemable by the Companies upon demand and accrue interest at a rate equivalent to Tempe Toyota's floor plan rate. The amount of such funds totaled approximately $4.3 million as of December 31, 1996, of which approximately $1,399 was payable to the principal owner and employees of the Companies.

INVENTORIES

New vehicle inventories are stated at the lower of cost, determined using the last-in, first-out (LIFO) method, or market on a specific-unit identification basis. Used vehicles are stated at the lower of cost or market, on a specific-unit identification basis. Rental vehicles held under capital leases include vehicles leased from Toyota Motor Sales under a master lease agreement (see Note 8). Rental vehicles are placed in rental service for periods not to exceed one year, at which time they are purchased by the Companies and placed into used vehicle inventory. Rental vehicles are depreciated over the life of the lease or the estimated economic life, whichever is shorter. Parts inventories are stated at the lower of cost, determined using the LIFO method, or market.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and depreciated over their estimated useful lives, ranging from five to 39 years, using the double-declining balance method. Useful lives for purposes of computing depreciation are as follows:

     Buildings and improvements                                      39 years
     Furniture and fixtures                                      5 to 7 years
     Machinery and equipment                                     5 to 7 years
     Service and rental vehicles                                      5 years

The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts at the time of disposition, and any resulting gain or loss is included in the combined statement of operations. Maintenance, repairs and minor replacements are charged to operations as incurred; major replacements and improvements are capitalized and amortized over the remaining useful lives of the assets.

REVENUE RECOGNITION - SALES

Sales includes revenues from new and used vehicles and from parts and services sales. Revenues from the sale of new and used vehicles are recognized at the time the vehicle is delivered to the customer and the earlier of acceptance of the note by a financial institution or payment or deposit having been received. Revenues from the sale of parts and services are recognized at the time the parts are delivered to the customer or service is completed.

REVENUE RECOGNITION - OTHER OPERATING REVENUE

Other operating revenue includes finance, insurance and service contract income. Finance income represents amounts earned by the Companies for financing arranged by the Companies with financial institutions on behalf of customers in connection with vehicle sales. Finance income, net of estimates for future chargebacks, is recognized by the Companies upon acceptance of the note by a financial institution. Insurance income represents commissions earned on credit life and accident and disability insurance sold by the Companies as agents for insurance carriers. Insurance commissions, net of estimates for future chargebacks, are recognized as income upon customer acceptance of the insurance terms as evidenced by contract execution. Service contract income represents commissions earned on extended warranty service contracts sold by the Companies as agents for extended service warranty companies. Commissions earned, net of estimates of future chargebacks, are recognized upon customer acceptance of the service contract terms as evidenced by contract execution.

The agreements between the Companies and the financial institutions and insurance companies provide that the Companies will receive a chargeback equal to a pro rata portion of the finance income or insurance premium paid to the Companies in the event the customer prepays or defaults on the financing prior to its scheduled maturity. Generally, the terms of the agreements between the Companies and the financial institutions provide that the period during which the Companies are contingently liable for financing chargebacks is limited to 90 days following the placement of the note, provided that the financial institution has received three payments from the customer. Generally, the Companies are contingently liable for chargebacks equal to a pro rata portion of the premium collected pursuant to insurance and service contracts during the period of time the insurance policy or the service contract is in effect. The Companies record an estimated allowance for these chargebacks which is based upon the Companies' historical experience for prepayments or defaults. Finance income and insurance commissions, net of estimates for future chargebacks, are classified as other operating revenues in the accompanying combined statement of operations and changes in owners' equity.

ADVERTISING AND PROMOTIONAL COSTS

Advertising and promotional costs are expensed as incurred and included in selling, general and administrative expenses in the accompanying combined statements of operations and changes in owners' equity. Total advertising and promotional expenses, net of approximately $93 in rebates, were approximately $1,021 for the year ended December 31, 1996.

INCOME TAXES

For income tax purposes, certain of the Companies have elected S Corporation status and certain of the Companies are limited liability companies under the U.S. Internal Revenue Code. In accordance with the provisions of elections to be treated as an S Corporation or a limited liability company, the Companies' income and losses are passed through to their shareholders or members; accordingly, no provision for income taxes has been recorded for the Companies.

CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially subject the Companies to concentrations of credit risk, consist principally of cash and cash equivalents, contracts in transit and accounts receivable. The Companies invest a substantial portion of their excess cash with financial institutions within FDIC-guaranteed limits. The Companies have not incurred significant losses related to these financial instruments in the past.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Companies' financial instruments primarily consist of cash and cash equivalents, floor plan notes payable, long-term debt, and amounts due to related parties. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates.

OWNERS' EQUITY

Four of the affiliated companies which comprise the Companies are individual entities which have issued stock at different and unrelated prices. Two of the affiliated companies which comprise the Companies are organized as limited liability companies whose members have contributed certain real property in exchange for a membership interest in the limited liability companies. For purposes of these combined financial statements, the owners' equity activity of the individual affiliates has been summed to present combined totals of activity and balances of the Companies (see Note 12).

STATEMENT OF CASH FLOWS

For purposes of the statement of cash flows, the Companies consider all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Additionally, the net change in floor plan financing of inventory, which is a customary financing technique in the industry, is reflected as an operating activity in the statement of cash flows.

ACCOUNTING DEVELOPMENTS

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in March 1995. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Companies adopted SFAS No. 121 on January 1, 1996, and such implementation did not have a material effect on the Companies' combined results of operations, financial position or cash flows.

EARNINGS PER SHARE

Earnings per share data are not presented as the historical capital structure prior to the contemplated merger with Republic Industries, Inc., as hereinafter discussed, is not comparable to the capital structure that will exist after this merger (see Note 14).

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

3.  ACCOUNTS RECEIVABLE:
    --------------------

Accounts receivable are comprised of the following:

                                                                          MARCH 31,
                                                    DECEMBER 31,    ---------------------
                                                       1996           1996          1997
                                                    ------------    -------       -------
                                                                          (Unaudited)
      Contracts in transit                            $ 1,070       $ 1,505       $ 1,346
      Vehicle receivables                                 560           260           547
      Manufacturers                                       251           255           133
      Other                                               348           332           502
                                                      -------       -------       -------
                                                        2,229         2,352         2,528
      Less- Allowance for doubtful accounts               (77)          (50)          (77)
                                                      -------       -------       -------
                                                      $ 2,152       $ 2,302       $ 2,451
                                                      =======       =======       =======



Contracts in transit and vehicle receivables primarily represent receivables from financial institutions which provide funding for customer vehicle financing. These receivables are generally collected within 30 days from the vehicle sale. Amounts due from manufacturers represent receivables for parts and service work performed on vehicles pursuant to the automotive manufacturer warranty coverage and manufacturer holdbacks and incentives pursuant to the dealership agreements; such amounts are generally remitted to the Companies on a regular basis. Other receivables include receivables for the sale of parts to commercial customers and finance fees receivable from financial institutions earned from arranging financing for the Companies' customers.

4.  INVENTORIES:
    ------------

Inventories are comprised of the following:

                                                                            MARCH 31,
                                                    December 31,     -----------------------
                                                        1996           1996           1997
                                                    ------------     --------       --------
                                                                          (Unaudited)
      New vehicles                                    $  6,859       $  8,133       $  7,302
      Used vehicles                                      3,200          1,961          2,894
      Rental vehicles                                      907            294            944
      Parts and other                                      257            277            274
      Cumulative LIFO reserve                             (791)          (768)          (791)
                                                      --------       --------       --------
                                                      $ 10,432       $  9,897       $ 10,623
                                                      ========       ========       ========


The cost basis and accumulated depreciation of rental vehicles under capital lease were approximately $985 and $78, respectively, as of December 31, 1996.

For the year ended December 31, 1996, the effect of using the LIFO method as compared to the first-in, first-out method was a decrease in net income by $23. If the first-in, first-out (FIFO) method of inventory accounting had been used by the Companies, inventories, net working capital and owners' equity would have been higher than reported by $791, $768 and $791 as of December 31, 1996, and March 31, 1996 and 1997, respectively.

5.  PROPERTY AND EQUIPMENT:
    -----------------------

Property and equipment are comprised of the following:

                                                                                MARCH 31,
                                                         DECEMBER 31,    ---------------------
                                                            1996           1996          1997
                                                         ------------    -------       -------
                                                                              (Unaudited)
      Land                                                 $ 3,663       $ 1,732       $ 3,662
      Buildings and improvements                             3,920           636         3,927
      Furniture and fixtures                                   547           412           570
      Machinery and equipment                                  232           163           235
      Service and rental vehicles                              137           172           143
                                                           -------       -------       -------
                                                             8,499         3,115         8,537
      Less- Accumulated depreciation and amortization         (632)         (497)         (684)
                                                           -------       -------       -------
                                                           $ 7,867       $ 2,618       $ 7,853
                                                           =======       =======       =======


6.  ACCOUNTS PAYABLE
    AND ACCRUED LIABILITIES:
    ------------------------

Accounts payable and accrued liabilities are comprised of the following:

                                                                       MARCH 31,
                                                   DECEMBER 31,   ------------------
                                                       1996        1996        1997
                                                   ------------   ------      ------
                                                                      (Unaudited)
      Accounts payable                                $1,371      $  688      $  598
      Accrual for finance, insurance and service
        contract chargebacks                             484         232         500
      Payroll-related accruals                           316         303         347
      Other                                              732         494         918
                                                      ------      ------      ------
                                                      $2,903      $1,717      $2,363
                                                      ======      ======      ======


7.  FLOOR PLAN NOTES PAYABLE:

Floor plan notes payable reflect amounts for the purchase of specific new vehicle inventory, are payable to TMCC and bear interest at prime (8.25 percent as of December 31, 1996) plus 0.5 percent. The approved credit lines are $15 million for new vehicles and $4.5 million for used vehicles as of December 31, 1996. Payments on the notes are due when the related vehicles are sold. As of

December 31, 1996, the Companies had no borrowings outstanding for used vehicles. The notes are collateralized by substantially all assets of Tempe Toyota and are guaranteed by the Companies' principal owner.

Interest under the floor plan notes payable is payable on a monthly basis. Interest expense on floor plan notes payable totaled approximately $777 for the year ended December 31, 1996, before manufacturer interest assistance. Manufacturer interest assistance, which has been recorded as a reduction to cost of sales in the accompanying combined financial statements, totaled approximately $640 for the year ended December 31, 1996.

8.  LONG-TERM DEBT:

Long-term debt with third parties is comprised of the following:

                                                                                                                MARCH 31,
                                                                                          DECEMBER 31,    ---------------------
                                                                                             1996          1996           1997
                                                                                          ------------    -------       -------
                                                                                                               (Unaudited)
Note payable to TMCC; $4,351 note dated March 1997, payable in 60 monthly installments of $24 in principal plus interest with balance due in March
   2002. Interest at LIBOR plus 2.12% collateralized by the land and building of
   M&JP I, L.L.C., and guaranteed by the Companies' principal
   owner                                                                              $    --       $    --         4,351

Note payable to TMCC; $2,491 note dated December 1994, payable in monthly installments of $10 in principal plus interest. The note provides for interest at prime plus 1.25%. Collateralized by certain land owned by M&JP I,
   L.L.C. The note was refinanced in March 1997, as described below                     1,793            --            --

Note payable to Suncor Development Company; $840 noninterest-bearing note dated
   December 1994, due December 1997. The note has been discounted to its present value using an imputed interest rate of 7.48%. The note is collateralized by
   certain land owned by M&JP I, L.L.C                                                    778           670           800

Note payable to TMCC; $500 note dated February 1996, payable in 60 monthly installments of $5 in principal plus interest. Final principal payment of
   $188 due January 2001. The note provides for interest at prime plus 1.0%
   Collateralized by substantially all assets of Tempe Toyota                             435           490           416

Obligations under capital leases                                                          891           370           943
                                                                                      -------       -------       -------
                                                                                        3,897         1,530         6,510
Less- Current maturities                                                               (1,949)         (360)       (2,095)
                                                                                      -------       -------       -------

                                                                                      $ 1,948       $ 1,170       $ 4,415
                                                                                      =======       =======       =======

Amounts due to related parties are as follows:

                                                                                                                MARCH 31,
                                                                                         DECEMBER 31,    ---------------------
                                                                                            1996          1996           1997
                                                                                         ------------    -------       -------
                                                                                                               (Unaudited)

      Note payable to principal owner; $2,558 due upon the Companies securing additional long-term financing from TMCC (which occurred in March 1997 as described below); $500 due on February 1, 1998. The note provides for interest at 6.5%. Secured by certain land and facilities owned by M&JP I,
         L.L.C                                                                             $ 3,058       $    --       $   500

      Amounts payable to principal owner representing the principal owner's invested
         funds pursuant to CMF                                                               1,285           331         2,828

      Note payable to principal owner with principal and interest payable on February
         1, 1998.  The note provides for interest at 6.5%.  Secured by the assets of
         Pierce Automotive Corporation                                                         300            --           300

      Amounts payable to employees representing the employees' invested funds
         pursuant to CMF                                                                       114           130           161
                                                                                           -------       -------       -------
                                                                                             4,757           461         3,789
      Less- Current maturities                                                              (1,699)         (461)       (3,789)
                                                                                           -------       -------       -------

                                                                                           $ 3,058       $    --       $    --
                                                                                           =======       =======       =======


The aggregate maturities of long-term debt and amounts due to related parties as of December 31, 1996, are as follows:

                                           THIRD            RELATED
                                          PARTIES           PARTIES
                                           ------            ------
                           1997            $1,949            $1,699
                           1998               353               500
                           1999               353                --
                           2000               353                --
                           2001               475                --
                           Thereafter         414             2,558
                                           ------            ------
                                           $3,897            $4,757
                                           ======            ======

In March 1997, the Companies issued a $4,351 note payable to TMCC. Proceeds from the note were used to repay $2,558 of the $3,058 note payable to the principal owner and to repay $1,793 of the $2,491 note payable to TMCC dated December 1994. The $4,351 note payable to TMCC (the TMCC Note) matures on March 2002 and is payable in 60 monthly payments of $24 in principal plus interest, with the balance of $2,900 due at maturity. Accordingly, $2,558 of the $3,058 note payable to the principal owner and $1,576 of the note payable to TMCC has been reclassified as long-term in the December 31, 1996, balance sheet. The TMCC Note may be extended for an additional 120 months at the Companies' option and may be prepaid at any time, subject to a 2 percent penalty if paid prior to March 1998. Interest on the TMCC Note accrues at the London Interbank Borrowing Rate (LIBOR) plus 2.12 percent. The TMCC Note has been guaranteed by the Companies' principal owner and Tempe Toyota and is secured by the land and property of M&JP I, L.L.C., with $1,500 being senior to the Companies' note payable to Suncor Development Company.

The Companies' loan agreements with TMCC provide that, in the event of loss of Tempe Toyota's franchise agreement with Toyota Motor Distributors, Inc., amounts borrowed by the Companies from TMCC will become currently payable.

The principal owner and certain employees and affiliates of the Companies have loaned amounts to Tempe Toyota which Tempe Toyota has invested in the CMF with TMCC. During the year ended December 31, 1996, the Companies recorded interest income and interest expense of approximately $85 on the amounts Tempe Toyota invested in the CMF arising from amounts loaned by the majority owner and certain employees and affiliates. The combined financial statements of the Pierce Automotive Group reflect $256 net interest income earned on the CMF during the year ended December 31, 1996.

The Companies lease certain rental vehicles from Toyota Motor Sales under a master lease arrangement accounted for as a capital lease. The leases require monthly payments of principal, interest and insurance. Total payments for the year ended December 31, 1996, were $187. The individual leases are typically for an 18 to 24 month term with interest ranging from 8.5 to 9.0 percent. The vehicles must be purchased by the Companies upon the expiration of the lease but may be purchased at an earlier date for the fair value of the lease obligation. Generally, the Companies elect to purchase vehicles during the first year of their lease at which point they are placed into used vehicle inventory.

Interest expense on long-term debt (including interest on obligations under capital leases of $46) for the year ended December 31, 1996, was $248.

9.   LEASE COMMITMENTS:
     ------------------

The Companies lease property used by The Pierce Corporation II, Inc., under a noncancellable operating lease. The lease expires in 1997. Remaining payments under the lease are $57. The lease provides that the Companies pay all property taxes, insurance and repair costs. Lease expense was approximately $382 for the year ended December 31, 1996.

10.  INCOME TAXES:
     -------------

In the event that the Companies terminate S Corporation status, deferred income taxes will arise due to the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Under the provisions of SFAS No. 109, "Accounting for Income Taxes," recording of these deferred taxes is required in the period S Corporation status is terminated. If the Companies' S Corporation status had been terminated on December 31, 1996, the deferred tax asset (related primarily to allowances for accounts receivable and chargebacks) as of that date would have been approximately $162.

11.  COMMITMENTS AND CONTINGENCIES:
     ------------------------------

EMPLOYEE 401(k) RETIREMENT PLAN

The Companies participate in a 401(k) plan (the Plan) which covers certain full-time employees (over 21 years old) who have worked a minimum of one year for the Companies. The Plan is funded by employee deferrals of their income and discretionary contributions by the Companies. The Companies matching contributions totaled $42 for the year ended December 31, 1996.

12.  OWNERS' EQUITY:

Owners' equity is comprised of the following as of December 31, 1996:

                                            ADDITIONAL                             TOTAL
                                   COMMON     PAID-IN     PARTNERS'   RETAINED     OWNERS'
                                   STOCK      CAPITAL     INTEREST    EARNINGS     EQUITY
                                   ------   ----------    ---------   --------     ------
The Pierce Corporation               $550      $   --          $-      $2,512      $3,062
The Pierce Corporation II, Inc.       100         100          --         191         391
Automart Superstore, Inc.             350          --          --         373         723
Pierce Automotive Corporation          --          --          --         289         289
M&JP I, L.L.C                          --          --         567          57         624
M&JP II, L.L.C                         --          --         703          50         753
                                   ------      ------      ------      ------      ------
                                   $1,000      $  100      $1,270      $3,472      $5,842
                                   ======      ======      ======      ======      ======

During 1996, Automart was incorporated and capitalized with $350 in capital contributions. Additionally, the Companies' principal owner contributed $190 of capital to M&JP II, L.L.C., which owns the land and facilities on which Automart operates. This $190 capital contribution was primarily used for enhancements of the facilities. Common stock of the Companies with the following shares authorized, issued and outstanding as of December 31, 1996, is as follows:


                                                                     SHARES          SHARES
                                                    PAR VALUE      AUTHORIZED        ISSUED
                                                   ------------    ---------       ---------
The Pierce Corporation                             no par value           50              10
The Pierce Corporation II, Inc.                       $1.00              500             100
Automart Superstore, Inc.                          no par value           50              10
Pierce Automotive Corporation                      no par value           50              10
                                                                   ---------       ---------
                                                                         650             130
                                                                   =========       =========

13.  RELATED-PARTY TRANSACTIONS:

Prior to October 1996, Tempe Toyota leased the land and buildings used for its operations from a third party. In October 1996, the Companies' principal owner purchased the land and buildings and contributed land and buildings valued at $1,930 and $2,990, respectively, to M&JP I, L.L.C., in exchange for a $3,058 note. Additionally, the Companies assumed a $1,862 TMCC note secured by the land and building.

In April 1996, the Companies obtained $300 from their principal owner in exchange for a note payable. These funds were placed into the CMF under the Companies' name. These amounts have been reflected as cash and amounts due to related parties as of December 31, 1996.

The Companies arrange the sale of credit life insurance policies that cover certain financing contracts on new and used cars. Premium income, net of estimated future chargebacks, is recognized by the Companies, and the remainder of the premium dollars is passed to a reinsurance company, in which the principal owner of the Companies is a 0.2 percent shareholder, from which claims are paid. The amount of premium dollars paid to the reinsurance company was $186 and the premium income recognized on these policies by the Companies was $36 during 1996.

14.  SUBSEQUENT EVENTS:

In March 1997, the owners of the Companies entered into a definitive agreement with Republic Industries, Inc. The transaction is subject to obtaining manufacturer approval.

                          INDEPENDENT AUDITORS' REPORT

Courtesy Auto Group, Inc.
Longwood, Florida

We have audited the accompanying balance sheets of Courtesy Auto Group, Inc. as of December 31, 1996 and 1995 and the related statements of income, changes in shareholders' equity and cash flows, for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Courtesy Auto Group, Inc. as of December 31, 1996 and 1995 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

We have compiled the accompanying balance sheet of Courtesy Auto Group, Inc. as of June 30, 1997, and the related statements of income and cash flows for the six months ended June 30, 1997 and 1996, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying June 30, 1997 and 1996 financial statements and accordingly, do not express an opinion or any other form of assurance on them.

Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles as of June 30, 1997 and six months ended June 30, 1997 and June 30, 1996. If the omitted disclosures were included in the financial statements, they might influence the user's conclusions about the Company's financial position, results of operations and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.


BOWDEN & WOOD


Louisville, Kentucky
September 5, 1997.

                           COURTESY AUTO GROUP, INC.
                                 BALANCE SHEET

                                                                           June 30,                     December 31,
                                                                             1997                   1996             1995
                                                                   ---------------------    ----------------------------------
                                                                           (unaudited)
       ASSETS
Current assets:
       Cash and cash equivalent:
            Cash on hand and in banks                               $     1,072,849           $      659,631  $        64,911
            Contracts in transit                                            321,587                2,939,846          945,484
                                                                    ---------------           --------------  ---------------
            Total cash and cash equivalent                                1,394,436                3,599,477        1,010,395
       Accounts and notes receivable:
            Trade                                                         1,812,967                1,619,084        1,011,973
            Factory net of warranty advance                                 896,921                  615,681          497,865
            Less allowance for doubtful accounts                           (118,875)                (118,875)         (39,563)
            Note receivable, Courtesy Acceptance
             Corporation (note B)                                                 0                   22,736          245,273
            Note receivable, Easy Auto Sales &
            Finance, Inc. (note B)                                                0                        0          720,520
            Note receivable, Diamond Technology,
             Inc. (formerly Security National
            Recovery & Insurance, Inc.) (note B)                                  0                   31,308          139,126
       Finance commissions receivable                                       389,358                  318,058          291,111
       Prepaid expenses                                                     148,701                   91,281           31,667
       Inventories held for sale (note A):
            New vehicles                                                 21,801,182               17,046,873       12,288,950
            Used vehicles                                                 3,029,682                3,464,198        3,420,832
            Parts and accessories                                         1,339,408                1,090,247          895,626
            Other                                                            63,512                   68,051           32,523
                                                                    ---------------           --------------  ---------------
            Total current assets                                         30,757,292               27,848,119       20,546,298
                                                                    ---------------           --------------  ---------------

Fixed assets (notes A and C):
       Cost                                                              18,669,094               13,528,824       11,996,915
       Less accumulated depreciation and
        amortization                                                      2,294,040                1,986,179        1,391,091
                                                                    ---------------           --------------  ---------------
            Book value of fixed assets                                   16,375,054               11,542,645       10,605,824
                                                                    ---------------           --------------  ---------------
Other assets:
       Deposits with vendors                                                 14,068                   14,068           20,896
                                                                    ---------------           --------------  ---------------
            Total other assets                                               14,068                   14,068           20,896
                                                                    ---------------           --------------  ---------------
Total assets                                                             47,146,414               39,404,832       31,173,018
                                                                    ===============           ==============  ===============






See accountants' report and notes to financial statements.

                           COURTESY AUTO GROUP, INC.
                           BALANCE SHEET (continued)

                                                                 June 30,                            December 31,
                                                                   1997                         1996              1995
                                                       ---------------------------        ----------------------------------
                                                                (unaudited)
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
       Cash overdraft, books only                          $             0                $             0   $       146,660
       Wholesale finance liability (note D)                     24,344,694                     21,522,489        15,369,086
       Notes payable to banks and others (note E)                2,223,357                      2,223,357         2,154,022
       Notes payable, shareholders (note F)                      4,482,480                      4,334,333         3,195,496
       Notes payable, service loaners                              162,706                        176,081           145,828
       Trade accounts payable                                      827,551                      1,214,831           957,355
       Accrued payroll                                             360,491                        407,602           375,126
       Accrued payroll taxes and withholdings                      133,011                        128,290           182,536
       Accrued retirement plan contributions and
        withholdings                                               113,718                         45,303            67,488
       Sales and use taxes payable                                  49,502                        249,367           129,355
       Accrued interest                                            124,686                        131,835            93,390
       Other current liabilities                                   396,636                        742,825           193,017
                                                           ---------------                ---------------   ---------------
            Total current liabilities                           33,218,832                     31,176,313        23,009,359
                                                           ---------------                ---------------   ---------------

Long-term debt:

       Notes payable to banks and others (note E)               10,977,421                      5,360,666         6,100,073
       Notes payable, shareholders (note F)                        731,250                        731,250           887,091
                                                           ---------------                ---------------   ---------------
            Total long-term debt                                11,708,671                      6,091,916         6,987,164
                                                           ---------------                ---------------   ---------------

            Total liabilities                                   44,927,503                     37,268,229        29,996,523
                                                           ---------------                ---------------   ---------------

Shareholders' equity:
       Common stock, $1.00 par value, 300 shares
        issued and outstanding                                         300                            300               300
       Additional paid in capital                                  250,734                        250,734           250,734
       Retained earnings                                         1,967,877                      1,885,569           925,461
                                                           ---------------                ---------------   ---------------
            Total shareholders' equity                           2,218,911                      2,136,603         1,176,495
                                                           ---------------                ---------------   ---------------
Total liabilities and shareholders' equity                      47,146,414                     39,404,832        31,173,018
                                                           ===============                ===============   ===============





See accountants' report and notes to financial statements.

                           COURTESY AUTO GROUP, INC.
                              STATEMENT OF INCOME

                                                        Six months ended June 30,                Years ended December 31,
                                                         1997              1996                 1996                   1995
                                                      ----------------------------           -----------------------------------
                                                              (unaudited)
       Sales                                          $84,322,922      $96,187,550           $182,847,152           $162,433,053

       Cost of sales                                   74,454,277       86,842,066            164,241,381            147,482,422
                                                      -----------      -----------           ------------           ------------

       Gross profit margin                              9,868,645        9,345,484             18,605,771             14,950,631

       Finance, insurance and service
        contract commissions                            1,161,990        1,130,998              3,391,818              3,064,394
                                                      -----------      -----------           ------------           ------------
                                                       11,030,635       10,476,482             21,997,589             18,015,025

       Variable selling expense                         1,854,543        1,997,801              4,209,515              3,548,299
                                                      -----------      -----------           ------------           ------------
                                                        9,176,092        8,478,681             17,788,074             14,466,726

       Operating expense                                9,505,072        8,544,075             17,810,124             14,637,700
                                                      -----------      -----------           ------------           ------------

       Operating loss from sales and service             (328,980)         (65,394)               (22,050)              (170,974)

       Other income and deductions                        729,655        1,337,884              2,132,911              2,118,850
                                                      -----------      -----------           ------------           ------------

       Income before income taxes                         400,675        1,272,490              2,110,861              1,947,876

       Provision for income taxes (note A)                      0                0                      0                      0
                                                      -----------      -----------           ------------           ------------

       Net income for the period                          400,675        1,272,490              2,110,861              1,947,876
                                                      ===========      ===========           ============           ============




See accountants' report and notes to financial statements.

                          COURTESY AUTO GROUP, INC.
                 STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995



                                                            Additional                           Total
                                           Common           paid-in            Retained          shareholders'
                                           stock            capital            earnings          equity
Balances, January 1,
 1995                                      $200             $199,800           $1,642,585        $1,842,585

Merger of H & S
 Performance Management,
 Inc. into
 Courtesy Auto Group,
 Inc.                                       100               50,934                                 51,034

Net Income for 1995                                                             1,947,876         1,947,876

Dividends, 1995                                                                (2,665,000)       (2,665,000)
                                           ----             --------           -----------       -----------
Balances, December 31,
 1995                                       300              250,734              925,461         1,176,495

Net income for 1996                                                             2,110,861         2,110,861

Dividends, 1996                                                                (1,150,753)       (1,150,753)
                                           ----             --------           -----------       -----------
Balances, December 31,
 1996                                       300              250,734            1,885,569         2,136,603
                                           ====             ========           ===========       ===========


          See accountants' report and notes to financial statements.

                           COURTESY AUTO GROUP, INC.
                            STATEMENT OF CASH FLOWS

                                                               Six months ended June 30,  Years ended December 31,
                                                                    1997          1996      1996           1995
                                                               -------------------------  -----------------------
                                                                      (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
       Net income                                              $   400,675   $1,272,490   $ 2,110,861  $  1,947,876
       Adjustments to reconcile net income to net
         cash (used) provided by operating activities:
            Non-cash expense (income):
                 Depreciation and amortization including
                  non-compete                                      307,861      254,997       595,088       380,266
                 Provision for uncollectible accounts                                 0        79,312        14,776
            Changes in assets and liabilities:
                 Decreases (increases) in assets:
                       Accounts receivable                        (475,123)    (990,550)     (724,927)     (522,536)
                       Finance commissions receivable              (71,300)    (293,264)      (26,947)     (158,007)
                       Prepaid expenses                            (57,420)    (397,864)      (59,614)       12,385
                       Inventories                              (4,564,415)  (3,181,728)   (5,031,438)   (7,588,582)
                       Other assets                                      0       (1,566)        6,828        39,886
                 Increases (decreases) in liabilities:
                       Wholesale finance liability               2,822,205    3,250,570     6,183,656     6,811,205
                       Accounts payable                           (387,280)     741,135       257,476       660,908
                       Customer deposits                                 0            0             0             0
                       Accrued payroll                             (47,111)     (24,658)       32,476        97,491
                       Accrued payroll taxes and withholdings        4,721     (115,367)      (54,246)       55,827
                       Accrued pension contributions and
                        withholdings                                68,415        6,880       (22,185)      (14,087)
                       Other current liabilities                  (566,578)     826,051       708,264        45,994
                                                               -----------  -----------   -----------  ------------
                            Total adjustments                   (2,966,025)      74,636     1,943,743      (164,474)
                                                               -----------  -----------   -----------  ------------
       Net cash (used) provided by operating activities         (2,565,350)   1,347,126     4,054,604     1,783,402
                                                               -----------  -----------   -----------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES
       Purchase of fixed assets (net of purchase debt
        incurred)                                                 (127,615)    (665,117)   (1,531,909)   (2,418,592)
       Net decrease (increase) in loan to:
            Courtesy Acceptance Corporation                         22,736            0       222,537       580,099
            Easy Auto Sales & Finance, Inc.                              0            0       720 520      (720,520)
            Diamond Technology, Inc. (formerly Security
             National Recovery & Insurance, Inc.)                   31,308            0       107,818      (139,126)
                                                               -----------  -----------   ----------- -------------
       Net cash used by investing activities                       (73,571)    (665,117)     (481,034)   (2,698,139)
                                                               -----------  -----------   ----------- -------------


See accountants' report and notes to financial statements.

                           COURTESY AUTO GROUP, INC.
                      STATEMENT OF CASH FLOWS (continued)

                                                  Six months ended June 30,  Years ended December 31,
                                                   1997             1996       1996             1995
                                                  -----------------------   --------------------------
                                                        (unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES
       Borrowed from shareholders and other
        lenders                                   $  148,147   $  451,285   $ 1,289,335     $3,507,399
       Payments on loans to shareholders and
        other lenders                               (383,245)    (417,174)     (976,410)      (553,239)
       Dividends paid                               (318,367)    (113,000)   (1,150,753)    (2,665,000)
       Cash overdraft, books only                          0     (146,660)     (146,660)       146,660
       Borrowing in excess of purchase cost
        on acquisition                               987,345            0             0              0
       Cash from mergers and acquisitions                  0            0             0         19,068
                                                  ----------   ----------   -----------     ----------
       Net cash provided (used) by financing
        activities                                   433,880     (225,549)     (984,488)       454,888
                                                  ----------   ----------   -----------     ----------

NET  (DECREASE) INCREASE IN CASH AND
 EQUIVALENT                                       (2,205,041)     456,460     2,589,082       (459,849)

CASH AND EQUIVALENT, BEGINNING OF
 PERIOD                                            3,599,477    1,010,395     1,010,395      1,470,244
                                                  ----------   ----------   -----------     ----------

CASH AND EQUIVALENT, END OF PERIOD                 1,394,436    1,466,855     3,599,477      1,010,395
                                                  ==========   ==========   ===========     ==========

SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION

       Cash paid during the period for interest
        expense                                      869,208      595,735     1,693,314      1,172,424
       Cash paid for income tax                            0            0             0              0



See accountants' report and notes to financial statements.

                           COURTESY AUTO GROUP, INC.
                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

A    SIGNIFICANT ACCOUNTING POLICIES

     CORPORATE INFORMATION
     Courtesy Auto Group, Inc. was incorporated under the laws of Florida on January 9, 1984. The corporation conducts Pontiac, Saturn, and Acura dealerships at 650 North Highway 17- 92, Longwood, Florida and 8620 South Orange Blossom Trail, Orlando, Florida.

     In January, 1994, a used vehicle sales lot was leased at 4215 Highway 17-92, Sanford, Florida, replacing the used vehicle lot at 3219 Orlando Drive, Sanford, Florida, which was abandoned. In August, 1995, the used vehicle sales lot operations were transferred to Easy Auto Sales & Finance, Inc.

     A new Saturn and Suzuki sales and service location was constructed and opened at 2184 East Irlo Bronson Memorial Highway, Kissimmee, Florida in late 1995.

     In July, 1995, the Company acquired the rights to the Isuzu/Suzuki franchise f/k/a Magic Isuzu/Suzuki from George Boomer. Under the terms of the agreement, the Company agreed to retain Boomer as an employee for three years through July, 1998. Boomer is paid $6,184/month ($74,000 yearly).

     FINANCE COMMISSIONS RECEIVABLE
     Finance commissions receivable are amounts due for commissions earned on finance contracts sold to financial institutions. Financial institution chargebacks resulting from prepayment of finance contracts are charged to income as incurred.

     INVENTORIES
     Inventories are stated at the lower of cost or market. The cost of new vehicles, used vehicles, and parts is determined by the last-in, first-out
     (LIFO) method. The cost of incidental other inventories is determined by the first-in, first-out (FIFO) method. Market is the lower of replacement cost or net realizable value. If the specific cost method had been used to determine inventories, instead of the LIFO method, they would have been higher by $2,804,357 at December 31, 1996 ($2,582,298, 1995).

     FIXED ASSETS, DEPRECIATION AND AMORTIZATION
     Fixed assets are reflected at cost and depreciated over estimated lives by the straight line method. Costs of acquisitions and improvements are capitalized, while costs of repairs and maintenance are expensed. The cost and accumulated depreciation or amortization are removed from the accounts when assets are disposed of or retired and any resultant gains or losses are included in other income and deductions.

     INCOME TAXES
     The Company and its stockholders have elected to be treated as a "Small Business Corporation" for income tax purposes under Subchapter "S" of the Internal Revenue Code and a similar section in the Florida Code. In accordance with the provisions of such elections, the Company's income and losses were passed through to its stockholders; accordingly, no provision for income taxes was recorded for the year.

                           COURTESY AUTO GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS (continued)
                    YEARS ENDED DECEMBER 31, 1996 AND 1995

A    SIGNIFICANT ACCOUNTING POLICIES (continued)

     CONSIDERATION OF CREDIT RISK
     The Company maintains its cash in bank deposit accounts at a high credit quality financial institution. The balances, at times, may exceed federally insured limits.

     NADART 401K PLAN
     The Company provides a 401K plan for eligible employees. Plan costs are funded as accrued.

     STATEMENTS OF CASH FLOWS
     For purposes of the statements of cash flows, the Company considers contracts in transit to be cash equivalents. Additionally, the net change in floor plan financing of inventory is reflected in operating activities.

B    RELATED-PARTY TRANSACTIONS

     In the ordinary course of business, the Company engages in transactions with Samuel G. Swope, D. Kim Hackett, Swope Automotive Group, Inc., Courtesy Acceptance Corporation, Diamond Technology, Inc. (formerly Security National Recovery and Insurance, Inc.) and Swope Group Employee Benefit Fund which are related through common management and/or ownership.

     The transactions, which are summarized below, include management services, the leasing of the real estate for the dealership facilities, interest and employee group health insurance.

     A summary of these related-party transactions for the year ended December 31, follows:

                                                1996             1995
     Interest income                         $103,137          $ 96,802
     President's salary and bonus             224,747           198,317
     Management fee expense                   637,002           693,351
     Interest expense                         303,256           264,192
     Employee benefit insurance expense        80,447           455,769
     Rent expense                             246,900           244,450

     The following accounts receivable balance existed with related parties at December 31:

     Current:
        Due from related parties             $244,433            $3,917

     The amounts are classified as current, relate to operations and are expected to be paid within the subsequent year.

                           COURTESY AUTO GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS (continued)
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

B    RELATED-PARTY TRANSACTIONS (continued)

     The following notes receivable balance existed with related parties at December 31:

                                                                            1996                 1995
         Note receivable from Courtesy Acceptance
         Corporation is unsecured and due on demand
         plus interest varying with the "prime rate"
         (7.5% at December 31, 1996, 8.25% at
         December 31,1995)                                               $22,736             $  245,273

         Note receivable from Easy Auto Sales & Finance,
         Inc. is unsecured and due on demand plus
         interest varying with the "prime rate" (7.5% at
         December 31, 1996, 8.25% at December 31, 1995                         0                720,520

         Note receivable from Diamond Technology, Inc.
         (formerly Security National Recovery
         & Insurance, Inc.) is unsecured and due on
         demand plus interest varying with the "prime
         rate" (7.5% at December 31, 1996, 8.25% at
         December 31, 1995)                                               31,308                139,126
                                                                         -------             ----------
                                                                          54,044              1,104,919
                                                                         =======             ==========



     The Company has notes payable to Swope Automotive Group, Inc. (note E) and to the shareholders (note F).

     Related party and shareholder debt is subordinated to debt owed to Barnett Bank.

C    FIXED ASSETS, DEPRECIATION, AND AMORTIZATION

     Fixed assets, depreciation, and amortization are summarized below:

                                     Primary
                                     useful
                                     life in           1996                                     Book
         Description                 years             expense               Cost               value
     Land                                              $      0          $ 3,212,198        $ 3,212,198
     Buildings                          40              159,243            5,487,294          5,276,981
     Service equipment                  10              109,256            1,376,918            848,992
     Furniture, signs and
      office equipment                  10              232,075            2,122,257          1,179,833
     Leasehold improvements             10               94,514            1,330,157          1,024,641
                                                       --------          -----------        -----------

         Totals                                         595,088           13,528,824         11,542,645
                                                       ========          ===========        ===========

                           COURTESY AUTO GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS (continued)
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

C    FIXED ASSETS, DEPRECIATION, AND AMORTIZATION (continued)

     Depreciation and amortization expense for the year ended December 31, 1995 was $383,064.

D    WHOLESALE FINANCE LIABILITY

     Barnett Bank provides financing secured by new and used vehicle inventory, bearing interest varying with the "prime rate" which was 7.42% at the end of 1996 (8.25%, 1995)

     Total interest expense on all indebtedness was approximately $1,303,633 for 1996 ($961,364, 1995).

E    NOTES PAYABLE, BANKS AND OTHERS

         Owed to                                                                                    Current
              Collateral                                                                            Interest
                  Terms                                               Amount                        Rate

                                                              1996               1995
         Barnett Bank
              Real estate, 8620 South Orange
              Blossom Trail, Orlando, Florida
                  $14,852 per month plus
                  interest with balance due
                  July 14, 2000                           $1,886,234         $2,064,459               7.5%

              Real Estate, 8600 South Orange
              Blossom Trail, Orlando, Florida
                  $3,293 per month plus
                  interest with balance due
                  July 14, 2000                              418,213            457,729               7.5%

              Real estate, 4165 North Highway
              17-92, Sanford, Florida
                  $7,500 per month plus
                  interest with balance due
                  July 10, 2000                            1,222,500          1,312,500               7.5%

              Real estate, 2184 East Irlo
              Bronson Memorial Highway,
              Kissimmee, Florida
                  $10,833 per month plus
                  interest with balance due
                  August 3, 2000                           1,776,667          1,895,833               7.5%

                           COURTESY AUTO GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS (continued)
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

E    NOTES PAYABLE, BANKS AND OTHERS (continued)

         Owed to                                                                                  Current
              Collateral                                                                          Interest
                  Terms                                               Amount                      Rate

                                                               1996              1995
              Unsecured
                  $26,042 per month plus
                  interest                                $  807,292         $1,119,792          7.5%
                                                          ----------         ----------
         Total due Barnett Bank                            6,110,906          6,850,313
                                                          ----------         ----------
         Swope Automotive Group, Inc.
              Unsecured
                  Due on demand at variable
                  interest rate                               99,000             99,000          8.5%
              Unsecured
                  Due on demand at variable
                  interest rate                              330,000            330,000          8.5%
                                                          ----------         ----------
         Total due Swope Automotive Group,
          Inc.                                               429,000            429,000
                                                          ----------         ----------
         Individuals, other
              Unsecured
                  Due on demand at
                  variable interest rate                     202,036            187,675          7.5%
                                                             177,342            164,737          7.5%
                                                             129,835            120,501          7.5%
                                                              65,958             61,307          7.5%
                                                             111,595            103,539          7.6%
                                                             106,991             99,285          7.6%
                                                             191,344            187,137          7.6%
                                                              27,588             25,601          7.5%
                                                                 -0-             25,000          7.5%
                                                              10,104                -0-          7.5%
                                                              21,324                -0-          7.25%
                                                          ----------         ----------
         Total due individuals, other                      1,044,117            974,782
                                                          ----------         ----------

     Total notes payable                                   7,584,023          8,254,095

     Less due within one year                              2,223,357          2,154,022
                                                          ----------         ----------
     Long-term debt                                        5,360,666          6,100,073
                                                          ==========         ==========

                           COURTESY AUTO GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS (continued)
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

E    NOTES PAYABLE, BANKS AND OTHERS (continued)

     Long-term debt matures during the years ended December 31,               1998            $  750,240
                                                                              1999               620,020
                                                                              2000             3,990,406
                                                                                              ----------
                                                                             Total             5,360,666
                                                                                              ==========


F    NOTES PAYABLE, SHAREHOLDERS

     All notes are unsecured and payable on demand.


                                                                                               Interest
                                                                      Amount                   Rate

                                                              1996               1995
         Notes owed D. Kim Hackett                        $  274,300          $ 288,800          6.5%
                                                              40,000             40,000         10.0%
                                                              10,000             10,000          8.5%
                                                             278,000            278,000          8.5%
                                                             320,000                -0-          6.5%

         Notes owed Samuel G. Swope                          400,000            400,000          7.5%
                                                             318,200            318,200          7.5%
                                                             100,000            100,000          8.0%
                                                             100,000            100,000          7.5%
                                                             500,000            500,000          8.0%
                                                              60,000             60,000          8.5%
                                                             160,000            160,000         10.0%
                                                             518,000            518,000          8.5%
                                                             125,000            125,000          8.5%
                                                             100,000            100,000          8.5%
                                                             650,000                -0-          7.5%
                                                             225,000                -0-          7.5%

         Note owed Samuel G. Swope due in
          monthly installments of $8,333                      58,333            158,338          8.5%

         Note owed Samuel G. Swope due in
          monthly installments of $8,125                     828,750            926,249
                                                          ----------         ----------

         Total                                             5,065,583          4,082,587
         Less due within one year                          4,334,333          3,195,496

                                                          ----------         ----------
         Long-term debt                                      731,250            887,091
                                                          ==========         ==========

                           COURTESY AUTO GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS (continued)
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

F    NOTES PAYABLE, SHAREHOLDERS (continued)

     Long-term debt matures du ing the years ended December 31,

                                                                                   1998        $ 97,500
                                                                                   1999          97,500
                                                                                   2000          97,500
                                                                                   2001          97,500
                                                                             Thereafter         341,250
                                                                                               --------
                                                                                  Total         731,250
                                                                                               ========


G    INCOME TAXES

     None of the corporation's income tax returns have been examined by Internal Revenue Service.

H    RETIREMENT PLAN

     The corporation maintains a 401K plan with National Automobile Dealers Retirement Trust. The corporation matches 50% of the first 2% of employee contributions, 25% of additional deferred cash contributions up to 6% and makes an annual discretionary profit sharing contribution.

     The corporation's expense relating to this plan was $50,536 in 1996 ($55,934 , 1995).

I    COMMITMENTS AND CONTINGENCIES

     OPERATING LEASES
     The company leases one parcel of real estate from a corporation controlled by Samuel G. Swope. The lease will expire in September, 2000.

     Minimum rental commitments on leases are listed below, by year:

                                                                1997           $246,900
                                                                1998            246,900
                                                                1999            246,900
                                                                2000            185,175

     Rent expense under all operating leases was approximately $542,606 for the year ended December 31, 1996 ($657,605, 1995).

     EQUIPMENT LEASE
     An IBM computer upgrade was leased in January, 1995 at $6,064 per month for 36 months.

                           COURTESY AUTO GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS (continued)
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

I    COMMITMENTS AND CONTINGENCIES (continued)

     EQUIPMENT LEASE (continued)
     A computer system lease from Reyna Financial, Inc. was assumed in June, 1995, at $5,876 per month. The lease will expire in June, 1997, and is renewable on a month to month basis thereafter. A purchase option is available at lease-end for a fair market value price.

     INSURANCE COVERAGE
     The Company and certain affiliates have a combined medical self-insured retention limit of $100,000 per person, with $900,000 excess coverage over the retention limit.

     GOVERNMENTAL REGULATION
     Substantially all of the Company's facilities are subject to federal, state and local provisions regulating the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net income, financial condition or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such wastes comply with applicable federal and state requirements.

     CONTINGENCIES
     Courtesy Auto Group, Inc. is the guarantor on loans from PNC Bank, Kentucky, Bank One, Kentucky, NA and Barnett Bank. In 1994, the Company guaranteed a computer purchase loan for Diamond Technology, Inc. (formerly Security National Recovery and Insurance, Inc.) and a Barnett Bank loan for Courtesy Acceptance Corporation.

J    ECONOMIC DEPENDENCY
     Substantially all new vehicle sales are supported by product purchases from General Motors, Honda Motor Company, American Isuzu Motors, Inc. and American Suzuki Motors Corporation, Automobile Division. New vehicle and parts sales represent approximately 52% and 54% of sales for 1996 and 1995, respectively.

                          COURTESY AUTO GROUP, INC.
                  NOTES TO FINANCIAL STATEMENTS (continued)



K.   EVENTS SUBSEQUENT TO DECEMBER 31, 1996


     On June 30, 1997, Courtesy Auto Group, Inc. acquired the real estate, fixed assets and parts inventories of Quality Buick GMC Truck, Inc. for $5,200,000. A loan for $6,000,000 was obtained from Sun Trust Bank to pay for this purchase and provide working capital. The new vehicle inventory was acquired for $6,366,440 and financed through GMAC. The acquisition has been included in the attached financial statements.

     Subsequently, as of June 30, 1997, all of the 300 shares of Courtesy Auto Group, Inc. were acquired by Republic Industries, Inc., along with real estate owned outside of Courtesy Auto Group, Inc., for 1,380,744 shares of Republic Industries, Inc. stock. The amounts in the attached financial statements have not been modified for the Republic acquisition.

        UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS


     REPUBLIC INDUSTRIES, INC., AUTONATION INCORPORATED, ED MULLINAX, INC., GRUBB AUTOMOTIVE, KENDALL AUTOMOTIVE GROUP, AAA DISPOSAL SERVICE, INC.,
              YORK WASTE DISPOSAL, INC., SHAD MANAGEMENT COMPANY,
                 BANKSTON AUTOMOTIVE GROUP, JOHN LANCE COMPANY,
    VALUE RENT-A-CAR, INC., COURTESY AUTO GROUP AND SNAPPY CAR RENTAL, INC.

     The following Unaudited Condensed Consolidated Pro Forma Financial Statements include the supplemental consolidated financial statements of Republic Industries, Inc. and subsidiaries (the "Company") which include the results of operations of Silver State Disposal Service, Inc. ("Silver State") which the Company acquired in August 1997 and De La Cruz Auto Group ("De La Cruz") which the Company acquired in July 1997. These transactions have been accounted for under the pooling of interests method of accounting and, accordingly, the Company's supplemental consolidated financial statements have been retroactively adjusted as if the Company, Silver State and De La Cruz had operated as one entity since inception. The supplemental consolidated financial statements also include the results of operations of The Pierce Corporation ("Pierce") which the Company acquired in June 1997, Flemington Car and Truck Country and certain related dealerships ("Flemington"), Spirit Rent-A-Car, Inc. ("Spirit"), Chesrown Automotive Group ("Chesrown") and Bledsoe Dodge, Inc. ("Bledsoe") which the Company acquired in May 1997, National Car Rental System, Inc. ("National"), Maroone Automotive Group ("Maroone"), Wallace Automotive Group ("Wallace") and Taormina Industries, Inc. ("Taormina") which the Company acquired in February 1997 and Carlisle Motors, Inc. ("Carlisle") which the Company acquired in January 1997. These transactions have been accounted for under the pooling of interests method of accounting and, accordingly, the Company's historical consolidated financial statements have previously been restated as if the Company, Pierce, Flemington, Spirit, Chesrown, Blesdoe, National, Maroone, Wallace, Taormina and Carlisle had operated as one entity since inception.

     The following Unaudited Condensed Consolidated Pro Forma Balance Sheet presents the pro forma financial position of the Company as of June 30, 1997 as if the acquisitions of Value Rent-A-Car, Inc. ("Value") and Courtesy Auto Group ("Courtesy") which the Company acquired in July 1997 and Snappy Car Rental Inc., ("Snappy") which the Company acquired in August 1997 had been consummated as of June 30, 1997.

     The following Unaudited Condensed Consolidated Pro Forma Statements of Operations for the six months ended June 30, 1997 and for the year ended December 31, 1996 present the pro forma results of operations of the Company as if the acquisitions of Value, Courtesy and Snappy, as well as the acquisitions of AutoNation Incorporated ("AutoNation"), Ed Mullinax, Inc. and subsidiaries ("Mullinax") and Grubb Automotive ("Grubb"), which were acquired in January 1997; Kendall Automotive Group ("Kendall"), AAA Disposal Service, Inc.
("AAA"), York Waste Disposal, Inc. ("York"), which were acquired in February 1997; Shad Management Company ("Shad") and Bankston Automotive Group ("Bankston") which were acquired in May 1997 and the John Lance Company ("Lance") which was acquired in June 1997 had been consummated as of January 1, 1996. The pro forma statement of operations for the year ended December 31, 1996 also contains pro forma adjustments related to certain equity transactions in 1996 and 1997 which resulted in net proceeds to the Company of approximately $1.1 billion (the "Equity Transactions").

     The unaudited pro forma income per common and common equivalent share is based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants and options. In computing the unaudited pro forma income per common and common equivalent share, the Company utilizes the treasury stock method. Primary income per share is not presented as it does not significantly differ from fully diluted income per share.

     These Unaudited Condensed Consolidated Pro Forma Financial Statements should be read in conjunction with the respective historical and supplemental consolidated or combined financial statements and notes thereto of the Company, Silver State, De La Cruz, Pierce, Flemington, Spirit, Chesrown, Bledsoe, AutoNation, Mullinax, Grubb, Kendall, AAA, York, Shad, Bankston, Lance, Value, Courtesy and Snappy. These Unaudited Condensed Consolidated Pro Forma Financial Statements were prepared utilizing the accounting policies of the respective entities as outlined in their historical financial statements except as described in the accompanying notes. The acquisitions of AutoNation, Mullinax, Grubb, Kendall, York, Shad, Bankston, Lance, Value, Courtesy and Snappy have been accounted for under the purchase method of accounting. Accordingly, the Unaudited Condensed Consolidated Pro Forma Financial Statements reflect the Company's preliminary allocations of the purchase prices of such acquisitions which will be subject to further adjustments as the Company finalizes the allocations of the purchase prices in accordance with generally accepted accounting principles. The acquisition of AAA has been accounted for under the pooling of interests method of accounting and, accordingly, has been included in the Company's historical results of operations for the six months ended June 30, 1997. Such acquisition was not material and consequently prior period financial statements have not been restated and pro forma statements of operations for 1995 and 1994 have not been included herein. The unaudited condensed consolidated pro forma results of operations do not necessarily reflect actual results which would have occurred if the acquisitions or the Equity Transactions had taken place on the assumed dates, nor are they necessarily indicative of the results of future combined operations.

                           REPUBLIC INDUSTRIES, INC.
    VALUE RENT-A-CAR, INC., COURTESY AUTO GROUP AND SNAPPY CAR RENTAL, INC.
            UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                              AS OF JUNE 30, 1997
                                 (In millions)

                                                  SUPPLEMENTAL
                                                    REPUBLIC          VALUE        COURTESY           SNAPPY         COMBINED
                                                 -------------      ---------     ------------      ----------       --------
            ASSETS
Current assets:
  Cash and cash equivalents                       $  155.7            $   .3         $  1.1            $   .9        $  158.0
  Receivables, net                                   631.3               8.9            3.3              13.1           656.6
  Inventory                                          783.9                --           26.2                --           810.1
  Revenue earning vehicles, net                    4,524.9              62.5             --             145.3         4,732.7
  Prepaid expenses and other current assets          129.2               6.5             .1               5.9           141.7
                                                  --------            ------         ------            ------        --------
        Total current assets                       6,225.0              78.2           30.7             165.2         6,499.1

  Property and equipment, net                      1,805.7              56.1           16.4               2.9         1,881.1
  Intangible assets                                  871.7                --             --               5.0           876.7
  Investment in subscribers                          120.3                --             --                --           120.3
  Other assets                                        23.3                --             --                --            23.3
                                                  --------            ------         ------            ------        --------
        Total assets                              $9,046.0            $134.3         $ 47.1            $173.1        $9,400.5
                                                  ========            ======         ======            ======        ========


      LIABILITIES AND
    SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
    expenses                                      $  669.4            $ 20.1         $  1.5            $ 11.7        $  702.7
  Current portion of long-term
    debt and notes payable                         3,581.1             184.3           31.2             147.9         3,944.5

  Other current liabilities                          579.7              19.9             .4               3.3           603.3
                                                  --------            ------         ------            ------        --------
        Total current liabilities                  4,830.2             224.3           33.1             162.9         5,250.5

  Long-term debt, net of current
    maturities                                     1,060.3                --           11.7               8.8         1,080.8
  Other liabilities                                  448.7                .8             --                --           449.5
                                                  --------            ------         ------            ------        --------
        Total liabilities                          6,339.2             225.1           44.8             171.7         6,780.8
                                                  --------            ------         ------            ------        --------

Shareholders' equity:
  Common stock                                         3.9                --             --                .1             4.0

  Additional paid-in capital                       2,591.5              26.8             .3               3.9         2,622.5

  Retained earnings (accumulated deficit)            111.4            (117.6)           2.0              (2.6)           (6.8)

                                                  --------            ------         ------            ------        --------
        Total shareholders' equity
          (capital deficiency)                     2,706.8             (90.8)           2.3               1.4         2,619.7
                                                  --------            ------         ------            ------        --------
        Total liabilities and
          shareholders' equity
          (capital deficiency)                    $9,046.0            $134.3         $ 47.1            $173.1        $9,400.5
                                                  ========            ======         ======            ======        ========


                                                              PRO FORMA
                                                             ADJUSTMENTS
                                                  ---------------------------------
                                                      DR.                 CR.               PRO FORMA
                                                  ---------           -------------       -------------
            ASSETS
Current assets:
  Cash and cash equivalents                                                                  $  158.0
  Receivables, net                                                                              656.6
  Inventory                                       $  2.9 (a)                                    813.0
  Revenue earning vehicles, net                                                               4,732.7
  Prepaid expenses and other
     current assets                                                                             141.7
                                                  ------                 ------              --------
        Total current assets                         2.9                                      6,502.0

  Property and equipment, net                                            $ 35.6 (b)           1,845.5
  Intangible assets                                105.4 (c)                                    982.1
  Investment in subscribers                                                                     120.3
  Other assets                                                                                   23.3
                                                  ------                 ------              --------
        Total assets                              $108.3                 $ 35.6              $9,473.2
                                                  ======                 ======              ========


      LIABILITIES AND
    SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
    expenses                                                                                 $  702.7
  Current portion of long-term
    debt and notes payable                        $117.0 (b)                                  3,827.5

  Other current liabilities                                                                     603.3
                                                  ------                 ------              --------
        Total current liabilities                 $117.0                                      5,133.5

  Long-term debt, net of current
    maturities                                                                                1,080.8
  Other liabilities                                                                             449.5
                                                  ------                 ------              --------
        Total liabilities                          117.0                                      6,663.8
                                                  ------                 ------              --------

Shareholders' equity:
  Common stock                                        .1 (d)             $   .1 (e)               4.0

  Additional paid-in capital                        31.0 (d)              102.5 (e)           2,694.0

  Retained earnings (accumulated deficit)                                 118.2 (d)             111.4

                                                  ------                 ------              --------
        Total shareholders' equity
          (capital deficiency)                      31.1                  220.8               2,809.4
                                                  ------                 ------              --------
        Total liabilities and
          shareholders' equity
          (capital deficiency)                    $148.1                 $220.8              $9,473.2
                                                  ======                 ======              ========

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.,
                   AUTONATION INCORPORATED, GRUBB AUTOMOTIVE,
              KENDALL AUTOMOTIVE GROUP, BANKSTON AUTOMOTIVE GROUP,
        JOHN LANCE COMPANY, VALUE RENT-A-CAR, INC., COURTESY AUTO GROUP
                          AND SNAPPY CAR RENTAL, INC.



      UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED JUNE 30, 1997
                      (In millions, except per share data)



                              SUPPLEMENTAL
                                REPUBLIC     AUTONATION(1)     GRUBB(2)      KENDALL(2)      BANKSTON(3)     LANCE(4)       VALUE
                               ---------     -------------     --------      ---------       -----------     --------      --------
Revenue                         $4,308.4        $ 14.2          $42.0          $69.6            $87.0         $31.0        $ 97.0
Expenses:
  Cost of operations             3,571.7          15.1           37.8           63.1             75.7          26.6          80.8
  Selling, general and
    administrative                 575.7           8.9            3.8            5.4             10.4           3.0          24.8
Restructuring and
  merger expenses                   94.1            --             --             --               --            --            --
Other (income) expense:
  Interest and other income       (117.5)           --            (.2)           (.2)             (.5)          (.1)          (.1)
  Interest expense                  10.2           1.1             --             .3               .2                         3.7
                                --------        ------          -----          -----            -----         -----        ------
                                 4,134.2          25.1           41.4           68.6             85.8          29.5         109.2
                                --------        ------          -----          -----            -----         -----        ------

Income (loss) before
  income taxes                     174.2         (10.9)           0.6            1.0              1.2           1.5         (12.2)
Provision for income taxes          63.3            --             --             --               --            --            --
                                --------        ------          -----          -----            -----         -----        ------
Net income (loss)               $  110.9        $(10.9)         $ 0.6          $ 1.0            $ 1.2         $ 1.5        $(12.2)
                                ========        ======          =====          =====            =====         =====        ======
Fully-diluted:
  Income per share              $    .27
                                ========
  Weighted average shares
    outstanding                    413.4          17.5            4.0            1.2              1.4            .8           3.4
                                ========        ======          =====          =====            =====         =====        ======



                                                                                             PRO FORMA
                                                                                            ADJUSTMENTS
                                                                                      -------------------------

                                     COURTESY          SNAPPY          COMBINED          DR.            CR.          PRO FORMA
                                    ----------     -------------      ------------    ----------     ----------      ------------
Revenue                               $86.2           $49.6             $4,785.0                                      $4,785.0
Expenses:
  Cost of operations                   74.4            41.8              3,987.0        $ 2.5 (g)                      3,989.5
  Selling, general and
    administrative                     11.4             7.7                651.1                                         651.1
Restructuring and
  merger expenses                        --              --                 94.1                                          94.1
Other (income) expense:
  Interest and other income              --             (.8)              (119.4)                                       (119.4)
  Interest expense                       --              .9                 16.4                                          16.4
                                      -----           -----             --------        -----          ----           --------
                                       85.8            49.6              4,629.2          2.5                          4,631.7
                                      -----           -----             --------        -----          ----           --------

Income (loss) before
  income taxes                           .4              --                155.8          2.5                            153.3
Provision for income taxes               --              --                 63.3                       $7.7 (i)           55.6
                                      -----           -----             --------        -----          ----           --------
Net income (loss)                     $  .4           $  --             $   92.5        $ 2.5          $7.7           $   97.7
                                      =====           =====             ========        =====          ====           ========

Fully-diluted:
  Income per share                                                                                                    $    .23
                                                                                                                      ========
  Weighted average shares
    outstanding                         1.4             1.0                444.1        (21.1)(j)                        423.0
                                      =====           =====             ========        =====                         ========

---------------------

(1) Represents the pre-acquisition results of operations for the month of January 1997.

(2) Represents the pre-acquisition results of operations for the months of January and
    February 1997.

(3) Represents the pre-acquisition results of operations for the months
    January through April 1997.

(4) Represents the pre-acquisition results of operations for the months
    January through May 1997.

        The accompanying notes are an integral part of these statements.

                          REPUBLIC INDUSTRIES, INC.,
                  AUTONATION INCORPORATED, ED MULLINAX, INC.,
                 GRUBB AUTOMOTIVE, KENDALL AUTOMOTIVE GROUP,
             AAA DISPOSAL SERVICE, INC., YORK WASTE DISPOSAL, INC.,
             SHAD MANAGEMENT COMPANY, BANKSTON AUTOMOTIVE GROUP,
        JOHN LANCE COMPANY, VALUE RENT-A-CAR, INC., COURTESY AUTO GROUP
                          AND SNAPPY CAR RENTAL, INC.

      UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                      (In millions, except per share data)



                            SUPPLEMENTAL
                              REPUBLIC   AUTONATION   MULLINAX   GRUBB   KENDALL   AAA    YORK   SHAD  BANKSTON(1) LANCE    VALUE
                             ---------   ----------   --------   ------  -------  -----  -----   ----- --------    -----   -------
Revenue                      $6,179.9      $ 31.5      $659.0    $440.0  $405.8   $32.4  $39.3   $92.4  $ 285.7    $65.7   $  173.8
Expenses:
  Cost of operations          5,103.3        42.8       589.8     384.8   367.1    23.7   31.8    82.8    247.2     56.0      142.4
  Selling, general and
    administrative              950.5        38.5        54.5      46.9    34.3     5.1    4.6     9.4     32.7      7.8       44.2
  Restructuring and merger
    expenses                     38.3         --          --        --      --      --     --       --       --       --         --
Other (income) expense:
  Interest and other income     (37.0)        --          --       (2.0)    (.7)    (.2)   (.3)    (.2)      --      (.1)       1.8
  Interest expense               45.9         5.6          .9       4.3     1.3      .5     .7      --      2.5       --        6.6
                             --------      ------      ------    ------  ------   -----  -----   -----  -------    -----    -------
                              6,101.0        86.9       645.2     434.0   402.0    29.1   36.8    92.0    282.4     63.7      195.0
                             --------      ------      ------    ------  ------   -----  -----   -----  -------    -----    -------
Income (loss) before
  income taxes and
  extraordinary charge           78.9       (55.4)       13.8       6.0     3.8     3.3    2.5      .4      3.3      2.0      (21.2)
Provision for income taxes       63.1          --          --        --      --      --     --      .4       .1       --         --
                             --------      ------      ------    ------  ------   -----  -----   -----  -------    -----    -------
Income (loss) before
  extraordinary charge           15.8      $(55.4)     $ 13.8    $  6.0  $  3.8   $ 3.3  $ 2.5   $  --  $   3.2    $ 2.0    $ (21.2)
                             ========      ======      ======    ======  ======   =====  =====   =====  =======    =====    =======
Fully-diluted:
  Income per share before
   extraordinary charge         $ .05
                             ========
  Weighted average shares
    outstanding                 344.1        17.5         3.6       4.0     1.2     2.9    1.1      .5      1.4       .8        3.4
                             ========      ======      ======    ======  ======   =====  =====   =====   ======    =====    =======


                                                                                          PRO FORMA
                                                                                         ADJUSTMENTS
                                                                                  -------------------------

                                     COURTESY        SNAPPY          COMBINED         DR.           CR.          PRO FORMA
                                    ----------     ----------      -----------    ----------    -----------    -------------
Revenue                             $  186.2       $   91.4          $8,683.1                                    $8,683.1
Expenses:
  Cost of operations                   165.3           80.5           7,317.5        $14.7 (g)      $46.5 (h)     7,284.1
                                                                                                      1.6 (a)

  Selling, general and
    administrative                      20.3           15.8           1,264.6                                     1,264.6
  Restructuring and merger
    expenses                              --             --              38.3                                        38.3
Other (income) expense:
  Interest and other income             (2.1)          (1.4)            (42.2)         5.6 (f)                      (36.6)
  Interest expense                       0.4            1.3              70.0                        64.4 (h)          --
                                                                                                      5.6 (f)
                                    --------       --------          --------      -------        -------        --------
                                       183.9           96.2           8,648.2         20.3          118.1         8,550.4
                                    --------       --------          --------      -------        -------        --------



Income (loss) before
  income taxes and
  extraordinary charge                   2.3           (4.8)             34.9         20.3          118.1           132.7
Provision for income taxes                --           (2.4)             61.2         21.8 (i)                       83.0
                                    --------       --------          --------      -------        -------        --------
Income (loss) before
  extraordinary charge              $    2.3       $   (2.4)         $  (26.3)     $  42.1        $ 118.1        $   49.7
                                    ========       ========          ========      =======        =======        ========


Fully-diluted:
  Income per share
   before extraordinary charge                                                                                   $    .12
                                                                                                                 ========
  Weighted average shares
    outstanding                          1.4            1.0             382.9         25.8 (j)                      408.7
                                    ========       ========          ========      =======                       ========


------------------
(1) Represents the fiscal year ended March 31, 1997.



        The accompanying notes are an integral part of these statements.

               REPUBLIC INDUSTRIES, INC., AUTONATION INCORPORATED,
         ED MULLINAX, INC., GRUBB AUTOMOTIVE, KENDALL AUTOMOTIVE GROUP,
AAA DISPOSAL SERVICE, INC., YORK WASTE DISPOSAL, INC., SHAD MANAGEMENT COMPANY,
                 BANKSTON AUTOMOTIVE GROUP, JOHN LANCE COMPANY,
    VALUE RENT-A-CAR, INC., COURTESY AUTO GROUP AND SNAPPY CAR RENTAL, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                         PRO FORMA FINANCIAL STATEMENTS

(a) Represents an entry to conform the inventory accounting policies of acquired companies from LIFO to the specific identification method.
(b) Represents an entry to eliminate certain real estate and liabilities not acquired in the acquisition of Value.
(c) Represents an entry to record intangible assets resulting from the preliminary allocations of the purchase prices for the acquisitions of Value, Courtesy and Snappy as follows (in millions):

        Shares of Republic Common Stock to be issued...............     5.8
        Value of Republic Common Stock consideration...............  $102.6
        Historical net liabilities.................................    87.1
        Net liabilities not acquired...............................   (81.4)
        Write-up of inventory to fair value........................    (2.9)
                                                                     ------
        Allocation to intangible assets............................  $105.4
                                                                     ======

(d) Represents an entry to eliminate the historical equity balances of Value, Courtesy and Snappy.
(e) Represents the recording of equity resulting from the Company's issuance of Common Stock to effect the acquisitions of Value, Courtesy and Snappy.
(f) Represents an entry to eliminate interest on advances from the Company to AutoNation.
(g) Represents an adjustment to record amortization, on a straight-line basis, of the intangible assets resulting from the preliminary purchase price allocations of AutoNation, Mullinax (1996 only), Grubb, Kendall, York, Shad, Bankston, Lance, Value, Courtesy and Snappy. Intangible assets resulting from these purchases are being amortized over a 40 year life which approximates the estimated useful life.
(h) Represents the assumed interest savings on the payoff of a portion of the existing indebtedness outstanding as of January 1, 1996 of the combined entity with the proceeds from the 1996 and 1997 Equity Transactions which are also assumed to have occurred as of January 1, 1996.
(i) Represents the incremental change in the combined entity's provision for income taxes as a result of the pre-tax income (loss) of AutoNation, Mullinax, Grubb, Kendall, York, AAA, Shad, Bankston, Lance, Value,
     Courtesy and Snappy and all pro forma adjustments as described above.
(j) Includes the weighted average effect of shares issued in the acquisitions and/or the 1996 and 1997 Equity Transactions.